UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒  Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

PW EAGLE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share, of PW Eagle, Inc. (the “PW Eagle Common Stock”).

(2)	Aggregate number of securities to which transaction applies:

11,525,154 shares of PW Eagle Common Stock; options to purchase 363,645 shares of PW Eagle Common Stock; warrants to purchase 172,167 shares of PW Eagle Common Stock.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The transaction value was determined based upon the sum of (a) $33.50 (the proposed cash payment to be paid in the transaction) per share of 11,525,154 shares of PW Eagle Common Stock outstanding, (b) $33.50 minus the weighted average exercise price of $18.57 per share of outstanding options to purchase 363,645 shares of PW Eagle Common Stock and (c) $33.50 minus the exercise price of $27.00 per share of outstanding warrants to purchase 172,167 shares of PW Eagle Common Stock.

(4)	Proposed maximum aggregate value of transaction:

$392,640,965

(5)	Total fee paid:

$42,013

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PW EAGLE, INC.

1550 Valley River Dr.

Eugene, Oregon 97401

            , 2007

Dear Fellow Shareholder:

On January 15, 2007, PW Eagle, Inc. entered into an Agreement and Plan of Merger with J-M Manufacturing Company, Inc. and Pipe Dream Acquisition, Inc., which we refer to as the merger agreement. Pipe Dream Acquisition, Inc. is a wholly-owned subsidiary of J-M Manufacturing Company, Inc. If the merger is completed, you will be entitled to receive $33.50 in cash, without interest and subject to any applicable withholding taxes, for each share of PW Eagle common stock you own.

You are invited to attend a special meeting of our shareholders to be held on             ,             , 2007, at             , local time, to vote on a proposal to approve and adopt the merger agreement so that the merger can occur. The special meeting will be held at             ,             ,             . Notice of the special meeting and the related proxy statement are enclosed.

The accompanying proxy statement gives you detailed information about the special meeting and the merger and includes the merger agreement as Appendix A. We encourage you to read the proxy statement and the merger agreement carefully.

PW Eagle’s board of directors unanimously determined that the merger agreement is advisable and in the best interests of PW Eagle’s shareholders and approved the merger agreement, the merger and the other transactions contemplated thereby. Accordingly, PW Eagle’s board of directors unanimously recommends that you vote FOR the approval and adoption of the merger agreement. In arriving at its recommendation, PW Eagle’s board of directors carefully considered a number of factors that are described in the accompanying proxy statement, including the unanimous determination and recommendation of the board of director’s strategic committee, consisting of three independent directors (Zachary R. George,Todd Goodwin and Lee D. Meyer).

Your vote is very important. We cannot complete the merger unless the holders of a majority of the outstanding shares of PW Eagle common stock vote to approve and adopt the merger agreement. The failure of any shareholder to vote on the proposal to approve and adopt the merger agreement will have the same effect as a vote against the approval and adoption of the merger agreement.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy in the accompanying reply envelope, or submit your proxy by telephone or the Internet. Shareholders who attend the meeting may revoke their proxies and vote in person.

We appreciate your continuing support of PW Eagle, and we urge you to approve this transaction.

Sincerely,

/s/ JERRY A. DUKES
Jerry A. Dukes
Chairman of the Board of Directors and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger or passed upon the merits or fairness of the merger or the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated             , 2007, and is first being mailed to shareholders on or about             , 2007.

PW EAGLE, INC.

1550 Valley River Dr.

Eugene, Oregon 97401

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On             , 2007

A special meeting of the shareholders of PW Eagle, Inc. will be held on             ,             , 2007, at             , local time, at             ,             ,             , for the following purposes:

1. to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of January 15, 2007, among Pipe Dream Acquisition, Inc., J-M Manufacturing Company, Inc. and PW Eagle, Inc.; and

2. to consider and vote upon any proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Only shareholders of record of PW Eagle common stock at the close of business on the record date,             , 2007, will be entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof.

Each shareholder is entitled to one vote for each share of PW Eagle common stock held on the record date. If you own shares through a broker or other nominee and you want to have your vote counted, you must instruct your broker or nominee to vote. If you sign, date and mail your proxy card without indicating how you wish your shares to be voted, your shares will be voted in favor of approval and adoption of the merger agreement. You are entitled to dissenters’ rights under Minnesota law, provided that you strictly comply with the procedures as described in the accompanying proxy statement.

The PW Eagle board of directors unanimously recommends that shareholders vote FOR the approval and adoption of the merger agreement at the special meeting.

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE VOTE ALL PROXIES YOU RECEIVE. SHAREHOLDERS OF RECORD CAN VOTE ANY ONE OF THREE WAYS:

•	BY TELEPHONE: CALL THE TOLL-FREE NUMBER ON YOUR PROXY CARD TO VOTE BY PHONE.

•	VIA INTERNET: VISIT THE WEBSITE ON YOUR PROXY CARD TO VOTE VIA THE INTERNET.

•	BY MAIL: MARK, SIGN, DATE AND MAIL YOUR PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

THE METHOD BY WHICH YOU DECIDE TO VOTE WILL NOT LIMIT YOUR RIGHT TO VOTE AT THE SPECIAL MEETING. IF YOU LATER DECIDE TO ATTEND THE SPECIAL MEETING IN PERSON, YOU MAY VOTE YOUR SHARES AT THE MEETING EVEN IF YOU HAVE PREVIOUSLY SUBMITTED A PROXY.

IF YOU HOLD YOUR SHARES THROUGH A BANK, BROKER OR OTHER HOLDER OF RECORD, YOU MUST OBTAIN A PROXY, EXECUTED IN YOUR FAVOR, FROM THE HOLDER OF RECORD TO BE ABLE TO VOTE AT THE MEETING. YOU MAY BE ABLE TO VOTE THROUGH THE INTERNET OR BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS THE HOLDER OF RECORD PROVIDES.

DO NOT SEND YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD.

By Order of the Board of Directors,

/s/ JERRY A. DUKES
Eugene, Oregon , 2007	Jerry A. Dukes Chairman of the Board of Directors

i

ii

SUMMARY TERM SHEET

This summary term sheet highlights selected information from this proxy statement and may not contain all of the information that is important to you as a PW Eagle shareholder. Accordingly, we encourage you to carefully read this entire document and the documents to which we have referred you. Page references are to the longer descriptions of these items in this proxy statement.

The Companies (Page 16)

PW Eagle, Inc.

PW Eagle, Inc., a Minnesota corporation, (also referred to as we, us, our, the Company or PW Eagle), manufactures and distributes polyvinyl chloride (PVC) pipe and fittings used for potable water and sewage transmission, turf and agricultural irrigation, water wells, fiber optic lines, electronic and telephone lines, and commercial and industrial plumbing. We distribute our products throughout the entire United States, with a minimal amount of shipments to selected foreign countries. Our wholly-owned subsidiary, USPoly Company LLC, (USPoly) manufactures and distributes polyethylene (PE) pipe products and accessories.

Our executive offices and operating headquarters are located in Eugene, Oregon. We have production facilities in Cameron Park, Visalia and Perris, California; Columbia, Missouri; Hastings, Nebraska; Tulsa, Oklahoma; Eugene, Oregon; Conroe, Texas; Buckhannon, West Virginia; Tacoma and Sunnyside, Washington; and West Jordan, Utah.

J-M Manufacturing Company, Inc.

J-M Manufacturing Company, Inc., a Delaware corporation (also referred to as J-M Manufacturing) was formed in 1982 with the acquisition of eight pipe production facilities. J-M Manufacturing is headquartered in Livingston, New Jersey, and today the company operates 14 plastic pipe manufacturing facilities and serves customers across the United States. J-M Manufacturing produces water, sewer, solvent weld, electrical conduit, ABS and polyethylene pipe in diameters ranging from  1/2” to 48” for PVC and  1/2” to 63” in HDPE.

Pipe Dream Acquisition, Inc.

Pipe Dream Acquisition, Inc. (also referred to as Merger Sub), is a newly organized Minnesota corporation directly and wholly owned by J-M Manufacturing. Merger Sub was formed solely for the purpose of effecting the merger. Merger Sub has not conducted any significant activities other than those incident to its formation and its execution of the merger agreement and related documents. When the merger is effected, Merger Sub will be merged with and into PW Eagle, the separate existence of Merger Sub will cease and PW Eagle will continue as the surviving corporation. Merger Sub currently has no material assets or liabilities, other than its rights and obligations pursuant to the merger agreement and related documents, and has not generated any revenues or incurred material expenses. Merger Sub has no employees or operations.

The Merger Agreement (Page 37)

Structure and Effective Time (Page 37)

Upon the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into PW Eagle. As a result of the merger, we will become a direct, wholly-owned subsidiary of J-M Manufacturing.

Risks Associated with the Merger (Page 11)

There are a variety of risks and other potentially negative factors concerning the merger agreement and the merger, including the following:

•	the risks and costs to PW Eagle if the merger does not close;

•

the fact that, if the merger is completed, PW Eagle shareholders will not participate in any future earnings or growth of the surviving company and will not benefit from any appreciation in the value of PW Eagle;

•	certain restrictions on the conduct of PW Eagle’s business prior to the completion of the merger;

•

the uncertain effects the pendency of the merger may have on our business relationships, operating results and business generally, including our ability to retain key employees, suppliers and customers;

•	risks related to diverting management’s attention from our ongoing business operations;

•	the fact that the merger will be taxable to PW Eagle shareholders for United States federal income tax purposes;

•	the risk that the financing contemplated by J-M Manufacturing’s financing commitment letter for the consummation of the merger might not be obtained; and

•	the fact that while the terms of the merger agreement allow us to consider unsolicited alternative proposals under certain circumstances, they prohibit solicitation of other proposals by us.

Consideration to be Received in the Merger (Page 37)

In the merger, you will receive an amount in cash, without interest and subject to any applicable withholding taxes, equal to $33.50 for each share of PW Eagle common stock that you hold immediately prior to the merger.

Each unexercised PW Eagle stock option and other stock-based award shall be canceled and the Company shall pay each holder of any such option at or promptly after the effective time of the merger for each such option an amount (less any applicable withholding tax) in cash determined by multiplying (i) the excess, if any, of $33.50 per share of PW Eagle common stock over the applicable exercise price of such stock option by (ii) the number of shares of PW Eagle common stock such holder could have purchased (assuming full vesting of all options) had such holder exercised such stock option in full immediately prior to the effective time of the merger. To the extent that you exercise an option prior to the completion of the merger, you will receive $33.50 in cash, without interest and subject to any applicable withholding taxes, for each share of PW Eagle common stock issued to you in connection with such exercise.

Each outstanding warrant to purchase shares of PW Eagle common stock as of the effective time of the merger, shall become a warrant having the right to receive, after the effective time of the merger an amount (less any applicable withholding tax) in cash determined by multiplying (i) the excess, if any, of $33.50 per share of PW Eagle common stock over the exercise price of the warrant by (ii) the number of shares of PW Eagle common stock into which such warrant is exercisable.

Merger Financing; Sources of Funds (Page 40)

The obligation of J-M Manufacturing and Merger Sub to complete the merger is not subject to a financing condition. J-M Manufacturing and Merger Sub are obligated to proceed with the merger even if they fail to obtain the necessary financing, so long as the conditions to their respective obligations to complete the merger are satisfied. J-M Manufacturing and Merger Sub have estimated that approximately $425 million will be required to complete the merger and pay related fees and expenses. J-M Manufacturing and Merger Sub expect this amount to be funded through secured credit faciliites to be arranged and syndicated by UBS Loan Finance LLC (“UBS”), UBS Securities LLC (“UBSS”), The Royal Bank of Scotland plc (“RBS” and together with UBS, the “initial lenders”), RBS Securities Corporation (“RBS Securities” and together with UBSS, the “arrangers”). J-M Manufacturing has received a financing commitment letter for the credit facilities from the initial lenders and the arrangers, pursuant to which, subject to the terms and conditions set forth therein, the initial lenders have committed to provide such credit facilities to J-M Manufacturing.

Conditions to the Merger (Page 46)

Before the merger can be completed, a number of conditions must be satisfied, or waived to the extent waivable. These include:

•

approval and adoption of the merger agreement by holders of a majority of the outstanding shares of PW Eagle common stock in accordance with Minnesota law. Affiliates of Pirate Capital, LLC (“Pirate Capital”) hold 3,336,768 shares or approximately 29.0% of the outstanding shares of PW Eagle common stock. Pursuant to the control share acquisition provisions of Minnesota law, which apply when anyone comes to beneficially own 20% or more of our outstanding stock, Pirate Capital has voting rights for only approximately 19.9% of our outstanding shares or approximately 2,293,506 shares of the PW Eagle common stock beneficially owned by it and its affiliates, and the remaining 1,043,262 shares of PW Eagle common stock held by its affiliates do not have voting rights. Pirate Capital has agreed to vote all shares for which it and its affiliates have voting rights, in favor of approval and adoption of the merger agreement. See “The Voting Agreement” on page 49;

•	the absence of any law prohibiting the completion of the merger;

•	the receipt of required regulatory approvals, including the expiration or termination of applicable waiting periods under United States antitrust laws;

•

the absence of any action or proceeding by any governmental authority (1) challenging or seeking to make illegal, to delay materially or otherwise restrain or prohibit the consummation of the merger, or (2) seeking to obtain damages relating to the transactions contemplated by the merger, or (3) seeking to restrain or prohibit J-M Manufacturing’s (A) ability effectively to exercise full rights of ownership of the Company stock or (B) ownership or operation of all or any material portion of the business or assets of PW Eagle and its subsidiary, taken as a whole, or of J-M Manufacturing and its subsidiaries, taken as a whole, or (4) seeking to compel J-M Manufacturing to dispose of or hold separate all or any material portion of the business or assets of PW Eagle and its subsidiary, taken as a whole, or of J-M Manufacturing and its subsidiaries, taken as a whole or (5) that otherwise will have a material adverse effect on PW Eagle or J-M Manufacturing;

•

the delivery by PW Eagle to J-M Manufacturing of a signed certificate confirming the absence of any event, occurrence, revelation or development of a set of circumstances which either on their own or in the aggregate have or would reasonably be expected to have a material adverse effect on the Company;

•

the delivery by PW Eagle to J-M Manufacturing of a signed certificate confirming that holders of no more than 15% of the issued and outstanding Company stock have notified the Company of their intention to exercise dissenters’ rights with respect to their shares under Minnesota law;

•

for each party, the requirement that the representations and warranties that the other party made in the merger agreement must be true and correct, subject to the materiality standards set forth in the merger agreement, on the date of the merger; or

•

for each party, the requirement that the other party must have performed in all material respects all obligations required to be performed under the merger agreement through the effective time of the merger.

We expect the merger to occur as soon as practicable after all of the conditions to the merger have been satisfied or waived. We currently expect to complete the merger in the second calendar quarter of 2007, but we cannot be certain when or if the conditions will be satisfied or waived.

Opinion of Rothschild Inc. (Page 22 and Appendix B)

PW Eagle retained, on behalf of the strategic committee, Rothschild Inc. to render a fairness opinion in connection with the proposed merger. PW Eagle selected Rothschild based on its reputation, experience and expertise in the chemicals and industrials sectors. As part of its investment banking business, Rothschild regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, private placements and other transactions.

On January 14, 2007, at a meeting of PW Eagle's board of directors held to evaluate the proposed merger, Rothschild delivered to PW Eagle’s strategic committee its opinion, which was subsequently confirmed in writing and dated January 14, 2007, to the effect that, as of that date and based on and subject to the matters described in its written opinion, the merger consideration to be paid pursuant to the proposed merger is fair, to the holders of shares of PW Eagle common stock (viewed solely in their capacities as holders of shares of PW Eagle common stock), from a financial point of view.

Termination (Page 47)

PW Eagle and J-M Manufacturing may agree in writing to terminate the merger agreement at any time without completing the merger, even after our shareholders have approved it. The merger agreement may also be terminated at any time, by either PW Eagle or J-M Manufacturing, prior to the effective time of the merger under specified circumstances, including:

•

if the merger is not completed by September 30, 2007, provided that this right to terminate the merger agreement is not available to any party whose breach of any provision of the merger agreement results in the failure of the merger being completed;

•

if there is any applicable law that renders the completion of the merger illegal or prohibits or enjoins either PW Eagle or J-M Manufacturing from consummating the merger, and such enjoinment shall have become final and non-appealable;

•	if shareholder approval is not obtained at the meeting of PW Eagle’s shareholders; or

•

if the other party to the merger agreement breaches any representation or warranty or fails to perform any covenants under the merger agreement that would render the conditions to the merger agreement incapable of being satisfied.

The merger agreement may be terminated by J-M Manufacturing in any of the following circumstances:

•	if a “Company adverse recommendation change” (as defined below) has occurred;

•	if PW Eagle enters into or announces publicly an intention to enter into an agreement with respect to a “superior proposal” (as defined below); or

•

if PW Eagle has materially breached any paragraph of the covenants in the merger agreement specifically relating to “acquisition proposals” (as defined below), proxy materials or the shareholder meeting called for the purpose of obtaining shareholder approval for the merger agreement.

The merger agreement may be terminated by PW Eagle:

•

if our board of directors determines that another acquisition proposal is a superior proposal and, subject to certain requirements, authorizes PW Eagle to enter into an agreement to consummate a superior proposal.

Where terminated by virtue of any of the above conditions, the merger agreement shall become void and of no effect without liability (other than potential termination fees and expenses) between the parties provided that such termination did not result from a willful failure to perform or willful breach of duties, obligations, representations, warranties or fraudulent or intentional misconduct by the other party.

The term “Company adverse recommendation change” refers to any actions whereby the board of directors of PW Eagle, and any committee thereof, (i) withdraw or modify in a manner adverse to J-M Manufacturing

(including, without limitation, changing its recommendation to express no opinion or to take a “neutral” position), or publicly propose to withdraw or modify in a manner adverse to J-M Manufacturing (including, without limitation, changing its recommendation to express no opinion or to take a “neutral” position), the approval or recommendation by our board of directors or any such committee thereof of the merger agreement, the merger or the other transactions contemplated by the merger agreement or (ii) adopt or recommend or express no opinion or take any “neutral” position with respect to, or propose publicly to adopt or recommend or express no opinion or take any “neutral” position with respect to, any acquisition proposal.

The term “acquisition proposal” means any inquiry, proposal or offer from any person relating to, or that could reasonably be expected to lead to (whether in a single transaction or series of related transactions): (i) any direct or indirect acquisition or purchase by such person or “group” (within the meaning of Section 13(d) of the Exchange Act) of (A) assets (including equity securities of any subsidiary of PW Eagle) or businesses that constitute 20% or more of the revenues, net income, or assets of PW Eagle and its subsidiary (taken as a whole) or (B) 20% or more of any class of equity securities of PW Eagle or its subsidiary, (ii) any tender offer or exchange offer that is consummated would result in any person or “group” (within the meaning of Section 13(d) of the Exchange Act) beneficially owning 20% or more of any class of equity securities of PW Eagle or its subsidiary, (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving PW Eagle or its subsidiary pursuant to which any person or “group” (within the meaning of Section 13(d) of the Exchange Act) or the shareholders of such person would own 20% or more of any class of equity securities of PW Eagle or its subsidiary or of any resulting parent company of PW Eagle, or (iv) any other transaction the consummation of which would reasonably be expected to prevent or materially delay PW Eagle from performing its obligations under the merger agreement in any material respect or materially delay consummating the transactions contemplated hereby, in each case, other than the transactions contemplated by this merger agreement.

The term “superior proposal” means an acquisition proposal which did not result from a breach of Section 6.04(a) of the merger agreement, and which (i) our board of directors determines in good faith (after consultation with its outside legal counsel and financial advisors) that such acquisition proposal, if accepted, is reasonably likely to be consummated, and if consummated, would result in a more favorable transaction to our shareholders from a financial point of view than the transaction contemplated by the merger agreement (taking into account all the terms and conditions of such proposal and the merger agreement (including any changes to the financial and other terms of the merger agreement proposed by J-M Manufacturing in response to such acquisition proposal or otherwise)).

Termination Fee (Page 47)

The merger agreement obligates PW Eagle to pay to J-M Manufacturing an amount equal to 3% of the aggregate merger consideration and the reasonable and documented out of pocket expenses of J-M Manufacturing, not exceeding $2.5 million, incurred in connection with the merger agreement in the event that:

•	the merger agreement is terminated by J-M Manufacturing due to our board of directors recommending, adopting or approving an “acquisition agreement” (as defined below);

•	the merger agreement is terminated by J-M Manufacturing due to the occurrence of a Company adverse recommendation change;

•

the merger agreement is terminated by J-M Manufacturing due to the Company’s material breach of the covenants in the merger agreement specifically relating to acquisition proposals, proxy materials or the shareholder meeting called for the purpose of obtaining shareholder approval for the merger agreement;

•	the merger agreement is terminated by PW Eagle in connection with consummating an acquisition agreement or effecting a superior proposal;

•

after the date of the merger agreement and prior to obtaining shareholder approval for the merger, an “alternative acquisition proposal” (as defined below) is made to PW Eagle or becomes publicly known, disclosed or proposed and thereafter the merger agreement is terminated by either PW Eagle or J-M Manufacturing, as permitted by Section 10.01(b)(i) of the merger agreement (because the merger has not been consummated by September 30, 2007) or by Section 10.01(b)(iii) of the merger agreement (because shareholder approval is not obtained at the meeting of PW Eagle shareholders), and within 12 months after terminating the merger agreement, PW Eagle consummates the transactions contemplated by such or other alternative acquisition proposal;

•

the merger agreement is terminated by either party if shareholder approval is not obtained at the meeting of PW Eagle shareholders and within six months after such termination PW Eagle enters into and thereafter consummates a contract contemplated by an alternative acquisition proposal; or

•

the merger agreement is terminated by J-M Manufacturing because PW Eagle materially breaches a representation or warranty, or fails to perform any covenant or agreement pursuant to the merger agreement, and such breach is incapable of being cured before September 30, 2007 and within 12 months after such termination, PW Eagle enters into a definitive contract to consummate an alternative acquisition proposal, which is thereafter consummated.

The merger agreement obligates PW Eagle to pay to J-M Manufacturing the reasonable and documented out of pocket expenses of J-M Manufacturing, not exceeding $2.5 million, incurred in connection with the merger agreement in the event that:

•	the merger agreement is terminated by either party if shareholder approval is not obtained at the meeting of PW Eagle’s shareholders; or

•

the merger agreement is terminated by J-M Manufacturing because PW Eagle materially breaches a representation or warranty, or fails to perform any covenant or agreement pursuant to the merger agreement, and such breach is incapable of being cured before September 30, 2007.

The term “acquisition agreement” means any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar contract constituting or related to, or that is intended to or could reasonably be expected to lead to, any acquisition proposal or superior proposal.

The term “alternative acquisition proposal” means any inquiry, proposal or offer from any person relating to, or that could reasonably be expected to lead to (whether in a single transaction or series of related transactions): (i) any direct or indirect acquisition or purchase by such person or “group” (within the meaning of Section 13(d) of the Exchange Act) of (A) assets (including equity securities of any subsidiary of PW Eagle) or businesses that constitute 20% or more of the revenues, net income, or assets of PW Eagle and its subsidiary (taken as a whole) or (B) 20% or more of any class of equity securities of PW Eagle or its subsidiary, (ii) any tender offer or exchange offer that if consummated would result in any person or “group” (within the meaning of Section 13(d) of the Exchange Act) beneficially owning 20% or more of any class of equity securities of PW Eagle or its subsidiary, or (iii) or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving PW Eagle or its subsidiary pursuant to which any person or “group” (within the meaning of Section 13(d) of the Exchange Act) or the shareholders of such person would own 20% or more of any class of equity securities of PW Eagle or its subsidiary or of any resulting parent company of PW Eagle in each case, other than the transactions contemplated by the merger agreement.

Interests of Certain Persons in the Merger (Page 31)

In considering the recommendation of the PW Eagle board of directors with respect to the merger agreement, PW Eagle’s shareholders should be aware that some of PW Eagle’s executive officers and directors have interests in the merger and have arrangements that are different from, or in addition to, those of PW Eagle’s shareholders generally. These interests, to the extent material, are described below. The PW Eagle board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and to unanimously recommend that PW Eagle’s shareholders vote in favor of approving and adopting the merger agreement. These interests include:

•

the potential receipt of change in control payments payable to certain executive officers of PW Eagle after completion of the merger, if there is a termination event under certain circumstances with respect to the executive within one year of the consummation of the merger;

•	the receipt of cash payments by certain of PW Eagle’s executive officers pursuant to PW Eagle’s Retention Bonus Plan upon completion of the merger;

•	the receipt of cash payments by certain of PW Eagle’s executive officers and directors pursuant to the PW Eagle’s deferred compensation Top-Hat Plan;

•	the acceleration of stock options held by executive officers and directors of PW Eagle;

•

the provision for at least one year to PW Eagle employees, including its executive officers, who are employed with the surviving company following the merger, of compensation and benefits that are no less favorable in the aggregate than those provided by PW Eagle prior to the merger or those provided by J-M Manufacturing to its similarly situated employees; and

•	the continued indemnification of, and provision of directors’ and officers’ insurance coverage to, current directors and officers of PW Eagle following the merger.

The completion of the merger is not conditioned upon any of our executive officers having entered into any agreements with the surviving company providing for the continuation of their employment following the completion of the merger.

Shares Owned by PW Eagle Directors and Executive Officers (Page 15)

As of February 9, 2007, our directors and executive officers beneficially owned approximately 30.7% of the outstanding shares of PW Eagle common stock, including options. Each of them has advised us that he intends to vote all of his shares in favor of approval and adoption of the merger agreement. Included in this amount are 3,336,768 shares of PW Eagle common stock held by affiliates of Pirate Capital LLC, with respect to which Thomas R. Hudson, Jr., one of our directors, is the managing member. Pirate Capital and Mr. Hudson are deemed to be indirect beneficial owners of these securities by reason of Pirate Capital’s position as either general partner or investment advisor of these affiliates, and Mr. Hudson’s position as the sole managing member of Pirate Capital, and they each may be deemed to hold a fractional pecuniary interest in such shares. Pirate Capital and Mr. Hudson disclaim beneficial ownership of any and all such securities in excess of their actual pecuniary interest, if any. There are certain limitations on the voting rights related to a portion of the PW Eagle common stock beneficially owned indirectly by Pirate Capital through it and its affiliates. See “The Special Meeting—Shares Owned by PW Eagle Directors and Executive Officers” on page 15. Pirate Capital has agreed to vote all shares, for which its affiliates have voting rights, in favor of approval and adoption of the merger agreement. See “The Voting Agreement” on page 49.

Governmental and Regulatory Approvals (Page 31)

We and J-M Manufacturing have agreed to use our reasonable best efforts to obtain all regulatory approvals and clearances required in order to consummate the acquisition. We and J-M Manufacturing made HSR filings with the United States Department of Justice and Federal Trade Commission on February     , 2007, and are awaiting expiration of the waiting period with respect thereto.

Material Federal Income Tax Consequences to United States Holders (Page 29)

The merger will be a taxable transaction to PW Eagle shareholders. For United States federal income tax purposes, you will recognize gain or loss from the merger in an amount determined by the difference between the cash you receive and the adjusted tax basis in your PW Eagle common stock.

QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES

FOR THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a PW Eagle shareholder in deciding how to vote. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referred to in this proxy statement.

Q:	Why are these proxy materials being sent to PW Eagle shareholders?

A:	This document is being provided by, and the enclosed proxy is solicited by and on behalf of, the PW Eagle board of directors for use at the upcoming special meeting of PW Eagle shareholders.

Q:	What does it mean if I receive more than one set of materials?

A:	This means that you own shares of PW Eagle common stock that are registered under different names. For example, you may own some shares directly as a shareholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials.

You must complete, sign, date and return all of the proxy cards or follow the instructions for telephone or Internet voting on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:	When and where is the special meeting?

A:	The PW Eagle meeting is scheduled to be held at , local time, on , 2007 at , , , unless it is postponed or adjourned.

Q:	What matters will be voted on at the special meeting?

A:	You are being asked to vote on the following proposals:

•	whether to approve and adopt the merger agreement by which PW Eagle will be merged with Pipe Dream Acquisition, and become a wholly-owned subsidiary of J-M Manufacturing, and

•	whether to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Q:	Why do the strategic committee and PW Eagle’s board of directors recommend that I vote FOR the merger?

A:	A strategic committee of our board of directors was formed for the purpose of evaluating strategic alternatives in an effort to enhance shareholder value. The strategic committee consists of Zachary R. George (Chair), Todd Goodwin and Lee D. Meyer, each of whom is an independent director on our board of directors. Each member of the strategic committee receives $2,000 for each meeting of the strategic committee attended. The strategic committee unanimously determined that the merger, the merger agreement and the consummation of the transactions contemplated thereby are in the best interests of PW Eagle’s shareholders and unanimously recommended that our board of directors (1) approve, adopt and declare advisable the merger, the merger agreement and the consummation of the transactions contained therein, (2) adopt a recommendation that the shareholders of the Company approve the merger agreement and the transactions contemplated thereby, including the merger and (3) authorize the execution, delivery and performance of the merger agreement and the transactions contemplated thereby.

Our board of directors, having received the unanimous recommendation of the strategic committee, has unanimously approved the merger agreement and determined that the merger is advisable and in the best interests of PW Eagle and its shareholders.

The strategic committee and our board of directors both unanimously recommend that you vote “FOR” approval and adoption of the merger agreement at the special meeting.

Q:	What vote is required for the shareholders to approve the merger?

A:	For the merger agreement to be approved, holders of a majority of the outstanding shares of PW Eagle common stock must affirmatively vote FOR its adoption. Each share of PW Eagle common stock is entitled to one vote. There are 11,525,154 shares of PW Eagle common stock entitled to be voted. There are certain limitations on the voting rights related to a portion of the PW Eagle common stock held by affiliates of Pirate Capital. See “The Special Meeting—Shares Owned by PW Eagle Directors and Executive Officers” on page 15.

Q:	What vote is required for the shareholders to approve the adjournment of the special meeting?

A:	The proposal to adjourn the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of a majority of the votes cast by the holders of PW Eagle common stock present in person or represented by proxy at the special meeting and entitled to vote at the special meeting.

Q:	Who is entitled to vote at the special meeting?

A:	Holders of record of PW Eagle common stock as of the close of business on , 2007, the record date for the special meeting, are entitled to vote at the special meeting.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, please vote your shares of PW Eagle common stock as soon as possible. You may vote your shares by returning the enclosed proxy by mail, or by voting by telephone or through the Internet. In addition, if you hold your shares through a broker or other nominee, you may be able to vote through the Internet or by telephone in accordance with instructions your broker or nominee provides. Your proxy materials include detailed information on how to vote.

Q:	Can I change my vote?

A:	After you submit a proxy for your shares, you may change your vote by revoking your proxy at any time before voting is closed at the special meeting. If you hold shares in your name as the shareholder of record, you may revoke your proxy by:

•	submitting to the Secretary of PW Eagle, prior to the voting of your proxy, a written notice of revocation which is dated a later date than your proxy,

•	sending a later-dated proxy, or

•	voting in person at the special meeting.

Simply attending the special meeting will not constitute revocation of a proxy. If your shares are held in street name through a broker or other nominee, you should follow the instructions of your broker or nominee regarding revocation of proxies. If your broker or nominee allows you to grant a proxy by telephone or the Internet, you may be able to change how your shares are voted by granting another proxy by telephone or the Internet.

Q:	How will abstentions and broker non-votes be counted?

A:	Absent specific instructions from the beneficial owner of shares, brokers may not vote the shares with respect to the approval and adoption of the merger agreement. For purposes of determining approval and adoption of the merger agreement, abstentions and broker non-votes will have the same effect as a vote against the merger agreement.

Q:	Will I have dissenters’ rights as a result of the merger?

A:	Yes, under Minnesota law, you will have dissenters’ rights if you satisfy the requirements for exercising those rights. If you wish to exercise your dissenters’ rights, you must not vote in favor of the merger, you must file with us a written notice that you intend to exercise your dissenters’ rights, which must be received by us before the vote on the merger agreement is taken at the special meeting, you must continuously hold your shares from the date of your written notice for appraisal through the effective date of the merger and you must strictly follow the other requirements of Minnesota law. A summary describing the requirements you must meet to exercise dissenters’ rights is included in the section entitled “Dissenters’ Rights” on page 34 of this proxy statement.

Q:	When is the merger expected to be completed?

A:	We are working towards completing the merger as quickly as possible. We currently expect to close the merger in the second calendar quarter of 2007. The merger cannot be completed until a number of conditions are satisfied. The most important conditions are approval by PW Eagle shareholders at the special meeting and obtaining the necessary regulatory approval and clearance required under the United States antitrust laws.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, J-M Manufacturing will send you written instructions for exchanging your PW Eagle stock certificates. You must return your PW Eagle stock certificates as described in the instructions. You will receive your cash payment after J-M Manufacturing receives your stock certificates, together with the documents requested in the instructions.

Q:	If the merger is completed, how will I receive the cash for my shares?

A:	If the merger is completed, you will receive a letter of transmittal with instructions on how to send your stock certificates to Wells Fargo Shareowner Services, the paying agent in connection with the merger. You will receive cash for your shares from the paying agent after you comply with these instructions. If your shares of PW Eagle common stock are held for you in “street name” by your broker, you will receive instructions from your broker as to how to effect the surrender of your “street name” shares and receive cash for such shares.

Q:	Who can help answer my questions?

A:	If you have questions about the special meeting or the merger after reading this proxy statement, you should call , our proxy solicitation agent, toll-free at (800) or collect at ( ) .

CAUTIONARY STATEMENT CONCERNING

FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 that are intended to be covered by the safe harbors created therein. These statements involve risks, uncertainties and other factors that could cause actual results to differ materially from those which are anticipated. Some of the risks, uncertainties and other factors that could cause our results, performance, or financial condition to differ materially are identified in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and summarized below. In addition, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the fact that the pipe industry and our business are heavily dependent on the price and trends of resin,

•	the growth and contraction of the gross domestic product which directly affect the demand for our products,

•	the fact that we are dependent on suppliers of our raw materials,

•

the risk that a significant portion of our business and the demand for our products is seasonal in nature and any adverse weather conditions that result in a slowdown in the construction industry may adversely affect demand for our products,

•	the satisfaction of the conditions to consummate the merger, including the receipt of the required shareholder approval and regulatory approvals,

•

the uncertain effects the pendency of the merger may have on our business relationships, operating results and business generally, including our ability to retain key employees, suppliers and customers,

•	the fact that while the terms of the merger agreement allow us to consider unsolicited alternative proposals under certain circumstances, they prohibit solicitation of other proposals by us,

•

potential adverse effects on our business, properties and operations because of certain covenants we agreed to in the merger agreement that restrict the conduct of PW Eagle’s business prior to the completion of the merger,

•	the risk that the financing contemplated by J-M Manufacturing’s financing commitment letter for the consummation of the merger might not be obtained,

•

the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including circumstances that may require us to pay a termination fee and related expenses to J-M Manufacturing,

•	the risk that the merger may not be completed in a timely manner or at all, which may materially adversely affect our business, future prospects and the price of our common stock,

•	risks that may arise if any litigation is initiated with respect to the merger,

•	risks related to diverting management’s attention from our ongoing business operations, and

•	other factors and risks referred to in our filings with the Securities and Exchange Commission.

Other factors and assumptions not identified above could also cause the actual results to differ materially from those set forth in the forward-looking statements. We do not undertake any obligation to update the forward-looking statements contained or incorporated in this proxy statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements.

All information contained in this proxy statement specifically relating to Pipe Dream Acquisition, Inc. and J-M Manufacturing has been provided by J-M Manufacturing.

MARKET PRICE AND DIVIDEND DATA

Our common stock is quoted on the Nasdaq Global Market under the ticker symbol “PWEI.” The following table shows, for the periods indicated, the range of high and low per share sales prices for our common stock as reported on the Nasdaq Global Market.

	PW Eagle’s Common Stock
	Low	High
Year ended December 31, 2005
First Quarter (quarter ended 3/31/05)	$2.95	$4.39
Second Quarter (quarter ended 6/30/05)	$3.28	$7.25
Third Quarter (quarter ended 9/30/05)	$5.15	$8.53
Fourth Quarter (quarter ended 12/31/05)	$7.68	$25.00
Year ended December 31, 2006
First Quarter (quarter ended 3/31/06)	$18.52	$28.20
Second Quarter (quarter ended 6/30/06)	$24.55	$31.95
Third Quarter (quarter ended 9/30/06)	$24.05	$37.00
Fourth Quarter (quarter ended 12/31/06)	$29.05	$38.16

The following table shows the closing per share sales prices of our common stock as reported on the Nasdaq Global Market on Friday, January 12, 2007, the last full trading day before the public announcement of the proposed merger, and on             , 2007, the latest practicable trading day before the printing of this proxy statement:

	PW Eagle’s Common Stock
January 12, 2007		$29.86
, 2007	$

In December 2005, our board of directors declared our first quarterly dividend of $0.075 per share, payable in January 2006. Subsequent quarterly dividends have been paid on April 7, 2006, October 10, 2006 and January 10, 2007. We have agreed in the merger agreement not to declare or pay any additional dividends from the date of the merger agreement through the closing of the merger.

THE SPECIAL MEETING

Date, Time and Place

This proxy statement is being furnished to PW Eagle shareholders as part of the solicitation of proxies by the PW Eagle board of directors for use at the special meeting to be held at             , local time, on             , 2007, at             ,             ,             .

Matters to be Considered

The purpose of the special meeting will be:

1. to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of January 15, 2007, among J-M Manufacturing Company, Inc., Pipe Dream Acquisition, Inc. and PW Eagle, Inc., and

2. to consider and vote upon any proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Record Date and Voting

The holders of record of PW Eagle common stock as of the close of business on             , 2007 are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were 11,525,154 shares of PW Eagle common stock outstanding.

The holders of a majority of the outstanding shares of PW Eagle common stock as of the close of business on             , 2007, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Abstentions and “broker non-votes” will be treated as present for purposes of determining whether a quorum is present. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment or postponement of the special meeting, unless the holder is present solely to object to the special meeting. If a new record date is set for the adjourned special meeting, however, then a new quorum will have to be established.

Required Vote

Each outstanding share of PW Eagle common stock as of the close of business on             , 2007 entitles the holder to one vote at the special meeting. Completion of the merger requires the approval and adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of PW Eagle common stock. The proposal to adjourn the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of a majority of the votes cast by the holders of PW Eagle common stock present in person or represented by proxy at the special meeting and entitled to vote at the special meeting. In order for your shares of PW Eagle common stock to be voted, you must grant a proxy with respect to your shares by returning the enclosed proxy or vote in person at the special meeting. If you hold your shares through a broker or other nominee, you may receive separate voting instructions with the proxy statement. Your broker or nominee may permit you to grant a proxy through the Internet or by telephone. Please contact your broker to determine how to vote.

Because the affirmative vote of the holders of a majority of the outstanding shares of PW Eagle common stock entitled to vote at the special meeting is needed to approve and adopt the merger agreement, the failure to vote by proxy or in person will have the same effect as a vote against the approval and adoption of the merger agreement. Abstentions and broker non-votes also will have the same effect as a vote against the approval and adoption of the merger agreement. Accordingly, the PW Eagle board of directors urges shareholders to complete, date, sign and return the accompanying proxy card or, if available, to grant a proxy by the Internet or telephone.

Adjournment of Special Meeting to Solicit Additional Proxies

In addition to the proposal to approve and adopt the merger agreement, you are also being asked to vote on an adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. A separate box has been provided on your proxy card for this purpose. Unlike the vote on the merger agreement, which requires the affirmative vote of the holders of a majority of the outstanding shares of PW Eagle common stock, the proposal to adjourn the special meeting to solicit additional proxies requires only the vote of a majority of the votes actually cast, in person or by proxy, at the special meeting.

Voting by Proxy; Revocability of Proxy

Each copy of this document mailed to PW Eagle shareholders is accompanied by a proxy form and a self addressed envelope. You may cause your shares to be voted by completing, signing and returning the proxy card accompanying this document by mail in the enclosed postage-paid envelope.

If you are a registered holder, there are two additional ways to cause your shares to be voted by proxy:

Grant a proxy by telephone—refer to your enclosed proxy card for instructions.

•	Use any touch-tone telephone to vote your proxy 24 hours a day, seven days a week, until , Central Time, on , 2007.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

Grant a proxy through the Internet—refer to your enclosed proxy card for instructions.

•	Use the Internet to vote your proxy 24 hours a day, seven days a week, until , Central Time on , 2007.

•

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

Your telephone or Internet proxy authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned your proxy card. The law of Minnesota, where we are incorporated, allows a proxy to be sent electronically, so long as it includes or is accompanied by information that lets the inspector of elections know that it has been authorized by the shareholder.

If your shares are held in street name or through another nominee, your broker or nominee may provide the option of voting through the Internet or by telephone instead of by mail. Please check the voting instruction card provided by your broker or nominee to see which options are available and the procedures to be followed.

You can revoke your proxy at any time before the vote is taken at the special meeting. If you have not voted through your broker, you may revoke your proxy by:

•	submitting written notice of revocation to the Secretary of PW Eagle prior to the voting of the proxy, which is dated a later date than the proxy,

•	submitting a properly executed later-dated proxy by mail, telephone or the Internet, or

•	voting in person at the special meeting; however, simply attending the special meeting without voting will not revoke an earlier proxy.

Written notices of revocation and other communications about revoking your proxy should be addressed to:

PW Eagle, Inc.

Attention: Corporate Investor Relations Manager

1550 Valley River Drive

Eugene, Oregon 97401

If your shares are held in street name, you should follow the instructions of your broker or nominee regarding the revocation of proxies. If your broker or nominee allows you to vote by telephone or the Internet, you may be able to change your vote by voting again by the telephone or the Internet.

All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you grant a proxy for your shares of PW Eagle common stock through the telephone or the Internet, your shares will be voted at the special meeting as instructed.

If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” approval and adoption of the merger agreement and “FOR” any adjournment of the special meeting, including to solicit additional votes in favor of the merger transaction. Under Minnesota law, business at the special meeting is limited to those specific purposes that are stated in this proxy statement. No other items of business may properly be considered at the special meeting.

Shareholders should not send stock certificates with their proxy cards. If the merger is completed, shareholders will be mailed a transmittal form promptly following the completion of the merger with instructions on how to exchange their PW Eagle stock certificates.

Effect of Abstentions and Broker Non-Votes

Under applicable Minnesota law, in determining whether the proposal to adopt and approve the merger agreement has received the requisite number of affirmative votes, a failure to vote, an abstention and a broker non-vote will each have the effect of a vote against the merger agreement. A vote to abstain will also have the effect of a vote against the special meeting adjournment proposal; however, a broker non-vote or failure to vote will have no effect on the approval of the special meeting adjournment proposal.

Shares Owned by PW Eagle Directors and Executive Officers

As of February 9, 2007, the directors and executive officers of PW Eagle beneficially owned, in the aggregate, 3,538,051 shares of PW Eagle common stock (including options), or approximately 30.7% of the outstanding shares of PW Eagle common stock. The directors and executive officers have informed PW Eagle that they intend to vote all of their shares of PW Eagle common stock in favor of the merger proposal. Included in this amount are 3,336,768 shares of PW Eagle common stock held by affiliates of Pirate Capital, with respect to which Thomas R. Hudson, Jr., one of our directors, is the managing member. Pirate Capital and Mr. Hudson are deemed to be indirect beneficial owners of 3,340,518 shares or approximately 29.0% of the outstanding shares of PW Eagle common stock by reason of Pirate Capital’s position as either general partner or investment advisor of these affiliates, and Mr. Hudson’s position as the sole managing member of Pirate Capital, and may be deemed to hold a fractional pecuniary interest in such shares. Pirate Capital and Mr. Hudson disclaim beneficial ownership of any and all such securities in excess of their actual pecuniary interest, if any. Pursuant to the control share acquisition provisions of Minnesota law, which apply when anyone comes to beneficially own 20% or more of our outstanding stock, Pirate Capital has voting rights for only approximately 19.9% or approximately 2,293,506 shares of PW Eagle common stock, and its remaining 1,043,262 shares of PW Eagle common stock do not have voting rights. Pirate Capital has agreed to vote all shares for which it and its affiliates have voting rights in favor of approval and adoption of the merger agreement. See “The Voting Agreement” on page 44.

Solicitation of Proxies

PW Eagle will pay for the costs associated with printing and filing this proxy statement and soliciting proxies for the special meeting. Officers and employees of PW Eagle may solicit proxies by telephone or in person, although they will not be paid for soliciting proxies. PW Eagle also will request that persons and entities holding shares in their names or in the names of their nominees that are beneficially owned by others send proxy materials to and obtain proxies from those beneficial owners, and will reimburse those holders for their reasonable expenses in performing those services. [PW Eagle has retained              to assist it in the solicitation of proxies, using the means referred to above, at an anticipated cost of approximately $            , plus reimbursement of out-of-pocket expenses.]

APPROVAL AND ADOPTION OF THE MERGER AGREEMENT

Introduction

PW Eagle is seeking approval and adoption by its shareholders of the merger agreement. In connection with the merger, PW Eagle shareholders would receive $33.50 in cash per share of PW Eagle common stock outstanding immediately prior to the merger, without interest and subject to any applicable withholding taxes.

The Companies

PW Eagle, Inc.

1550 Valley River Drive

Eugene, Oregon

(541) 343-0200

PW Eagle, Inc., a Minnesota corporation (NASDAQ: PWEI), (also referred to as we, us, our, the Company or PW Eagle) manufactures and distributes polyvinyl chloride (PVC) pipe and fittings used for potable water and sewage transmission, turf and agricultural irrigation, water wells, fiber optic lines, electronic and telephone lines, and commercial and industrial plumbing. We distribute our products throughout the entire United States, with a minimal amount of shipments to selected foreign countries. Our wholly-owned subsidiary, USPoly Company LLC, (USPoly) manufactures and distributes polyethylene (PE) pipe products and accessories.

Our executive offices and operating headquarters are located in Eugene, Oregon. We have production facilities in Cameron Park, Visalia and Perris, California; Columbia, Missouri; Hastings, Nebraska; Tulsa, Oklahoma; Eugene, Oregon; Conroe, Texas; Buckhannon, West Virginia; Tacoma and Sunnyside, Washington; and West Jordan, Utah.

J-M Manufacturing Company, Inc.

Nine Peach Tree Hill Road

Livingston, New Jersey 07039

(973) 535-1633

J-M Manufacturing Company, Inc. (also referred to as J-M Manufacturing) was formed in 1982 with the acquisition of eight pipe production facilities. J-M Manufacturing is headquartered in Livingston, New Jersey and today the company operates 14 plastic pipe manufacturing facilities and serves customers across the United States. J-M Manufacturing produces water, sewer, solvent weld, electrical conduit, ABS and polyethylene pipe in diameters ranging from  1/2” to 48” for PVC and  1/2” to 63” in HDPE.

Pipe Dream Acquisition, Inc.

c/o J-M Manufacturing Company, Inc.

Nine Peach Tree Hill Road

Livingston, New Jersey 07039

(973) 535-1633

Pipe Dream Acquisition, Inc. (also referred to as Merger Sub), is a newly organized Minnesota corporation directly and wholly owned by J-M Manufacturing. Merger Sub was formed solely for the purpose of effecting the merger. Merger Sub has not conducted any significant activities other than those incident to its formation and its execution of the merger agreement and related documents. Merger Sub will be merged with and into PW Eagle, the separate existence of Merger Sub will cease and PW Eagle will continue as the surviving corporation. Merger Sub currently has no material assets or liabilities, other than its rights and obligations pursuant to the merger agreement and related documents, and has not generated any revenues or incurred material expenses. Merger Sub has no employees or operations.

Background of the Merger

At our annual meeting of shareholders held Friday, May 26, 2006, we increased the size of our board of directors from five to seven members and elected seven new directors. The new directors were Jerry A. Dukes, the Company’s current Chief Executive Officer, Martin G. White, Lee D. Meyer, Stephen M. Rathkopf, Thomas R. Hudson Jr., Zachary R. George and Todd Goodwin.

Following our 2006 annual meeting of shareholders, a strategic committee was established consisting of three independent directors, Zachary R. George (Chair), Todd Goodwin and Lee D. Meyer, in order to conduct an evaluation of strategic alternatives in an effort to enhance shareholder value. The strategic committee was delegated the authority to (1) review and evaluate strategic alternatives available to us, including the terms and conditions thereof, (2) determine the advisability of any strategic alternatives available to us, (3) negotiate with any parties with respect to the terms and conditions of any strategic alternatives available to us, (4) determine whether any strategic alternative is fair to and in the best interests of us and our shareholders and (5) recommend to our board of directors what actions, if any, should be taken by us with respect to any such strategic alternatives. The strategic alternatives to be explored by the strategic committee included the return of capital to shareholders, corporate sale of the entire Company, acquisitions, product diversification and other actions aimed at maximizing shareholder value. Although the strategic committee was given authority to conduct and participate in negotiations, our board of directors retained the final authority to make any decision to accept or enter into any transaction.

To assist with a review of our current situation and possible strategic and financial alternatives, the strategic committee engaged Morgan Joseph & Co. Inc on June 7, 2006. Morgan Joseph was retained on an exclusive basis to render financial advisory and investment banking services to the Company in connection with our strategic review. To that end, Morgan Joseph agreed to, among other things; (a) conduct an in-depth review and analysis of the financial and operating characteristics of the Company; (b) meet with key members of the Company’s management to assess their understanding of the Company’s future prospects; (c) work with management and legal counsel to analyze structural alternatives including but not limited to, for example, acquisitions, spin-offs and carve-outs; (d) review and analyze the Company’s financial flexibility; and (e) assess the advantages, value and alternatives available to the Company in light of a potential sale, merger or other business combination. The codename Project Norwalk was given to the evaluation undertaken by Morgan Joseph.

On July 19, 2006 Morgan Joseph presented a Project Norwalk progress report to our board of directors as part of a regularly scheduled board of directors meeting. In that update, Morgan Joseph stated that it was finalizing the primary due diligence/valuation considerations, though it still required some additional business diligence. Morgan Joseph identified some initial observations about our strengths, weaknesses, opportunities and threats. The pros and cons of a share repurchase, dividend policy, acquisition and corporate sale were assessed and presented to the board of directors.

On August 31, 2006 Morgan Joseph presented another Project Norwalk update to our board of directors. Based on its understanding of our operations, financial condition, current and expected business condition and growth opportunities (internal and external) and the competitive landscape, Morgan Joseph recommended that PW Eagle should pursue a sale of the entire Company. Such recommendation was based on recently demonstrated potential for excellent financial performance, the fact that growth opportunities for the Company were limited due to its current configuration, a volatile commodity business and the belief that the mergers and acquisitions and financing environment was very attractive at the time.

The strategic committee and board of directors authorized Morgan Joseph to begin a private process to solicit indications of interest from select financial and strategic potential purchasers, but directed that the first approach be made to one of our suppliers, who had in its contract with us certain rights in the context of an asset sale by us. On October 5, 2006, this supplier signed a confidentiality agreement and received a confidential information memorandum but did not indicate any interest in pursuing an acquisition of the Company. Morgan Joseph thereafter began the process of soliciting interest from financial and strategic parties whom Morgan Joseph and the strategic committee identified as potentially interested parties.

By the end of October 2006, Morgan Joseph had contacted 55 potential buyers including 15 strategic and 40 financial. Of the 40 potential financial buyers, 24 requested confidential information, of which 17 executed a confidentiality agreement and received a confidential information memorandum. Ten strategic buyers requested confidential information, eight of whom executed a confidentiality agreement and received a confidential information memorandum. Preliminary indications of interest were received on October 23, 2006 from four parties, one potential financial buyer and three potential strategic buyers.

Bidder A submitted its initial indication of interest at an enterprise value of $250 to $275 million in cash, which implied an equity value of approximately $22.43 to $24.47 per share. Bidder B submitted its initial indication of interest at an enterprise value of $300 to $350 million in cash and an implied fully diluted equity value per share as calculated by Bidder B of $24.68 to $28.38. Bidder C submitted its initial indication of interest at an equity value of $200 million to $300 million or an implied equity value per share of approximately $16.79 to $25.00. J-M Manufacturing submitted an initial indication of interest on an implied equity value per share of $31.00.

On October 26, 2007, the strategic committee agreed to move forward with J-M Manufacturing and Bidder B to a second round of bidding. J-M Manufacturing and Bidder B were invited to participate in the second round and were granted access to a data room containing additional confidential information and were given management presentations. The second round bidding procedures required each bidder to submit a final offer together with a markup of the form of merger agreement prepared by counsel for the strategic committee and provided by Morgan Joseph to qualified second round bidders. Two second round offers were submitted. Bidder B reiterated its initial indication of interest, but did not submit a marked up merger agreement. J-M Manufacturing’s second round offer was for $33.00 per share and included a detailed mark up of the form of merger agreement.

Our board of directors met on December 1, 2006, to discuss second round bids and any other alternatives, including a possible stock buy back funded through the increase of significant additional debt. The board of directors authorized Morgan Joseph and management to continue negotiations with J-M Manufacturing with a view to achieving a higher price.

After further negotiations, J-M Manufacturing provided a “final and best” offer of $33.50 per share. This offer was the highest price bid per share received by PW Eagle throughout the sale process and represents an implied total equity value of approximately $400 million. Based on J-M Manufacturing’s final offer and on the initial recommendation of the strategic committee, and by unanimous written consent of the board of directors, we entered into an agreement with J-M Manufacturing on December 14, 2006, which prohibited us from negotiating with any other potential buyer through January 14, 2007.

J-M Manufacturing is receiving financial advice on the transaction from Pali Capital, Inc. The individual at Pali Capital who is primarily responsible for providing such advice was employed by Morgan Joseph in its New York office until he resigned on January 8, 2007. The Morgan Joseph professionals who advised us during the strategic review and sale negotiation process are all based in Morgan Joseph’s office in Nashville, Tennessee. Because of the potential conflict of interest presented, Morgan Joseph recommended that we retain a separate investment banking firm to assess the fairness of the financial terms offered by J-M Manufacturing.

On January 7, 2007, PW Eagle retained Rothschild Inc., as its exclusive financial advisor for the purpose of rendering to the strategic committee a written opinion as to the fairness, from a financial point of view, of the consideration to be received by the Company’s shareholders pursuant to the merger agreement. PW Eagle agreed to pay $750,000, plus reasonably incurred out-of-pocket expenses to Rothschild for the fairness opinion.

On January 12, 2007, the strategic committee approved the transaction and merger agreement subject to receipt of the fairness opinion and the satisfactory resolution of certain outstanding issues regarding the terms of the merger agreement. Rothschild presented its fairness analysis to the strategic committee and board of directors at a meeting on January 14, 2007 and orally delivered its opinion, which was subsequently confirmed in writing, that the $33.50 per share merger consideration to be received by our shareholders was fair, from a financial point of view. Following further negotiations of the merger agreement, on January 14, 2007, the board of directors approved the transaction and granted the strategic committee authority to finalize the merger agreement.

The parties executed the merger agreement on January 15, 2007, and we issued a press release announcing the transaction that same day.

Reasons for the Merger; Recommendation of the Special Committee and PW Eagle’s Board of Directors

Strategic Committee

The strategic committee, acting with the advice and assistance of independent legal and financial advisors, evaluated the merger proposal and assisted in the negotiation of its terms, including the terms and conditions of the merger agreement. The strategic committee determined that the merger, the merger agreement and the consummation of the transactions contemplated thereby are fair to, and in the best interests of, PW Eagle’s shareholders and unanimously recommended that our board of directors (1) approve, adopt and declare advisable the merger, the merger agreement and the consummation of the transactions contained therein, (2) adopt a recommendation that the shareholders of PW Eagle approve the merger agreement and the transactions contemplated thereby, including the merger and (3) authorize the execution, delivery and performance of the merger agreement and the transactions contemplated thereby.

In the course of making its determination, the strategic committee considered the following substantive factors and potential benefits of the merger, each of which the strategic committee believed supported its decision:

•

the then-current and historical market prices of PW Eagle common stock, including the market price of PW Eagle common stock relative to those of other industry participants and general market indices, and the fact that the cash merger consideration of $33.50 per share represented a premium of approximately 12% to the closing share price of PW Eagle common stock on January 12, 2007, the last trading day prior the date of the merger agreement, a 12.7% premium to the twelve month average closing share price of PW Eagle common stock prior to and including January 12, 2007, a 78.7% premium to the twelve month low of $18.75 per share of PW Eagle common stock and a 20% premium to the closing share price of PW Eagle common stock on May 26, 2006, the last trading day prior to the date of the announcement of the formation of the strategic committee to evaluate options to maximize shareholder value, including a possible sale of the Company;

•

its belief that the merger was more favorable to PW Eagle shareholders than the alternatives of pursuing other strategic initiatives such as a continuation or expansion of our stock repurchase program, divestitures of selected assets, potential acquisitions or a leveraged recapitalization followed by significant shareholder distributions through an increased dividend, a more aggressive share repurchase program and/or a Dutch auction tender offer for our shares because of the potential risks (including execution risks), costs and uncertainties associated with those alternatives as compared with the merger (including tax costs) and an assessment of the estimated share trading prices upon completion of such alternative transactions;

•

discussions with PW Eagle management and Morgan Joseph, and the analysis provided by Rothschild, regarding the potential transaction with J-M Manufacturing as well as our business and financial condition, free cash flow attributes, debt capital structure, competitive position, business strategy, strategic options and prospects, as well as the risks involved in achieving those prospects, the nature of our business and the industry in which we compete, and current industry, economic and market conditions, both on a historical and on a prospective basis, which contributed to its belief that the merger was more favorable to PW Eagle shareholders than the alternative of remaining a stand-alone, independent company because of the uncertain returns to PW Eagle shareholders if PW Eagle remained independent, as well as the risks involved in achieving those returns;

•

the fact that PW Eagle, with the assistance of our advisors, had conducted a wide ranging process to solicit indications of interest in a transaction, including (1) contacting 55 potentially interested financial and strategic parties, (2) executing 25 confidentiality agreements and (3) receiving four preliminary indications of interest, as described under “Background of the Merger”;

•	its belief that PW Eagle obtained the highest price per share that J-M Manufacturing would pay;

•

the fact that the $33.50 price per share represented the highest final bid price received from all parties contacted in soliciting indications of interest under the process discussed above under “Background of the Merger”;

•	the fact that the consideration to be received in the merger is all cash and provides PW Eagle shareholders certainty of value for their shares;

•

the financial presentation of Rothschild to the effect that, as of the date of such presentation and based on and subject to the matters described therein, the merger consideration is fair to the holders of PW Eagle common stock (viewed solely in their capacities as holders of shares of PW Eagle common stock), from a financial point of view;

•

the availability of appraisal rights to holders of our common stock who comply with all of the required procedures under Minnesota law, which allows such holders to seek dissenters’ of the fair value of their shares as determined by the courts if they are dissatisfied with the $33.50 price per share to be paid in the merger;

•

the agreement of Pirate Capital, to vote shares held by it and its affiliates, representing voting power of approximately 19.9% of PW Eagle common stock, in favor of the approval and adoption of the merger agreement, which evidences the support for the merger by a significant PW Eagle shareholder who is familiar with PW Eagle;

•

the terms of the merger agreement that permit us under certain circumstances to respond to competing proposals and, upon the payment of a 3% fee plus J-M Manufacturing’s reasonable and documented out-of-pocket fees and expenses (not to exceed $2.5 million), to accept a proposal that our board of directors determines to be superior to the merger, as more fully described under “The Merger Agreement—No Solicitation of Alternative Transactions,” which permits potential bidders to make a bid for PW Eagle despite our having entered into the merger agreement;

•

the understanding of the strategic committee, after consulting with its financial and legal advisors, that the termination fee of 3% of the merger consideration to be paid by PW Eagle if the merger agreement is terminated under certain circumstances, is reasonable, customary and not preclusive,

•

the terms of the merger agreement that allow our board of directors, under certain circumstances, to change its recommendation that PW Eagle shareholders vote in favor of the approval and adoption of the merger agreement, which permits the strategic committee and the board of directors to continue to evaluate the merger and communicate their views concerning the desirability of the merger to PW Eagle’s shareholders;

•	the absence of a financing condition;

•

its belief, based on an extensive period of negotiation, that the other terms of the merger agreement, and the respective representations, warranties and covenants of the parties, represented the most favorable terms to PW Eagle and its shareholders that were attainable;

•	the fact that the merger is subject to the approval of PW Eagle’s shareholders, who, other than Pirate Capital, would be free to vote against the transaction with J-M Manufacturing;

•	the efforts made by the strategic committee and its advisors to negotiate a merger agreement favorable to PW Eagle and its shareholders;

•	the compliance, insurance, regulatory and other costs to PW Eagle of being a public company listed on NASDAQ; and

•	the fact that PW Eagle publicly announced on May 30, 2006, that it had formed a strategic committee to conduct an evaluation of strategic alternatives to maximize shareholder value.

The strategic committee also considered a variety of risks and other potentially negative factors concerning the merger agreement and the merger, including the following:

•

the risks and costs to PW Eagle if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on its business and relationships with customers and suppliers;

•

the fact that PW Eagle shareholders will not participate in any future earnings or growth of the surviving company and will not benefit from any appreciation in value of PW Eagle, including any appreciation in value that could be realized as a result of improvements to its operations;

•

the risk that, while the merger is expected to be completed, there can be no assurance that all the conditions to the parties’ obligations to complete the merger will be satisfied and, as a result, it is possible that the merger may not be completed even if approved by PW Eagle’s shareholders;

•

the restrictions on the conduct of PW Eagle’s business prior to the completion of the merger, requiring PW Eagle to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent PW Eagle from undertaking business opportunities that may arise pending completion of the merger;

•	the fact that an all cash transaction would be taxable to PW Eagle shareholders that are citizens of the United States for United States federal income tax purposes; and

•	the fact that the terms of the merger agreement prohibit solicitation of other proposals.

The foregoing discussion summarizes the material information and factors considered by the strategic committee in its consideration of the merger. After considering these factors, the strategic committee concluded that the positive factors relating to the merger agreement and the merger outweighed the potential negative factors. The strategic committee considered all of the factors as a whole and, in light of the complexity of these matters, did not find it practicable to quantify, or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. In addition, individual members of the strategic committee may have given different weights to different factors. The strategic committee unanimously approved and recommended the merger agreement and the merger based upon the totality of the information presented to and considered by it.

PW Eagle’s Board of Directors

Our board of directors, acting with the advice and assistance of its legal and financial advisors and with the recommendations of the strategic committee, evaluated the merger proposal, including the terms and conditions of the merger agreement with J-M Manufacturing and Merger Sub. Our board of directors, based among other things upon the unanimous recommendation of the strategic committee, unanimously determined that the merger is advisable and that the terms of the merger are in the best interests of PW Eagle and its shareholders, approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and recommended the adoption by our shareholders of the merger agreement.

In reaching these determinations, our board of directors considered the following:

•	the factors considered by the strategic committee as described above;

•

the financial analysis presented to the strategic committee and our board of directors on January 14, 2007 by representatives of Rothschild with respect to the fairness from a financial point of view of the per share merger consideration to be received by holders of our common stock in the merger, as well as the opinion of Rothschild to the effect that, as of January 14, 2007, and based upon and subject to procedures followed, assumptions made, qualifications on the review undertaken and other matters considered by Rothschild, the per share merger consideration to be received by the holders of our common stock in the merger was fair to such holders from a financial point of view. See “Opinion of Rothschild Inc.” on page 22;

•

the efforts made by the strategic committee and its advisors to evaluate and make recommendations regarding the negotiation process with a view toward assuring the fairness of the process to our shareholders; and

•	the strategic committee’s unanimous recommendation as described above.

After considering these factors, our board of directors concluded that the positive factors relating to the merger agreement and the merger, including the unanimous recommendation of the strategic committee, outweighed the potential negative factors. The determination of our board of directors to approve and to recommend the merger agreement and the merger was made based on all of the information presented to and considered by it, rather than by quantifying or weighting individual factors. It is also possible that individual directors attributed different importance to the various factors. The foregoing is a summary of the material factors considered by our board of directors in its consideration of the merger.

Opinion of Rothschild Inc.

PW Eagle retained, on behalf of the strategic committee, Rothschild to render a fairness opinion in connection with the proposed merger. PW Eagle selected Rothschild based on its reputation, experience and expertise in the chemicals and industrials sectors. As part of its investment banking business, Rothschild regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, private placements and other transactions.

On January 14, 2007, at a meeting of PW Eagle's board of directors held to evaluate the proposed merger, Rothschild delivered to PW Eagle’s strategic committee its opinion, which was subsequently confirmed in writing and dated January 14, 2007, to the effect that, as of that date and based on and subject to the matters described in its written opinion, the merger consideration to be paid pursuant to the proposed merger is fair, to the holders of shares of PW Eagle common stock (viewed solely in their capacities as holders of shares of PW Eagle common stock), from a financial point of view.

The type and amount of consideration payable in the merger was determined through negotiation between PW Eagle and J-M Manufacturing, and the decision to approve the merger and related transactions was solely that of PW Eagle and its board of directors and strategic committee. No other instructions or limitations were imposed by the strategic committee or the board of directors on Rothschild with respect to the investigations made or procedures followed by Rothschild in rendering its opinion.

The full text of Rothschild’s written opinion, dated January 14, 2007, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement as Appendix B and is incorporated into this proxy statement by reference. We encourage you to read this opinion in its entirety. Rothschild’s opinion, provided for the information of PW Eagle’s strategic committee and board of directors in connection with their evaluation of the merger, is limited to the fairness, from a financial point of view, of the merger consideration and does not address any other aspect of the merger or any related transaction, including any potential arrangements with PW Eagle’s management. Rothschild’s opinion is not intended to and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to any matters relating to the merger or any related transactions. Rothschild’s opinion does not address the relative merits of the merger and alternative business strategies that might exist for PW Eagle, nor does it address any other transaction that PW Eagle has considered or may consider or the decision of PW Eagle or its board of directors or strategic committee to proceed with the merger and related transactions. Rothschild has consented to the inclusion of its opinion and the disclosures contained under the heading “Opinion of Rothschild Inc.” in this proxy statement.

In arriving at its opinion, Rothschild, among other things:

•	Reviewed the merger agreement and related documents;

•	Discussed the proposed merger with PW Eagle's management, strategic committee and advisors;

•	Reviewed publicly available business and financial information relating to PW Eagle;

•	Reviewed audited and unaudited financial statements and other financial and operating data of PW Eagle;

•	Reviewed financial forecasts relating to PW Eagle regarding the future normalized financial performance of PW Eagle provided to or discussed with Rothschild by PW Eagle's management;

•	Held discussions with PW Eagle's management regarding the assumptions used in generating the normalized financial forecasts provided to Rothschild;

•	Held discussions with PW Eagle's management regarding the past and current operations and financial condition and prospects of PW Eagle;

•	Visited PW Eagle’s headquarters and PVC pipe manufacturing facility in Eugene, Oregon;

•	Compared the financial performance of PW Eagle with those of publicly traded companies that Rothschild deemed to be generally relevant in evaluating PW Eagle;

•	Reviewed, to the extent publicly available, the financial terms of public transactions that Rothschild deemed to be generally relevant in evaluating the merger;

•

Reviewed the estimated present value of the unlevered, after-tax free cash flows of PW Eagle for the projected fiscal years ending December 31, 2007 through 2011 based on the normalized financial forecast provided to Rothschild by PW Eagle's management; and

•	Considered other factors and information as Rothschild deemed appropriate in arriving at its opinion.

In rendering its opinion, Rothschild did not assume any obligation independently to verify any information utilized, reviewed or considered by Rothschild in formulating its opinion and relied on such information being accurate and complete in all material respects. With respect to the financial forecast and other information and operating data for PW Eagle regarding the future normalized financial performance of PW Eagle provided to or otherwise discussed with Rothschild by PW Eagle's management, Rothschild was advised, and assumed, that this forecast was reasonably prepared on bases reflecting the best currently available estimates and judgments of PW Eagle's management as to the future financial performance of PW Eagle.

Rothschild also assumed, at PW Eagle's direction, that there had not occurred any material change in the assets, financial condition, results of operations, business or prospects of PW Eagle since the dates on which the most recent financial statements or other financial and business information relating to PW Eagle were made available to Rothschild. Rothschild further assumed, with PW Eagle's consent, that the merger and related transactions would be consummated in all material respects in accordance with the terms and conditions described in the merger agreement and related documents without any waiver or modification and that all governmental, regulatory and other consents and approvals necessary for the consummation of the merger and related transactions would be obtained without any adverse effect on PW Eagle or the merger. Rothschild did not assume responsibility for making any independent evaluation, appraisal or physical inspection of any of the assets or liabilities, contingent or otherwise, of PW Eagle. Rothschild's opinion was necessarily based on information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Rothschild as of the date of its opinion. Accordingly, although subsequent developments may affect Rothschild's opinion, Rothschild has not assumed any obligation to update, revise or reaffirm its opinion.

In preparing its opinion, Rothschild performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a comprehensive description of all analyses and factors considered by Rothschild. The preparation of a fairness opinion is a complex analytical process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. Rothschild believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

Rothschild employed several analytical methodologies and no one method of analysis should be regarded as critical to the overall conclusion reached by Rothschild. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusion reached by Rothschild is based on all analyses and factors taken as a whole and also on application of Rothschild's experience and judgment, which conclusion may involve significant elements of subjective judgment and qualitative analysis. Rothschild therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analyses it performed. In its analyses, Rothschild considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of PW Eagle. No company, transaction or business used in those analyses as a comparison is identical to PW Eagle or the proposed merger, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

The estimates contained in Rothschild's analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Rothschild's analyses and estimates are inherently subject to substantial uncertainty.

Rothschild's opinion and analyses were only one of many factors considered by PW Eagle's strategic committee and board of directors in their evaluation of the merger and should not be viewed as determinative of the views of PW Eagle's strategic committee, board of directors or management with respect to the proposed merger or the merger consideration.

The following is a summary of the material financial analyses, each of which is a standard valuation methodology customarily undertaken in transactions of this type, performed by Rothschild in connection with the rendering of its opinion, dated January 14, 2007, to PW Eagle's strategic committee.

The financial analyses summarized below include information presented in tabular format. In order to fully understand Rothschild's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Rothschild's financial analyses.

Market Price Analysis

Rothschild performed a market price analysis in order to compare historical trading prices of PW Eagle common stock with the merger consideration provided for in the merger agreement. In this analysis, Rothschild reviewed the historical trading prices for PW Eagle common stock based on the time periods including the close of the NASDAQ Global Market on January 12, 2007, the close of the NASDAQ Global Market on May 26, 2006 (the "unaffected" price premium based on the May 26, 2006 stock price, which was one trading day prior to the newly elected board of director’s announcement that it will form a strategic committee to conduct an evaluation of strategic alternatives, including a potential sale of the business), the one month prior closing price from December 12, 2006, the two month prior closing price from November 12, 2006, the three month prior closing price from October 13, 2006, the twelve month average price from January 12, 2006 to January 12, 2007, the 52-week closing price high and the 52-week closing price low, and noted the following comparison to the per share merger consideration:

Per Share Merger Consideration Compared to:	PW Eagle Price Per Share	Per Share Merger Consideration Premium/(Discount)
Closing price on 1/12/2007	$29.86	12.2%
“unaffected” price	$27.85	20.3%
One month prior closing price	$34.96	(4.2)%
Three month prior closing price	$33.22	0.8%
Twelve month average price	$29.73	12.7%
52-week closing price-high	$37.31	(10.2)%
52-week closing price-low	$18.75	78.7%

Relative Trading Analysis

Rothschild reviewed the share price trading history of PW Eagle's common stock for the twelve-month period ending January 12, 2007 on a stand-alone basis and also in relation to the S&P 500 index and to a composite index of the following four publicly traded companies that engage in a business similar to PW Eagle’s with respect to PVC pipe and extruded product manufacturing:

PVC Pipe & Extruded Products Companies

•	Georgia Gulf Corporation

•	Lamson & Sessions Company

•	Wavin Investments B.V.

•	Westlake Chemical Corporation

Selected Public Companies Analysis

Rothschild performed a selected public companies analysis in order to derive an implied per share equity reference range for PW Eagle from the market value and trading multiples of other publicly traded companies and then compared this implied per share equity reference range with the merger consideration provided for in the merger agreement. Given PW Eagle's business operations and the limited number of publicly traded companies with business operations directly comparable to those of PW Eagle, Rothschild analyzed the market values and trading multiples of PW Eagle and selected publicly traded companies with lines of business, or raw material and market dynamics, generally similar to those of PW Eagle. Additionally, Rothschild broadened its scope of analysis by analyzing the trading multiples of plastic converter companies, which use a broader range of plastic resin raw materials as compared to PW Eagle, but share similar exposure to natural gas prices and the petrochemical cycle. The selected public companies universe includes:

PVC Pipe & Extruded Products Companies:	Plastic Converter Companies:

• Georgia Gulf Corporation	• Polyone Corporation

• Lamson & Sessions Company	• Spartech Corporation

• Wavin Investments B.V.

• Westlake Chemical Corporation

All multiples were based on closing stock prices on January 12, 2006. Estimated financial data for the selected companies were based on publicly available research analysts' estimates and estimated financial data for PW Eagle were based on internal estimates of PW Eagle's management. Rothschild reviewed enterprise values of the selected companies as multiples of, among other things, estimated fiscal year 2006-2008 earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, and earnings before interest and taxes, commonly referred to as EBIT. Rothschild calculated enterprise values as equity value, plus total debt, preferred stock and minority interest, less cash. This analysis indicated the following:

PVC Pipe and Extruded Products Companies	Low	Mean	Median	High
Enterprise Value/2006E EBITDA	5.2x	6.7x	5.7x	9.1x
Enterprise Value/2007E EBITDA	5.1x	6.4x	6.2x	8.1x
Enterprise Value/2008E EBITDA	5.8x	6.7x	6.8x	7.5x

Enterprise Value/2006E EBIT	6.4x	8.7x	6.4x	13.3x
Enterprise Value/2007E EBIT	6.3x	8.4x	8.1x	10.9x
Enterprise Value/2008E EBIT	7.6x	9.1x	9.4x	10.0x

Plastic Converter Companies	Low	Mean	Median	High
Enterprise Value/2006E EBITDA	4.6x	6.5x	6.5x	8.3x
Enterprise Value/2007E EBITDA	4.9x	6.5x	6.5x	8.0x
Enterprise Value/2008E EBITDA	5.3x	6.2x	6.2x	7.1x

Enterprise Value/2006E EBIT	5.9x	8.8x	8.8x	11.7x
Enterprise Value/2007E EBIT	6.2x	8.9x	8.9x	11.5x
Enterprise Value/2008E EBIT	7.1x	9.7x	9.7x	12.3x

Rothschild also reviewed equity values of the selected companies as a multiple of, among other things, estimated calendar year 2006-2008 net income. This analysis indicated the following:

PVC Pipe and Extruded Products Companies	Low		Mean		Median		High
Equity Value/2006E Net Income	8.8	x	11.8	x	9.6	x	16.9	x
Equity Value/2007E Net Income	8.8	x	10.9	x	10.7	x	13.5	x
Equity Value/2008E Net Income	9.4	x	11.0	x	11.3	x	11.8	x

Plastic Converter Companies	Low		Mean		Median		High
Equity Value/2006E Net Income	7.8	x	13.2	x	13.2	x	18.5	x
Equity Value/2007E Net Income	12.5	x	14.7	x	14.7	x	16.9	x
Equity Value/2008E Net Income	9.5	x	12.1	x	12.1	x	14.7	x

After taking into account, among other things, the selected companies’ market capitalization, scale, capacity, business mix, concentration of revenue, cash flow attributes, historical trading activity, and other factors, Rothschild then applied ranges of selected multiples derived from the selected companies to the corresponding financial data of PW Eagle. Rothschild utilized the following reference range:

Reference Range
Enterprise Value/2006E EBITDA	5.0x – 6.0x
Enterprise Value/2007E EBITDA	5.5x – 6.5x
Enterprise Value/2008E EBITDA	6.0x – 7.0x

Enterprise Value/2006E EBIT	6.0x – 7.0x
Enterprise Value/2007E EBIT	7.5x – 8.5x
Enterprise Value/2008E EBIT	9.0x – 10.0x

Equity Value/2006E Net Income	9.0x – 10.0x
Equity Value/2007E Net Income	11.5x – 12.5x
Equity Value/2008E Net Income	11.0x – 12.0x

Based on the annual medians and means of the public market comparables, implied equity reference ranges were derived from these multiples. This analysis indicated the following approximate implied per share equity reference ranges for PW Eagle, as compared to the per share merger consideration:

Median Implied Per Share Equity Reference Range for PW Eagle	Per Share Merger Consideration
$26.10 - $30.06	$33.50

Mean Implied Per Share Equity Reference Range for PW Eagle	Per Share Merger Consideration
$32.30 - $36.75	$33.50

Selected Precedent Transactions Analysis

Rothschild performed a selected precedent transactions analysis in order to derive an implied per share equity reference range for PW Eagle from transaction value multiples in merger and acquisition transactions involving other publicly traded companies and then compared this implied per share equity reference range with the merger consideration provided for in the merger agreement. Using publicly available information, Rothschild analyzed the transaction value multiples paid in the following nine selected transactions involving companies with business operations that generally reflected similar characteristics to PW Eagle's business:

Target	Acquiror	Date Announced
• Royal Group Technologies	• Georgia Gulf Corporation	June 2006
• Polypipe Group	• Castle Harlan Partners	September 2005
• Bristolpipe Corporation	• Westlake Chemical Corporation	July 2004
• ETI (Extrusion Technologies)	• PW Eagle, Inc.	March 2003
• Ameriduct Worldwide Inc.	• Lamson & Sessions Company	December 2000
• Pyramid Industries	• Lamson & Sessions Company	August 2000
• Puretec Company	• Tekni-Plex Inc.	November 1997
• Synergistics Industries	• Geon (PolyOne Corporation)	October 1997
• Ply Gem Industries	• Nortek Inc.	July 1997

Rothschild compared transaction values in the selected transactions as multiples of latest 12 months EBITDA and EBIT. This analysis indicated the following:

Selected Precedent Transactions	Low		Mean		Median		High
Enterprise Value/LTM EBITDA	5.5	x	7.8	x	7.5	x	11.4	x
Enterprise Value/LTM EBIT	7.6	x	11.5	x	11.2	x	18.9	x

Based on the range of selected transaction multiples, Rothschild utilized the following reference range:

Reference Range
Enterprise Value/Normalized EBITDA	6.5x – 7.5x
Enterprise Value/Normalized EBIT	10.0x – 11.5x

Normalized EBITDA and EBIT (which are derived by taking a mean of PW Eagle’s EBITDA and EBIT over the projection period) were utilized because the reference range was derived from median multiples of transactions that span more than a 10-year period and are assumed to span a petrochemicals industry cycle. Due to the significant historical cyclicality in petrochemical pricing and the limited visibility of future cyclical trends, PW Eagle’s management generated normalized projected financials based on various average historical financial metrics over the last cycle. Based on the average of the low and the average of the high implied equity reference ranges derived from these multiples, this analysis indicated the following approximate implied per share equity reference range for PW Eagle, using normalized or averaged EBITDA and EBIT of PW Eagle forecasted over the fiscal year 2007-2011 period, as compared to the per share merger consideration:

Implied Per Share Equity Reference Range for PW Eagle	Per Share Merger Consideration
$30.88 - $35.20	$33.50

Discounted Cash Flow Analysis

Rothschild performed a discounted cash flow analysis of PW Eagle in order to derive an implied per share equity reference range for PW Eagle if it were to remain an independent public company and then compared this implied per share equity reference range with the merger consideration provided for in the merger agreement. In this analysis, Rothschild calculated the estimated present value of the stand-alone, unlevered, after-tax free cash flows that PW Eagle could generate over 2007 through 2011 utilizing normalized financial forecasts provided to Rothschild by PW Eagle's management and discount rates ranging from 10.5% to 12.5% based on the weighted average cost of capital for the PVC Pipe & Extruded Products Companies and Plastic Converter Companies referred to above under "Selected Public Companies Analysis." Normalized financial forecasts were utilized because the reference range was derived from median multiples of transactions that span more than a 10-year period and are assumed to span a petrochemicals industry cycle. Due to the significant historical cyclicality in petrochemical pricing and the limited visibility of future cyclical trends, PW Eagle’s management generated normalized projected financials based on various average historical financial metrics over the last cycle. Rothschild then calculated a range of estimated terminal values for PW Eagle utilizing the perpetuity growth valuation methodology. In conducting the terminal valuation, Rothschild utilized PW Eagle's calendar year 2011 estimated unlevered, after-tax free cash flow, free cash flow perpetuity growth rates of 1.5% to 3.5% and discount rates of 10.5% to 12.5%. To determine the implied equity value for PW Eagle, Rothschild subtracted debt and added cash to the implied enterprise value for PW Eagle. Based on the range of perpetuity growth rates and discount rates, this analysis indicated the following approximate implied per share equity reference range for PW Eagle, as compared to the per share merger consideration:

Implied Per Share Equity Reference Range for PW Eagle	Per Share Merger Consideration
$25.00 - $29.75	$33.50

Leveraged Buy-Out Analysis

Rothschild conducted a leveraged buy-out analysis based on, among other things, (1) a range of total leverage from 3.5x to 4.5x debt to EBITDA, (2) an equity investment that would achieve a minimum rate of return in the range of 15%-25% on equity invested and (3) projected EBITDA terminal values consistent with implied entry acquisition multiples. Based on the range of these and certain other assumptions, this analysis indicated the following approximate implied per share equity reference range for PW Eagle, as compared to the per share merger consideration:

Implied Per Share Equity Reference Range for PW Eagle	Per Share Merger Consideration
$23.00 - $28.50	$33.50

Rothschild compared the results and assumptions of its leveraged buy-out analysis to the preliminary indications of interest and final bids received from leveraged buy-out firms. In addition to the fifteen potential strategic buyers approached, forty potential financial buyers were also approached, all of which are large, well-capitalized leveraged buy-out firms. Of the financial buyers contacted, only one made a preliminary first round indication of interest.

Rothschild noted that the merger consideration of $33.50 was the highest final bid received from either potential financial or strategic buyers.

Material Federal Income Tax Consequences to United States Holders

This disclosure is limited to the United States federal income tax issues addressed herein. Additional issues may exist that are not addressed in this disclosure and that could affect the United States federal income tax treatment of the receipt of cash in exchange for PW Eagle common stock. This tax disclosure was written in connection with the solicitation of proxies by PW Eagle, and it cannot be used by any PW Eagle shareholder for the purpose of avoiding penalties that may be asserted against the shareholder under the Internal Revenue Code. Shareholders should seek their own advice based on their particular circumstances from an independent tax advisor.

The following is a discussion of material United States federal income tax consequences to beneficial owners of PW Eagle common stock of the receipt of cash in exchange for PW Eagle common stock pursuant to the merger. This summary is based upon the provisions of the Internal Revenue Code, applicable current and proposed United States Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. This discussion assumes that the shares of PW Eagle common stock are held as capital assets by a United States person (i.e., a citizen or resident of the United States or a domestic corporation). This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular PW Eagle shareholder in light of the PW Eagle shareholder’s personal investment circumstances, nor does it address tax consequences for those PW Eagle shareholders subject to special treatment under the United States federal income tax laws (for example, life insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, United States expatriates, foreign corporations and nonresident alien individuals), PW Eagle shareholders who hold shares of PW Eagle common stock as part of a hedging, “straddle,” conversion or other integrated transaction, or PW Eagle shareholders who acquired their shares of PW Eagle common stock through the exercise of employee stock options or other compensation arrangements. In addition, the discussion does not address any aspect of foreign, state or local or estate and gift taxation that may be applicable to a PW Eagle shareholder. PW Eagle shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for PW Eagle common stock pursuant to the merger.

The receipt of cash in the merger will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). For United States federal income tax purposes, a holder of PW Eagle common stock will recognize capital gain or loss equal to the difference between the amount of cash received and his or her adjusted tax basis in PW Eagle common stock exchanged for cash in the merger. Gain or loss will be calculated separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) exchanged for cash in the merger. If the shares of PW Eagle common stock were held for more than one year on the date the merger closes, the gain or loss will be long-term capital gain or loss. In the case of shareholders who are individuals, long-term capital gains are subject to tax at a maximum United States federal income tax rate of 15%. The deductibility of capital losses is subject to limitation.

Under the United States federal income tax backup withholding rules, unless an exemption applies, J-M Manufacturing is required to and will withhold 28% of all payments to which a PW Eagle shareholder or other payee is entitled in the merger, unless the PW Eagle shareholder or other payee (1) is a corporation or comes within other exempt categories and demonstrates this fact or (2) provides its correct tax identification number (social security number, in the case of an individual, or employer identification number in the case of other shareholders) and certifies under penalties of perjury that the number is correct, and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Each PW Eagle shareholder and, if applicable, each other payee, should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the exchange agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the exchange agent. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules described above can be refunded or credited against a holder’s United States federal income tax liability, if any, provided that the required information is furnished to the United States Internal Revenue Service in a timely manner.

THE PRECEDING DISCUSSION OF UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PW EAGLE SHAREHOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE RECEIPT OF CASH IN EXCHANGE FOR PW EAGLE COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

Governmental and Regulatory Approvals

Mergers and acquisitions that may have an impact in the United States are subject to review by the Department of Justice and the Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (which we refer to as the HSR Act), mergers and acquisitions that meet certain jurisdictional thresholds, such as our acquisition by J-M Manufacturing, may not be completed until the expiration of a waiting period that follows the filing of notification forms by both parties to the transaction with the Department of Justice and the Federal Trade Commission. The initial waiting period is 30 days after both parties have filed notification forms, but this period may be shortened if the reviewing agency grants “early termination” of the waiting period, or it may be lengthened if the reviewing agency determines that an in-depth investigation is required and issues a formal request for additional information and documentary material (referred to as a Second Request). On February     , 2007, we and J-M Manufacturing filed notification reports with the Department of Justice and the Federal Trade Commission under the HSR Act and are awaiting expiration of the waiting period under the HSR Act.

Interests of Certain Persons in the Merger

In considering the recommendation of the PW Eagle board of directors with respect to the merger agreement, PW Eagle’s shareholders should be aware that some of PW Eagle’s executive officers and directors have interests in the merger and have arrangements that are different from, or in addition to, those of PW Eagle’s shareholders generally. These interests, to the extent material, are described below. The PW Eagle board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and to unanimously recommend that PW Eagle’s shareholders vote in favor of approving and adopting the merger agreement. These interests include the following:

•

the potential receipt of change of control payments payable to certain executive officers after completion of the merger if there is a termination event under certain circumstances with respect to the executive within one year of the consummation of the merger;

•	the receipt of cash payments by certain of PW Eagle’s executive officers pursuant to our Retention Bonus Plan upon completion of the merger;

•	the receipt of cash payments by certain of PW Eagle’s executive officers and directors pursuant to our deferred compensation Top-Hat Plan;

•	the acceleration of stock options held by executive officers and directors;

•

the provision for at least one year to PW Eagle employees, including its executive officers, employed with the surviving company following the merger, of compensation and benefits that are on no less favorable in the aggregate than those provided by PW Eagle prior to the merger or than provided by J-M Manufacturing to its similarly situated employees (see “The Merger—Employee Matters”);

•	the continued indemnification of, and provision of directors' and officers' insurance coverage to, current directors and officers of PW Eagle following the merger.

The completion of the merger is not conditioned upon any of our executive officers having entered into any agreements with the surviving company providing for the continuation of their employment following the completion of the merger.

Officer Change of Control Payments

PW Eagle has entered into change in control agreements with certain of its executive officers, namely Jerry A. Dukes, Scott Long, John R. Cobb, and N. Michael Stickel. The change in control agreements provide, upon a change in control event (which would include the merger with J-M Manufacturing) followed by a termination event with respect to the executive, for the cash payment to the executive of (i) one times (two times in the case of Mr. Dukes) the sum of (A) the executive’s base salary and (B) a bonus equal to 25% of the executive’s base salary (47.5% and 40% in the case of Mr. Dukes and Mr. Long, respectively) and (ii) the executive’s target annual bonus prorated for the year in which the termination event occurs. The change in control agreements also provide for the continuation for one year (two years in the case of Mr. Dukes) of health, welfare and fringe benefits for the executive and his family and the payment of any salary of bonus already owed to the executive.

The following table provides, for each executive officer that is a party to a chance in control agreement, such officer’s 2007 base salary, the percentage of salary bonus payment such officer would be entitled to pursuant to the change in control agreement, and such officer’s 2007 target annual bonus.

Officer	2007 Base Salary	Percentage of Salary Bonus	2007 Target Annual Bonus
Jerry A. Dukes, Chief Executive Officer	$290,000	47.5%	$137,500
Scott Long, Chief Financial Office	$250,000	40.0%	$100,000
John R. Cobb, Vice President	$265,000	25.0%	$66,250
N. Michael Stickel, Vice President	$257,000	25.0%	$64,250

Retention Bonus Plan Payments

Eligible employees, including certain of PW Eagle’s executive officers, will be entitled to cash payments under our Retention Bonus Plan. The plan provides for a retention bonus to be paid to eligible employees equal to the amount of the potential target bonus for such employee under the Company’s 2006 Performance Bonus Plan in the event of a change in control prior to December 31, 2007 (which would include the merger with J-M Manufacturing) and the eligible employee continues to be employed by the PW Eagle or a subsidiary of PW Eagle at the time of such change in control. Among the employees specified by the compensation committee for participation in the Plan are the following executive officers (and the amount of each such executive’s retention bonus is also noted): Jerry A. Dukes ($137,750); Scott Long ($100,000); John R. Cobb ($66,250); N. Michael Stickel ($64,250); Keith Steinbruck ($42,663); and Neil Chinn ($39,250).

Top Hat Plan Distributions

Certain of PW Eagle’s officers and directors may be entitled to receive a distribution of deferred compensation pursuant to our Top-Hat Plan. Under the Top-Hat Plan, executive officers and other highly compensated employees are able to defer a portion of their annual compensation and bonuses and PW Eagle directors are able to defer their directors’ fees. In the event that a participant in the Top-hat Plan is no longer employed by or ceases to be a director of PW Eagle, such Top-Hat Plan participant would be entitled to a lump sum payment of all such plan participant’s accrued deferred compensation benefits in accordance with the terms of the Top-Hat Plan. Additionally, the terms of the Top-Hat Plan allow for the termination of the Top-Hat Plan by the PW Eagle compensation committee in connection with a change of control (which would include the merger with J-M Manufacturing), which termination is expected to occur in connection with the merger. Upon any such termination, all accrued deferred compensation benefits of each Top-Hat Plan participant would be payable to such participant. The following table sets forth the balances of the deferred compensation accounts for the Company’s executive officers and directors under the Top-Hat Plan as of December 31, 2006, and are subject to increase for any additional compensation or fees deferred by them between that date and the termination of the Top-Hat Plan and are subject to change for any earnings or losses of such accounts during such period:

Executive Officer or Director	Top-Hat Plan 12-31-06 Account Balance
Lee D. Meyer, Director	$44,657
Stephen M. Rathkopf, Director	$42,823
Thomas R. Hudson, Jr., Director	$39,270
Todd Goodwin, Director	$40,477
Zachary R. George, Director	$45,209
Martin G. White, Director	$31,682
Jerry A. Dukes, Director and Chief Executive Officer	$127,271
Scott Long, Chief Financial Officer	$202,388
John R. Cobb, Executive Vice President, Operations	$26,679
Keith A. Steinbruck, Vice President, Technical Director	$77,829
N. Michael Stickel, Executive Vice President, Sales and Marketing	$164,114

Equity Compensation Awards

The merger agreement provides that as soon as practicable following execution of the merger agreement, that each PW Eagle stock option, including those held by executive officers and directors of PW Eagle, will be cancelled and converted into the right to receive an amount in cash per share subject to the option equal to the excess, if any, of the merger consideration over the per share exercise price of the option. The following table sets forth the amounts that PW Eagle’s executive officers and directors would receive upon the completion of the merger based on the stock options held by our executive officers and directors on February 9, 2007.

Amount of Equity Compensation
Jerry A. Dukes	$1,336,210
Scott Long	1,680,790
Neil R. Chinn	233,822
N. Michael Stickel	210,630
John R. Cobb	84,750
Zachary R. George	84,750
Todd Goodwin	84,750
Thomas R. Hudson, Jr.	84,750
Stephen M. Rathkopf	84,750
Lee D. Meyer	84,750
Martin G. White	84,750
All directors and executive officers as a group (11 persons)	$4,054,702

Indemnification; Directors' and Officers' Insurance

In the merger agreement, J-M Manufacturing agreed that, for a period of six years following completion of the merger, J-M Manufacturing will honor all rights and assume all obligations to indemnification, expense advancement, and exculpation of any present or former director, officer, or employee of PW Eagle provided in the articles of incorporation or bylaws of PW Eagle or in any contractual arrangement between such person and PW Eagle and that such articles of incorporation or bylaw provisions would not be amended during such six-year period. In addition, for a period of six years from the completion of the merger, J-M Manufacturing will cause PW Eagle’s existing policy of directors' and officers' liability insurance to be maintained, subject to certain limitations. Alternatively, J-M Manufacturing is permitted to cause the purchase by PW Eagle of a six-year "tail" policy on PW Eagle’s current policy of directors' and officers' liability insurance and maintain the policy in full force and effect for a period of six years. See “The Merger—Indemnification and Insurance.”

Dissenters’ Rights

The following description of the applicable provisions of Sections 302A.471 and 302A.473 of the Minnesota Business Corporations Act (the MBCA) and the full text of these provisions, which is attached as Appendix C to this proxy statement, should be reviewed carefully by any PW Eagle shareholder who wishes to exercise dissenters’ rights or who wishes to preserve the right to do so, since failure to comply with the statutory procedures described below will result in the loss of dissenters’ rights. Any shareholder who forfeits his or her dissenters’ rights by failure to follow these procedures will then receive the merger consideration described in this proxy statement.

The merger agreement constitutes a plan of merger for which shareholder approval is required under the MBCA. Under Sections 302A.471 and 302A.473 of the MBCA, PW Eagle shareholders will have the right, by fully complying with the applicable provisions of Sections 302A.471 and 302A.473, to dissent with respect to the merger and to obtain payment in cash of the “fair value” of their shares of PW Eagle common stock after the merger is completed. The term “fair value” means the value of the shares of PW Eagle common stock immediately before the effective time of the merger.

All references in Sections 302A.471 and 302A.473 and in this summary to a “shareholder” are to a record holder of the shares of PW Eagle common stock as to which dissenters’ rights are asserted. A person having beneficial ownership of shares of PW Eagle common stock that are held of record in the name of another person, such as a broker, nominee, trustee or custodian, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner in order to perfect whatever dissenters’ rights such beneficial owner may have.

Shareholders considering exercising dissenters’ rights should bear in mind that the fair value of their shares determined under Section 302A.471 and 302A.473 of the MBCA could be more than, the same as or, in certain circumstances, less than the consideration they would receive pursuant to the merger agreement if they do not seek appraisal of their shares.

Shareholders of record who desire to exercise their dissenters’ rights under the MBCA must satisfy all of the following conditions:

•

Before the vote at the special meeting of PW Eagle shareholders to be held on                      2007, the dissenting shareholder must deliver to the Secretary of PW Eagle a written notice of intent to demand fair value for the shareholder’s shares. The Secretary’s address is as follows: PW Eagle, Inc., attention: Secretary, 1550 Valley River Drive, Eugene, Oregon 97401. The written notice should specify the shareholder’s name and mailing address, the number of shares owned and that the shareholder intends to demand the value of the shareholder’s shares. This written notice must be in addition to and separate from any proxy or vote against the merger. Voting against, abstaining from voting or failing to vote on the merger does not constitute a notice of intent to demand fair value within the meaning of MBCA.

•

PW Eagle shareholders who elect to exercise their dissenters’ rights under the MBCA must not vote to adopt and approve the merger agreement. A shareholder’s failure to vote against the adoption and approval of the merger agreement will not constitute a waiver of dissenters’ rights. However, if a shareholder returns a signed proxy but does not specify a vote against the approval of the merger agreement, or direction to abstain, the proxy will be voted for approval of the merger agreement, which will have the effect of waiving the shareholder’s dissenters’ rights.

•

PW Eagle shareholders may not assert dissenters’ rights as to less than all of the shares registered in such holder’s name except where certain shares are beneficially owned by another person but registered in such holder’s name. If a record owner, such as a broker, nominee, trustee or custodian, wishes to dissent with respect to shares beneficially owned by another person, such record owner must dissent with respect to all of such shares beneficially owned by the other person and must disclose the name and address of the beneficial owner on whose behalf the dissent is made. A beneficial owner of shares of PW Eagle common stock who is not the record owner of such shares may assert dissenters’ rights as to shares held on such person’s behalf, provided that such beneficial owner submits a written consent of the record owner to PW Eagle at or before the time such rights are asserted.

If the merger agreement is approved by PW Eagle shareholders at the special meeting, the surviving corporation will send a written notice to each shareholder who filed a written notice of intent to demand fair value under dissenters’ rights and who did not vote in favor of the merger agreement. The notice will contain the following information:

•	the address to which the shareholder must send a demand for payment and the stock certificates in order to obtain payment and the date by which they must be received;

•	a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them, and to demand payment; and

•	a copy of Sections 302A.471 and 302A.473 of the MBCA and a copy of this summary describing the procedures to be followed in asserting dissenters’ rights.

In order for a dissenting shareholder to receive fair value for the shareholder’s shares, the shareholder must, within 30 days after the date the notice from the surviving corporation was given, send the shareholder’s stock certificates, and all other information specified in the notice to the address identified in such notice. A dissenting shareholder will retain all rights as a shareholder until the effective time of the merger. After a valid demand for payment and the related stock certificates and other information are received, or after the completion of the merger, whichever is later, the surviving corporation will remit to each dissenting shareholder who has complied with statutory requirements the amount that the surviving corporation estimates to be the fair value of such shareholder’s shares, with interest. Remittance will be accompanied by the surviving corporation’s closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the merger, together with the latest available interim financial statements, an estimate by the surviving corporation of the fair value of the shareholder’s shares and a brief description of the method used to reach the estimate, a brief description of the procedure to be followed if such holder wishes to demand supplemental payment and copies of Sections 302A.471 and 302A.473 of the MBCA.

If the dissenting shareholder believes that the amount offered by the surviving corporation is less than the fair value of such holder’s shares, plus interest, the shareholder may give written notice to the surviving corporation of such holder’s own estimate of the fair value of the shares, plus interest, within 30 days after the mailing date of the remittance and demand payment of the difference. Such notice must be delivered to the executive offices of the surviving corporation. A shareholder who fails to give such written notice within this time period is entitled only to the amount remitted by the surviving corporation.

Within 60 days after receipt of a demand for supplemental payment, the surviving corporation must either pay the shareholder the amount demanded or agreed to by such shareholder after discussion with the surviving corporation, or petition a court for the determination of the fair value of the shares, plus interest. The petition must name as parties all shareholders who have demanded supplemental payment and have not reached an agreement with the surviving corporation. The surviving corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. The court, after determining that the shareholder or shareholders in question have complied with all statutory requirements, may use any valuation method or combination of methods it deems appropriate to use, whether or not used by the surviving corporation or the dissenting shareholder, and may appoint appraisers to recommend the amount of the fair value of the shares. The court’s determination will be binding on all PW Eagle shareholders who properly exercised dissenters’ rights and did not agree with the surviving corporation as to the fair value of their shares. Dissenting shareholders are entitled to judgment for the amount by which the court-determined fair value per share, plus interest, exceeds the amount per share, plus interest, remitted to the shareholders by the surviving corporation. Dissenting shareholders will not be liable to the surviving corporation for any amounts paid by the surviving corporation which exceed the fair value of the shares as determined by the court, plus interest. The cost and expenses of such a proceeding, including the expenses and compensation of any appraisers, will be determined by the court and assessed against the surviving corporation, except that the court may, in its discretion, assess part or all of those costs and expenses against any shareholder whose action in demanding supplemental payment is found to be arbitrary or not in good faith. The court may award fees and expenses to an attorney for the dissenting shareholders out of the amount, if any, awarded to such shareholders. Fees and expenses of experts or attorneys may be assessed against the surviving corporation if the court determines the surviving corporation failed to comply substantially with Sections 302A.471 and 302A.473 of the MBCA or against any person whom the court determines acted arbitrarily or not in good faith in bringing the proceeding.

The surviving corporation may withhold the remittance of the estimated fair value, plus interest, for any shares owned by any person who was not a shareholder or who is dissenting on behalf of a person who was not a beneficial owner on January 15, 2007, the date on which the proposed merger was first announced to the public. The surviving corporation will forward to any such dissenting shareholder who has complied with all requirements in exercising dissenters’ rights the notice and all other materials sent after shareholder approval of the merger to all shareholders who have properly exercised dissenters’ rights, together with a statement of the reason for withholding the remittance and an offer to pay the dissenting shareholder the amount listed in the materials if the shareholder agrees to accept that amount in full satisfaction. The shareholder may decline this offer and demand payment by following the same procedure as that described for demand of supplemental payment by shareholders who owned their shares as of January 15, 2007. Any shareholder who did not own shares on January 15, 2007, and who fails properly to demand payment will be entitled only to the amount offered by the surviving corporation. Upon proper demand by any such shareholder, rules and procedures applicable in connection with receipt by the surviving corporation of the demand for supplemental payment given by a dissenting shareholder who owned shares on January 15, 2007, also will apply to any shareholder properly giving a demand but who did not own shares of record or beneficially on January 15, 2007, except that any such shareholder is not entitled to receive any remittance from the surviving corporation until the fair value of the shares, plus interest, has been determined pursuant to such rules and procedures.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. The merger agreement is the primary legal document that governs the merger and you should carefully read the complete text of the merger agreement for its precise legal terms and other information that may be important to you. The merger agreement is included as Appendix A to this proxy statement and is incorporated by reference into this proxy statement.

Form of Merger

If all of the conditions to the merger are satisfied or waived in accordance with the merger agreement, Merger Sub, a direct wholly-owned subsidiary of J-M Manufacturing created solely for the purpose of giving effect to the merger, will merge with and into PW Eagle, and PW Eagle will become a direct wholly-owned subsidiary of J-M Manufacturing. PW Eagle will be the surviving corporation in the merger and will continue its corporate existence in accordance with Minnesota law.

Structure and Effective Time

The merger agreement provides that we will complete the merger no later than the fifth business day following the satisfaction or waiver of certain conditions. We intend to complete the merger as promptly as practicable, subject to our receipt of shareholder approval and all requisite regulatory approvals. Although we expect to complete the merger in the second calendar quarter of 2007, we cannot specify when, or assure you that, all conditions to the merger will be satisfied or waived.

Shareholder Meeting

We agreed to call a shareholder meeting to consider and vote upon the merger agreement and the merger.

Articles of Incorporation and Bylaws

The articles of incorporation and bylaws of the surviving corporation will be amended as of the effective time of the merger as reflected in Sections 3.01 and 3.02, respectively, to the merger agreement.

Board of Directors and Officers of the Surviving Corporation

The directors of Merger Sub immediately prior to the merger will be the directors of the surviving corporation following the merger. The officers of Merger Sub immediately prior to the merger will be the officers of the surviving corporation following the merger.

Consideration to be Received in the Merger

Upon completion of the merger, each of your shares of PW Eagle common stock will be canceled and converted into the right to receive in cash, without interest and subject to any applicable withholding taxes, an amount equal to $33.50.

Upon completion of the merger, all shares of PW Eagle common stock, if any, owned by J-M Manufacturing, Merger Sub, or their respective subsidiaries will be canceled and no payment will be made for such shares. Holders of shares of PW Eagle common stock shall be entitled to assert dissenters' rights instead of receiving the merger consideration. For a description of these dissenters' rights, please refer to "Dissenters’ Rights" on page 34.

Payment Procedures

PW Eagle will appoint a paying agent prior to closing that will make payment of the merger consideration in exchange for certificates representing shares of PW Eagle common stock. J-M Manufacturing will deposit sufficient cash with the paying agent at or prior to the effective time of the merger in order to permit the payment of the merger consideration. As soon as reasonably practicable after the effective time of the merger, the paying agent will send to each holder of a certificate representing shares of PW Eagle common stock a letter of transmittal in the form agreed to by the paying agent and J-M Manufacturing and instructions explaining how to send his, her or its stock certificates to the paying agent. The paying agent will pay the merger consideration, minus any withholding taxes required by law, to our shareholders promptly following the paying agent's receipt of the stock certificates and properly completed transmittal documents. Any merger consideration in respect of certificates representing shares of PW Eagle common stock that have not been surrendered immediately prior to the date that such merger consideration would otherwise escheat to or become the property of any government entity will, subject to applicable law, become the property of the surviving company.

You should not send your PW Eagle stock certificates to the paying agent until you have received transmittal materials from the paying agent. Do not return your PW Eagle stock certificates with the enclosed proxy.

If any of your PW Eagle stock certificates have been lost, stolen, defaced or destroyed, you will be entitled to obtain the merger consideration after you make an affidavit of that fact and post a bond, if required by the surviving corporation, in a reasonable amount that the surviving corporation deems sufficient to protect it against claims related to your lost, stolen, defaced or destroyed stock certificates.

Stock Options

The merger agreement provides that each unexercised PW Eagle stock option and other stock-based award shall be canceled and the Company shall pay each holder of any such option at or promptly after the effective time of the merger for each such option an amount (less any applicable withholding tax) in cash determined by multiplying (i) the excess, if any, of $33.50 per share of PW Eagle common stock over the applicable exercise price of such stock option by (ii) the number of shares of PW Eagle common stock such holder could have purchased (assuming full vesting of all options) had such holder exercised such stock option in full immediately prior to the effective time of the merger.

Warrants

The merger agreement provides that each outstanding warrant to purchase shares of PW Eagle common stock shall be cancelled as of the effective time of the merger, and the Company shall pay each holder of a warrant at or promptly after the effective time of the merger an amount (less any applicable withholding tax) in cash determined by multiplying (i) the excess, if any, of $33.50 per share of PW Eagle common stock over the exercise price of the warrant by (ii) the number of shares of PW Eagle common stock into which such warrant is exercisable.

Representations and Warranties

The merger agreement contains representations and warranties of PW Eagle, J-M Manufacturing and Merger Sub. These representations and warranties will expire upon completion of the merger.

The description of the merger agreement in this proxy statement has been included to provide you with information regarding its terms. The merger agreement contains representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders, or may have been used for the purpose of allocating risk between the respective parties rather than establishing matters as facts.

PW Eagle makes various representations and warranties in the merger agreement that are subject, in some cases, to exceptions and qualifications (including exceptions that do not create a material adverse effect (as defined below)). PW Eagle has made representations and warranties to J-M Manufacturing and Merger Sub regarding, among other things:

•	corporate matters, including due organization, power and qualification;

•	our articles of incorporation and bylaws;

•	information regarding our subsidiaries;

•	our capitalization;

•	requisite corporate power and authorization, execution, delivery and enforceability of the merger agreement;

•	absence of conflicts with, or violations of, our organizational documents or other obligations as a result of the merger;

•

filing of reports, schedules, forms, statements and other documents required to be filed with the SEC; the accuracy of information contained in reports and financial statements that we file with the SEC and the compliance of our filings with the SEC with applicable federal securities law requirements and, with respect to financial statements therein, generally accepted accounting principles, which we sometimes refer to as GAAP;

•	absence of undisclosed material liabilities;

•	required governmental filings and consents;

•	absence of changes or events that would have a material adverse effect;

•	accuracy and compliance as to form with applicable securities law requirements of this proxy statement;

•	absence of undisclosed brokers’ or finders’ fees;

•	employee benefits and labor matters;

•	legal proceedings;

•	tax matters;

•	compliance with laws and court orders;

•	our permits;

•	environmental matters;

•	intellectual property matters;

•	real and personal property;

•	material contracts;

•	insurance policies;

•	receipt of an opinion from our financial advisor;

•	required vote of our shareholders;

•	affiliate transactions;

•	Foreign Corrupt Practices Act matters;

•	no shareholder rights plan;

•	information regarding major customers; and

•	inapplicability of state takeover statutes.

For purposes of the merger agreement, a “material adverse effect” means with respect to a specified individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (each of these referred to as a “person”), an event, development, circumstance or change that (i) is materially adverse to the business, financial condition or results of operations of such person and its subsidiaries, taken as a whole, or (ii) prevents or materially impedes, interferes with, or hinders the ability of such person to consummate the transactions contemplated hereby or to perform its obligations hereunder; in each case, other than any such event, development, circumstance or change resulting from (1) any event, development, circumstance or change generally affecting (A) the industries in which such person operates or (B) the economy, the financial or securities markets in general, or political conditions in the United States (in the case of clauses (A) and (B), as long as such person is not disproportionately affected materially as compared to others also affected by such event, development, circumstance or change), (2) any acts of terrorism, military actions or war, (3) the merger agreement or the transactions contemplated hereby, including the announcement or pendency thereof, (4) any failure by the person to meet any published financial estimates for any period ending on or after the date of the merger agreement and prior to the closing of the merger (but the underlying reasons therefor may be considered in determining whether a material adverse effect has occurred), (5) a decline in the price of the capital stock of the person (but the underlying reasons therefor may be considered in determining whether a material adverse effect has occurred), (6) any reasonable fees or expenses incurred in connection with the transactions contemplated by the merger agreement or (7) any change in any law or regulation or GAAP or the interpretation thereof applicable to such person and its subsidiaries.

J-M Manufacturing and Merger Sub make various representations and warranties in the merger agreement that are subject, in some cases, to exceptions and qualifications (including exceptions that do not create a Material Adverse Effect). J-M Manufacturing and Merger Sub made representations and warranties to PW Eagle regarding, among other things:

•	corporate matters, including due organization, power and qualification;

•	their certificates of incorporation and bylaws;

•	requisite corporate power and authorization, execution, delivery and enforceability of the merger agreement;

•	absence of conflicts with, or violations of, their organizational documents or other obligations as a result of the merger;

•	accuracy of information supplied for inclusion in this proxy statement;

•	required governmental filings and consents;

•	absence of undisclosed brokers’ or finders’ fees; and

•	their ownership of PW Eagle shares.

Merger Financing; Source of Funds

The obligation of J-M Manufacturing and Merger Sub to complete the merger is not subject to a financing condition. J-M Manufacturing and Merger Sub are obligated to proceed with the merger even if they fail to obtain the necessary financing, so long as the conditions to their respective obligations to complete the merger are satisfied. J-M Manufacturing and Merger Sub have estimated that approximately $425 million will be required to complete the merger and pay related fees and expenses. J-M Manufacturing and Merger Sub expect this amount to be funded through secured credit faciliites to be arranged and syndicated by UBS Loan Finance LLC (“UBS”), UBS Securities LLC (“UBSS”), The Royal Bank of Scotland plc (“RBS” and together with UBS, the “initial lenders”), RBS Securities Corporation (“RBS Securities” and together with UBSS, the “arrangers”). J-M Manufacturing has received a financing commitment letter for the credit facilities from the initial lenders and the arrangers, pursuant to which, subject to the terms and conditions set forth therein, the initial lenders have committed to provide such credit facilities to J-M Manufacturing.

Covenants Relating to the Conduct of Our Business

From the date of the merger agreement through the effective time of the merger, we have agreed (and have agreed to cause our subsidiary) to conduct our business in the ordinary course consistent with past practice, to use our commercially reasonable best efforts to preserve intact our current business organization and relationships with third parties and to keep available the services of present employees, agents and officers.

During the same period and in furtherance of the above, provided, however, that the following covenants shall not prevent PW Eagle and its subsidiary from undertaking transactions between or among themselves, we have also agreed that we will not, and we will not permit our subsidiary to:

•	adopt or propose any change in its articles of incorporation or bylaws;

•

merge or consolidate PW Eagle or its subsidiary with any other person, except for any such transactions among the wholly-owned subsidiary of PW Eagle that is not an obligor or guarantor of third party indebtedness;

•

acquire assets outside of the ordinary course of business from any other person with a value or purchase price in the aggregate in excess of $250,000 other than acquisitions pursuant to contracts disclosed in the schedules to the merger agreement;

•

other than pursuant to contracts disclosed in the schedules to the merger agreement, and other than the issuance of shares of our common stock upon the exercise of outstanding Company stock options or Company warrants, in each case, in accordance with their terms will not and will not authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company or its subsidiary or any other voting securities (other than the issuance of shares by a wholly-owned subsidiary of the Company to the Company or another wholly-owned subsidiary), or securities convertible or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other voting securities or such convertible or exchangeable securities or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units;

•	create or incur any lien on assets of the Company or its subsidiary that is material, individually or in the aggregate, to the Company;

•

other than pursuant to contracts set forth in the schedules to the merger agreement, make any loan, advance or capital contribution to or investment in any person (other than the wholly-owned subsidiary of the Company) in excess of $50,000 in the aggregate;

•

declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends or other distributions by the direct wholly-owned subsidiary of the Company to the Company or to any other direct or indirect wholly-owned subsidiary of the Company) or enter into any agreement with respect to the voting of its capital stock;

•	reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities;

•

incur any indebtedness for borrowed money or guarantee such indebtedness of another person, or issue or sell any securities or warrants or other rights to acquire any security of the Company or its subsidiary, except for indebtedness for borrowed money incurred in the ordinary course of business not to exceed $500,000 in the aggregate;

•	except as set forth in the schedules to the merger agreement, make or authorize any capital expenditure;

•

enter into (A) any contract that would have been a Company material contract had it been entered into prior to the execution of the merger agreement (provided that for purposes of this clause (A), the dollar amount in clause (viii) of the definition of Company material contract shall be $100,000, (B) any contract that would restrict or purport to restrict the Company’s or its subsidiary’s ability to compete in any line of business, geographic area or customer segment or to sell any specified products, (C) any contract that is a lease of real property, other than renewals of leases in effect as of the date of the merger agreement, (D) any contract that provides for the supply to the Company or its subsidiary of any materials or components used in the conduct of its business, and which may not be cancelled without material liability to the Company or its subsidiary upon notice of sixty (60) days or less or (E) any material contract to the extent consummation of the transactions contemplated by the merger agreement or compliance by the Company with the terms hereof could reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any lien in or upon any of the properties or other assets of the Company or its subsidiary under, or require J-M Manufacturing or any of its affiliates to transfer any of its material assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such contract;

•	amend or modify in any material respect, or terminate or waive any material right or benefit under, any Company material contract;

•	make any changes with respect to financial accounting policies or procedures, except as required by changes in GAAP or by applicable law;

•

(A) pay, discharge, settle or satisfy any single claim, liability, obligation or litigation or other proceeding for an amount in excess of $250,000 or multiple such claims, liabilities, obligations or litigation or other proceedings for an aggregate amount in excess of $500,000, or which would be reasonably likely to have any adverse impact on the operations of the Company or its subsidiary or on any current or future litigation or other proceeding of the Company or its subsidiary, (B) cancel any material indebtedness in excess of $50,000 other than in the ordinary course of business consistent with past practice, (C) waive or assign any claims or rights of material value or (D) waive or modify any benefit or fail to enforce or consent (where consent required) to any matter under any confidentiality, standstill or similar agreement;

•

sell, lease, license, or otherwise dispose of any assets of the Company or its subsidiary except for ordinary course sales of products or services provided in the ordinary course of business or obsolete assets, and except for sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $250,000 in the aggregate, other than pursuant to contracts set forth in the schedules to the merger agreement;

•

adopt, enter into, terminate or amend any collective bargaining agreement, benefit plan or any benefit agreement except as required to ensure that any benefit plan or benefit agreement is not then out of compliance with applicable law or to comply with any benefit plan, benefit agreement or other contract entered into before the merger agreement;

•

increase in any manner the compensation, bonus or fringe or other benefits of, or pay any discretionary bonus of any kind or amount whatsoever to, any current or former director, officer, employee or consultant, except in the ordinary course of business consistent with past practice of the Company or its subsidiary;

•	grant or pay or increase any severance or termination pay;

•	remove any existing restrictions in any benefit agreements, benefit plans or awards made there under;

•	take any action to fund, or accelerate the vesting of, or in any other way secure the payment of compensation or benefits under any benefit plan or benefit agreement;

•

change any actuarial or other assumption used to calculate funding obligations with respect to any benefit plan or change the manner in which contributions to any benefit plan are made or the basis on which such contributions are determined except as may be reasonably necessary to comply with GAAP (provided that prior written notice is provided to J-M Manufacturing);

•	engage in the conduct of any new line of business, other than as expressly permitted by Section 6.01(a)(iii) of the schedules to the merger agreement;

•

except as required by applicable law, (i) make or change any tax election, (ii) settle any tax audit or (iii) file any amended tax return, in each case, that is reasonably likely to result in an increase to a tax liability, which increase is material to the Company and our subsidiary, taken as a whole; or

•	agree, resolve or commit to do any of the foregoing.

Mutual Covenants of the Parties

We, along with J-M Manufacturing and Merger Sub, have agreed to:

•	use our reasonable best efforts to take all actions advisable to consummate the merger in the most expeditious manner practicable;

•	make any required filings under the HSR Act; and

•	cooperate with one another in efforts to obtain various governmental approvals.

No Solicitation of Alternative Transactions

The merger agreement provides that we will not, and we will cause our subsidiary not to, and will cause each of our and our subsidiary’s respective directors, officers, management personnel, affiliates, investment bankers, financial advisors, attorneys, and other representatives retained by us or our subsidiary not to, directly or indirectly through another person:

•	solicit, initiate or knowingly encourage, or take any other action designed to, or which could reasonably be expected to, facilitate, any acquisition proposal;

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information relating to, any acquisition proposal; or

•	amend or modify in any material respect, or terminate or waive any material right or benefit under, any confidentiality, standstill or similar agreement with any person.

The merger agreement also provides that we shall, and shall cause our subsidiary to, and shall cause each of our and our subsidiary’s respective directors, officers, management personnel, affiliates, investment bankers, financial advisors, attorneys, and other representatives retained by us or our subsidiary to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted prior to the date of the merger agreement with respect to any acquisition proposal and request the prompt return or destruction of all confidential information previously furnished.

Until such time as our shareholders approve the merger agreement, however, we may provide non-public information, pursuant to a customary confidentiality and standstill agreement and enter into negotiations and discussions with a third party if we receive a bona fide written acquisition proposal, but only to the extent that:

•

the board of directors of PW Eagle reasonably determines (after consultation with outside counsel and a financial advisor of reputation comparable to those used by us in connection with entering into the merger agreement) constitutes or would reasonably likely lead to a superior proposal, and which acquisition proposal did not result from a breach of our commitments described in the first two paragraphs of this section “No Solicitation of Alternative Transactions”; and

•	all such information that has not previously been provided to J-M Manufacturing, is provided to J-M Manufacturing prior to or concurrently with the time it is provided to such third party.

We also have agreed not to:

•	withdraw or modify in a manner adverse to J-M Manufacturing (including, without limitation, changing our board of director’s recommendation to express no opinion or to take a “neutral” position),

or publicly propose to withdraw or modify in a manner adverse to J-M Manufacturing (including, without limitation, changing our board of director’s recommendation to express no opinion or to take a “neutral” position), the approval or recommendation by our board of directors or any such committee thereof of the merger agreement, the merger or the other transactions contemplated by the merger agreement;

•

adopt or recommend or express no opinion or take any “neutral” position with respect to, or propose publicly to adopt or recommend or express no opinion or take any “neutral” position with respect to, any acquisition proposal; or

•

adopt or recommend, or publicly propose to adopt or recommend, or allow us or our subsidiary or any of their respective directors, officers, management personnel, affiliates, investment bankers, financial advisors, attorneys, and other representatives retained by us or our subsidiary to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar contract constituting or related to, or that is intended to or could reasonably be expected to lead to, any acquisition proposal or superior proposal (other than a confidentiality and standstill agreement as described above).

Until such time as our shareholders approve the merger agreement, however, our board of directors may make any of the recommendations described above with respect to a superior proposal, provided, that no such recommendation may be made until after the third business day following J-M Manufacturing’s receipt of written notice from us advising J-M Manufacturing that our board of directors intends to take such action and specifying the reasons therefor, including the terms and conditions of such superior proposal that is the basis of the proposed action by our board of directors (it being understood and agreed that any amendment to the financial terms or any other material term of such superior proposal shall require a new such written notice and a new three business day period shall commence). In determining whether to make any such recommendation, our board of directors shall take into account any changes to the financial terms of the merger agreement proposed by J-M Manufacturing in response to a such written notice of our board of director’s intent to take action or otherwise.

With respect to a superior proposal made by any person, we have agreed that for not less than three days after J-M Manufacturing receives notice of such superior proposal, if requested by J-M Manufacturing, we will negotiate in good faith with J-M Manufacturing to revise the merger agreement so that the acquisition proposal constituting a superior proposal shall no longer constitute a superior proposal.

The merger agreement provides that we must promptly (and in any event within 24 hours) notify J-M Manufacturing of the receipt of any acquisition proposal or any inquiry, proposal or offer that is reasonably likely to lead to an acquisition proposal after the date hereof. In connection with such notice requirement, we agreed that:

•	the notice shall include the identity of the person making such acquisition proposal or other inquiry, proposal or offer and the material terms and conditions of the acquisition proposal;

•

we shall keep J-M Manufacturing promptly and reasonably apprised of any related material developments, discussions and negotiations related to such acquisition proposal or other inquiry, proposal or offer and provide to J-M Manufacturing as soon as practicable after receipt or delivery thereof of copies of any and all correspondence and other written material sent or provided to us or our subsidiary or any of their respective representatives from any person that relates to the terms or conditions of any acquisition proposal and any and all correspondence and other written material sent or provided by (or on behalf of) us or our subsidiary or any of their respective representatives in response thereto or otherwise in connection therewith.

The merger agreement provides, however, that we may:

•	take and disclose to our shareholders a position contemplated by Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act; or

•

make any disclosure to our shareholders if, in the good faith judgment of our board of directors, after receipt of advice from its outside counsel, failure so to disclose would be inconsistent with its fiduciary duties or applicable law, provided that (i) any such disclosure made pursuant to exception (other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall not be deemed to be an adverse recommendation as described above so long as our board of directors expressly reaffirms in such disclosure our board of director’s recommendation to approve the merger and does not recommend or express no opinion or take a “neutral” position with respect to any acquisition proposal and (ii) we shall provide J-M Manufacturing with no less than one business day notice of such disclosure prior to any such disclosure.

If a superior proposal continues to exist despite the provisions described above, our board of directors may make a recommendation against approval of the merger and in favor of the superior proposal and may terminate the merger agreement and enter into an agreement with a third party with respect to such superior proposal, if (and only if) each of the following conditions are met:

•	the approval of our shareholders shall not have been obtained by such time;

•

our board of directors has concluded in good faith, following the receipt of advice of its outside legal counsel, that, in light of such superior proposal, the failure of the board of directors to make such a recommendation would reasonably be expected to result in a breach of its fiduciary obligations to our shareholders under applicable law; and

•

at or prior to terminating the merger agreement and/or entering into an agreement reflecting such superior proposal, we shall have paid any amounts due with respect to termination fees and expenses pursuant to Section 11.04 of the merger agreement, in accordance with the terms and at the times specified therein.

Under the terms of the merger agreement, in the event that a third party has made an acquisition proposal or any inquiry, proposal or offer that is reasonably likely to lead to an acquisition proposal, we are required to, at the request of J-M Manufacturing, promptly (and in any event within 48 hours) make a public announcement of the then current recommendation by our board of directors or any committee thereof of the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Indemnification and Insurance

J-M Manufacturing and Merger Sub have agreed that the indemnification, advancement and exculpation provisions of our articles of incorporation and bylaws and any indemnification agreements by and among us and our directors and officers, as in effect on the date the merger becomes effective shall not be amended, repealed or otherwise modified for a period of six years from such date in any manner that would adversely affect the rights thereunder of individuals who at the time the merger becomes effective were directors, officers or employees of PW Eagle.

The merger agreement provides that, for a period of six years after the effective time of the merger, the surviving corporation will cause to be maintained policies of directors’ and officers’ liability insurance on behalf of our and our subsidiary’s officers and directors currently covered by our and our subsidiary’s directors’ and officers’ liability insurance policies with respect to acts or omissions occurring prior to the effective time of the merger with coverage no less favorable to our and our subsidiary directors and officers than our and subsidiary’s current policies. However, the surviving corporation is not required to pay an annual premium in excess of 250% of the current annual premium in order to obtain such coverage.

Employee Matters

The merger agreement provides for the following with respect to employee-related matters:

•	the surviving corporation and its subsidiaries will honor all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and all other employee benefit, equity incentive, severance, change in control, split dollar, bonus, employment or compensation plans, policies, agreements, programs, and written or oral arrangements, that are maintained by us, our subsidiary or to which we or our subsidiary is party thereto or obligated to contribute thereunder for current or former employees or directors of us or our subsidiary, subject to any amendment or termination as may be permitted by the terms of any such plan;

•

the surviving corporation shall provide to our and our subsidiary’s employees (other than employees subject to collective bargaining agreements), for at least one year following the effective time of the merger, compensation and benefits that are no less favorable in the aggregate to those provided immediately before the effective time of the merger or those provided by J-M Manufacturing to its similarly situated employees; and

•

the surviving corporation shall give credit for service rendered by our or our subsidiary’s employees (other than employees subject to collective bargaining agreements) prior to the effective time of the merger in connection with any tax-qualified pension plan, 401(k) savings plan, welfare benefit plans and policies (including vacation and holiday policies) maintained by us or any of our subsidiaries which is made available to our or our subsidiary’s employees following the effective time of the merger by J-M Manufacturing or one of its subsidiaries for purposes of any waiting period, vesting, eligibility and benefit entitlement thereunder (but excluding benefit accruals under a defined benefit plan).

Conditions to the Merger

Before the merger can be completed, a number of conditions must be satisfied, or waived to the extent waivable. These include the following:

•	approval and adoption of the merger agreement by holders of a majority of the outstanding shares of PW Eagle common stock in accordance with Minnesota law;

•	the absence of any law which would operate to prohibit the completion of the merger;

•	the receipt of required regulatory approvals, including the expiration or termination of applicable waiting periods under United States antitrust laws;

•

the absence of any action or proceeding by any governmental authority (1) challenging or seeking to make illegal, to delay materially or otherwise restrain or prohibit the consummation of the merger, or (2) seeking to obtain damages relating to the transactions contemplated by the merger, or (3) seeking to restrain or prohibit J-M Manufacturing’s (A) ability effectively to exercise full rights of ownership of the Company stock or (B) ownership or operation of all or any material portion of the business or assets of PW Eagle and its subsidiary, taken as a whole, or of J-M Manufacturing and its subsidiaries, taken as a whole, or (4) seeking to compel J-M Manufacturing to dispose of or hold separate all or any material portion of the business or assets of PW Eagle and its subsidiary, taken as a whole, or of J-M Manufacturing and its subsidiaries, taken as a whole or (5) that otherwise will have a material adverse effect on PW Eagle or J-M Manufacturing;

•

the delivery by PW Eagle to J-M Manufacturing of a signed certificate confirming the absence of any event, occurrence, revelation or development of a set of circumstances which either on their own or in the aggregate have or would reasonable be expected to have a material adverse effect on the Company;

•

the delivery by PW Eagle to J-M Manufacturing of a signed certificate confirming that holders of no more than 15% of the issued and outstanding Company stock have notified the Company of their intention to exercise dissenters’ rights with respect to their shares under Minnesota law;

•

for each party, the requirement that the representations and warranties that the other party made in the merger agreement must be true and correct, subject to the materiality standards set forth in the merger agreement, on the date of the merger; and

•

for each party, the requirement that the other party must have performed in all material respects all obligations required to be performed under the merger agreement through the effective time of the merger.

We expect to merge shortly after all of the conditions to the merger have been satisfied or waived. We currently expect to complete the merger in the second calendar quarter of 2007, but we cannot be certain when or if the conditions will be satisfied or waived.

Termination

PW Eagle and J-M Manufacturing may agree in writing to terminate the merger agreement at any time without completing the merger, even after our shareholders have approved it. The merger agreement may also be terminated at any time, by either PW Eagle or J-M Manufacturing, prior to the effective time of the merger under specified circumstances, including:

•

if the merger is not completed by September 30, 2007, provided that this right to terminate the merger agreement is not available to any party whose breach of any provision of the merger agreement results in the failure of the merger being completed;

•

if there is any applicable law that renders the completion of the merger illegal or prohibits or enjoins either PW Eagle or J-M Manufacturing from consummating the merger, and such enjoinment shall have become final and non-appealable;

•	if shareholder approval is not obtained at the meeting of our shareholders; or

•

if the other party to the merger agreement breaches any representation or warranty or fails to perform any covenants under the merger agreement that would render the conditions to the merger agreement incapable of being satisfied.

The merger agreement may be terminated by J-M Manufacturing in any of the following circumstances:

•	if a Company adverse recommendation change has occurred;

•	if PW Eagle enters into or announces publicly an intention to enter into an agreement with respect to a superior proposal; or

•

if PW Eagle has materially breached any paragraph of the covenants in the merger agreement specifically relating to acquisition proposals, proxy materials or the shareholder meeting called for the purpose of obtaining shareholder approval for the merger agreement.

The merger agreement may be terminated by PW Eagle:

•

if our board of directors determines that another acquisition proposal is a superior proposal and, subject to certain requirements, authorizes PW Eagle to enter into an agreement to consummate a superior proposal; or

Where terminated by virtue of any of the above conditions, the merger agreement shall become void and of no effect without liability (other than potential termination fees and expenses) between the parties provided that such termination did not result from a willful failure to perform or willful breach of duties, obligations, representations, warranties or fraudulent or intentional misconduct by the other party.

Termination Fee

The merger agreement obligates PW Eagle to pay to J-M Manufacturing an amount equal to 3% of the aggregate merger consideration and the reasonable and documented out of pocket expenses of J-M Manufacturing, not exceeding $2.5 million, incurred in connection with the merger agreement in the event of the following circumstances:

•	the merger agreement is terminated by J-M Manufacturing due to the board of directors of PW Eagle recommending, adopting or approving another acquisition agreement;

•	the merger agreement is terminated by J-M Manufacturing due to the occurrence of a Company adverse recommendation change;

•

the merger agreement is terminated by J-M Manufacturing due to the Company’s material breach of the covenants in the merger agreement specifically relating to acquisition proposals, proxy materials or the shareholder meeting called for the purpose of obtaining shareholder approval for the merger agreement;

•	the merger agreement is terminated by PW Eagle in connection with consummating another acquisition agreement or effecting a superior proposal;

•

after the date of the merger agreement and prior to obtaining shareholder approval for the merger, an alternative acquisition proposal is made to PW Eagle or becomes publicly known, disclosed or proposed and thereafter the merger agreement is terminated by either PW Eagle or J-M Manufacturing, as permitted by Section 10.01(b)(i) of the merger agreement (because the merger has not been consummated by September 30, 2007) or by Section 10.01(b)(iii) of the merger agreement (because shareholder approval is not obtained at the meeting of PW Eagle shareholders), and within 12 months after terminating the merger agreement, PW Eagle consummates the transactions contemplated by such or other alternative acquisition proposal;

•

the merger agreement is terminated by either party if shareholder approval is not obtained at the meeting of PW Eagle shareholders and within six months after such termination PW Eagle enters into and thereafter consummates a contract contemplated by an alternative acquisition proposal; or

•

the merger agreement is terminated by J-M Manufacturing because PW Eagle materially breaches a representation or warranty, or fails to perform any covenant or agreement pursuant to the merger agreement, and such breach is incapable of being cured before September 30, 2007 and within 12 months after such termination, PW Eagle enters into a definitive contract to consummate an alternative acquisition proposal, which is thereafter consummated.

The merger agreement obligates PW Eagle to pay to J-M Manufacturing the reasonable and documented out of pocket expenses of J-M Manufacturing, not exceeding $2.5 million, incurred in connection with the merger agreement in the event of the following circumstances:

•	the merger agreement is terminated by either party if shareholder approval is not obtained at the meeting of PW Eagle shareholders; or

•

the merger agreement is terminated by J-M Manufacturing because PW Eagle materially breaches a representation or warranty, or fails to perform any covenant or agreement pursuant to the merger agreement, and such breach is incapable of being cured before September 30, 2007.

Expenses

Except as described above, the parties, whether or not the merger is consummated, shall pay their own expenses, except that the parties each paid one-half of the HSR Act fee.

Amendment

The parties may amend the merger agreement prior to the effective time of the merger if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the merger agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after our shareholders approve the merger, without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the shares of our common stock.

THE VOTING AGREEMENT

The following is a summary of the material terms of the voting agreement. In connection with the merger agreement, and concurrently with the execution of the merger agreement, Pirate Capital (who we refer to as the voting shareholder), who beneficially owned approximately 29.0% of the outstanding shares of PW Eagle common stock as of February 9, 2007, has agreed to vote shares of PW Eagle common stock representing 19.9% of the outstanding capital stock of PW Eagle in favor of the merger. Pursuant to the control share acquisition provisions of Minnesota law, which apply when anyone comes to beneficially own 20% or more of our outstanding stock, the voting shareholder has voting rights for only approximately 19.9% of our outstanding stock. Thomas R. Hudson, Jr., one of our directors, is the managing member of Pirate Capital. The voting agreement is included as Appendix D to this proxy statement and is incorporated by reference into this proxy statement.

Voting

Under the voting agreement, the voting shareholder irrevocably and unconditionally agreed that, at any meeting (whether annual or special and each adjourned or postponed meeting) of our shareholders, however called or in connection with any written consent of our shareholders, the voting shareholder will vote (or cause to be voted) vote shares of PW Eagle common stock representing 19.9% of the outstanding capital stock of PW Eagle (i) in favor of the adoption and approval of the terms of the merger agreement, the merger and the other transactions contemplated by the merger agreement (and any actions required in furtherance thereof), (ii) against any action, proposal, transaction or agreement that would directly or indirectly result in a breach of any covenant, representation, warranty or other obligation or agreement of PW Eagle set forth in the merger agreement or of the voting shareholder set forth in the voting agreement, and (3) except with the prior written consent of J-M Manufacturing, against the following actions or proposals (other than the transactions contemplated by the merger agreement): (a) any acquisition proposal; (b) any change in the persons who constitute the board of directors of PW Eagle; (c) any material change in the present capitalization of PW Eagle or any amendment of the PW Eagle’s articles of incorporation or bylaws; (d) any other material change in PW Eagle’s corporate structure or business; or (e) any other action or proposal involving PW Eagle or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the merger agreement.

Irrevocable Proxy

In addition, the voting shareholder irrevocably appointed J-M Manufacturing and any designee of J-M Manufacturing as the voting shareholder’s proxy and attorney-in-fact to vote their shares (or to act by written consent), if the voting shareholder fails to vote as it has agreed.

Restrictions

Under the voting agreement, the voting shareholder agreed that, for the duration of the voting agreement, the voting shareholder and its affiliates shall not, directly or indirectly, (i) except with the prior written consent of J-M Manufacturing or (ii) unless expressly contemplated by the terms of this voting agreement or the merger agreement:

•

sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (collectively, a transfer), or enter into any contract, option or other agreement with respect to, or consent to, a transfer of, any or all of the shares of PW Eagle common stock subject to the voting agreement and owned by the voting shareholder or any of its affiliates;

•

acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any securities or direct or indirect rights to acquire PW Eagle common stock or any other securities of PW Eagle, or any assets of PW Eagle or any subsidiary or division thereof, except pursuant to our 10b5-1 Plan, dated August 22, 2006, prior to February 22, 2007;

•

make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the SEC) to vote (including by consent), or seek to advise or influence any person with respect to the voting of, any voting securities of PW Eagle (including, without limitation, by making publicly known the position of the voting shareholder or any of its affiliates on any matter presented to shareholders of PW Eagle), other than to recommend that shareholders of PW Eagle vote in favor of the merger and the merger agreement;

•	submit to PW Eagle any shareholder proposal under Rule 14a-8 under the Exchange Act;

•	make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving PW Eagle or its securities or assets;

•	form, join or in any way participate in a “group” (as defined in Section 13(d)(3) under the Exchange Act) in connection with any of the foregoing;

•	seek in any way, directly or indirectly, to have any provision of Section 3.1 of the voting agreement amended, modified or waived; or

•

otherwise take, directly or indirectly, any actions with the purpose or effect of avoiding or circumventing any provision of Section 3.1 of the voting agreement or which could reasonably be expected to have the effect of preventing, impeding, interfering with or adversely affecting the consummation of the transactions contemplated by the merger agreement or its ability to perform its obligations under the voting agreement.

No Shop

Except as permitted under the merger agreement, the voting shareholder agreed not to, and use reasonable best efforts to cause its representatives not to, (1) solicit, initiate, or knowingly encourage the submission of any acquisition proposal, (2) approve or recommend or propose to approve or recommend or execute or enter into, any letter of intent, agreement in principle or any other agreement, arrangement or understanding relating to any acquisition proposal or (3) participate in any substantive discussions or negotiations regarding, or furnish to any person or provide any person, with access to any material non-public information with respect to, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may be reasonably expected to lead to an acquisition proposal.

In addition, the voting shareholder agreed to promptly advise J-M Manufacturing of (1) any acquisition proposal or any request made of the voting shareholder or any of its affiliates for information on the submission or receipt of any acquisition proposal or any inquiry with respect to or that could lead to an acquisition proposal, (2) the material terms and conditions of the request, acquisition proposal, or inquiry, (3) the identity of the person making the request, acquisition proposal, or inquiry and (4) the response of the voting shareholder and of any of its affiliates thereto.

Termination

The voting agreement terminates on the earlier of (1) the termination of the agreement by mutual written consent of J-M Manufacturing and the voting shareholder, (2) the effective time of the merger and (3) the termination of the merger agreement in accordance with its terms.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding ownership of PW Eagle’s common stock as of February 9, 2007, except as otherwise noted, by:

•	each of those persons owning of record or known by PW Eagle to be the beneficial owner of more than 5% of outstanding PW Eagle common stock,

•	each of PW Eagle’s directors,

•	each of PW Eagle’s executive officers, and

•

all of PW Eagle’s directors and executive officers as a group. The number of shares of PW Eagle common stock outstanding on February 9, 2007, was 11,525,154. Except as noted, all information with respect to beneficial ownership has been furnished by each director or executive officer or is based on filings with the Securities and Exchange Commission. Unless otherwise indicated below, voting and investment power of shares reported in this table is not shared with others. Beneficial ownership of PW Eagle common stock has been determined according to Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, which provide that a person is deemed to be the beneficial owner of shares of stock if the person, directly or indirectly, has or shares the voting or investment power of that stock, or has, as of February 9, 2007, the right to acquire ownership of the stock within 60 days.

	Amount and Nature of Beneficial Ownership(1)	Percentage
Pirate Capital LLC(2) 200 Connecticut Avenue, 4th Floor Norwalk, CT 06854	3,336,768	29.0%
Barclays Global Investors, NA(3) 45 Fremont Street San Francisco, CA 94105	1,136,981	9.9%
Bear Stearns Asset Management(4) 383 Madison Avenue New York, NY 10179	964,269	8.4%
James Investment Research Inc.(5) 1349 Fairgrounds Road Alpha, OH 45301	625,076	5.4
Jerry A. Dukes	92,170	*	%
Scott Long	70,800	*	%
N. Michael Stickel	8,813	*	%
Keith Steinbruck	0	0
John R. Cobb	7,000	*	%
Zachary R. George	3,750	*	%
Todd Goodwin	3,750	*	%
Thomas R. Hudson, Jr.(2)	3,340,518	29.0%
Stephen M. Rathkopf	3,750	*	%
Lee D. Meyer	3,750	*	%
Martin G. White	3,750	*	%
All directors and executive officers as a group (11 persons)	3,538,051	30.7%

*	Less than 1.0%.
(1)	Shares of common stock listed include the following shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days: 32,300 for Mr. Dukes, 48,300 for Mr. Long, 7,800 for Mr. Stickel, 7,000 for Mr. Cobb, 3,750 for Mr. George, 3,750 for Mr. Goodwin, 3,750 for Mr. Hudson, 3,750 for Mr. Rathkopf, 3,750 for Mr. Meyer, 3,750 for Mr. White and 158,900 for all of the above as a group.

(2)	Based on the Statement of Beneficial Ownership on Form 4 filed with the SEC, indicating sole voting power and sole dispositive power with respect to the referenced shares of common stock, as filed on February 9, 2007. As the managing member of Pirate Capital, Thomas R. Hudson, Jr. (A) may be deemed to be the beneficial owner of all shares of common stock beneficially owned by Pirate Capital and (B) is deemed to have sole voting power and sole dispositive power with respect to all shares of common stock as to which Pirate Capital has voting or dispositive power.
(3)	Based on a filing made with the SEC reflecting ownership of common stock as of December 31, 2006, as filed by Barclays Global Investors, NA on January 23, 2007. The filing indicates shared voting power and shared dispositive power with affiliates of Barclays Global Investors, NA with respect to the referenced shares of common stock.
(4)	Based on a filing made with the SEC reflecting ownership of common stock as of December 31, 2006, as filed by Bear Stearns Asset Management on February 9, 2007. The filing indicates shared voting power and shared dispositive power with affiliates of Bear Stearns Asset Management with respect to the referenced shares of common stock.
(5)	Based on a filing made with the SEC reflecting ownership of common stock as of December 31, 2006, as filed by James Investment Research Inc. on January 25, 2007.

SUBMISSION OF SHAREHOLDER PROPOSALS

If the merger is completed, we do not expect to have an annual meeting in 2007. If the merger is not completed, you will continue to be entitled to attend and participate in our shareholders meetings and we will hold a 2007 annual meeting of shareholders, in which case shareholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2007 annual meeting of shareholders in accordance with Rule 14a-8 under the Exchange Act. To be eligible for inclusion in the proxy statement and form of proxy for the 2007 annual meeting pursuant to Rule 14a-8, proposals of shareholders must have been received by us no later than January 10, 2007 and must have complied with Rule 14a-8. If the date of the 2007 annual meeting, if any, is changed more than 30 days from March 26, 2007, then in order to be considered for inclusion in our proxy materials, proposals of shareholders intended to be presented at the 2007 annual meeting must be received by us a reasonable time before we begin to print and mail our proxy materials for the 2007 annual meeting. In order to curtail controversy as to the date on which a proposal was received by us, we suggest that proponents submit their proposals by certified mail, return receipt requested, to PW Eagle, 1550 Valley River Drive, Eugene, Oregon 97401, Attention: Corporate Secretary.

Also, if a shareholder proposal intended to be presented at the PW Eagle annual meeting of shareholders in 2007, if one is held, but not included in our proxy statement and proxy is received after March 26, 2007, then management named in our proxy for the PW Eagle annual meeting of shareholders in 2007 will have discretionary authority to vote shares represented by such proxies on the shareholder proposal, if presented at the meeting, without including information about the proposal in our proxy materials.

OTHER MATTERS

Under Minnesota law, business at the special meeting to vote upon the proposed merger is limited to those specific purposes that are stated in the notice included as part of this proxy statement. No other items of business may properly be considered at the special meeting.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

PW Eagle files annual, quarterly and current reports, proxy statements and other information with the SEC, under Commission Filing Number 0-18050. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. PW Eagle’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements, filings we make with the SEC or other information concerning us, without charge, by writing to PW Eagle, Inc., 1550 Valley River Drive, Eugene, Oregon 97401, Attention: Corporate Secretary, or calling (541) 343-0200. If you would like to request documents, please do so by                     , 2007, in order to receive them before the special meeting. Exhibits to the filings we make with the SEC will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting:

•	PW Eagle’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2005,

•	PW Eagle’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006,

•	PW Eagle’s Current Reports on Form 8-K filed on November 21, 2006 and January 16, 2007, as amended on January 17, 2007, and

•	PW Eagle’s proxy statement relating to its 2006 annual meeting of shareholders.

No person has been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated                     , 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

dated as of

January 15, 2007

among

PW EAGLE, INC.,

J-M MANUFACTURING COMPANY, INC.

and

PIPE DREAM ACQUISITION, INC.

TABLE OF CONTENTS1

[1]	The Table of Contents is not a part of this Agreement.

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of January 15, 2007 among PW Eagle, Inc., a Minnesota corporation (the “Company”), J-M Manufacturing Company, Inc., a Delaware corporation (“Parent”), and Pipe Dream Acquisition, Inc., a Minnesota corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

WHEREAS, the Board of Directors of the Company and a committee thereof formed in accordance with Section 302A.673 of the Minnesota Business Corporation Act and the Board of Directors of Merger Subsidiary have approved this Agreement and deem it advisable to consummate the merger of Merger Subsidiary with and into the Company on the terms and conditions set forth herein;

The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. As used herein, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes hereof, “control” means the possession directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person by virtue of ownership of voting securities, by contract or otherwise.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2005 and the footnotes thereto set forth in the Company 10-K.

“Company Balance Sheet Date” means December 31, 2005.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary simultaneously upon execution of this Agreement.

“Company Material Contract” means (i) any Contract of the Company or any Subsidiary of the Company that is required to be filed with any Company SEC Document, (ii) any Contract that provides for the supply to the Company or any Subsidiary of any materials or components used in the conduct of its business (other than Contracts in the ordinary course of business), and which may not be cancelled without material liability to the Company or its Subsidiaries upon notice of sixty (60) days or less, (iii) any Contract that provides for the sale of products to any person having an aggregate sale price (without giving effect to any rebates or discounts) in excess of $100,000 (other than Contracts in the ordinary course of business), and which may not be cancelled without material liability to the Company or its Subsidiaries upon notice of sixty (60) days or less, (iv) any distribution Contract which may not be cancelled without material liability to the Company or its Subsidiaries upon notice of sixty (60) days or less, (v) any employment or consulting Contract (in each case, under which the

Company has continuing obligations as of the date hereof) with any current or former executive officer or other employee of the Company or its Subsidiaries or member of the Board of Directors of the Company providing for an annual base compensation in excess of $150,000, (vi) any Contract providing for indemnification by the Company or any Subsidiary of the Company or any guaranty by the Company or any Subsidiary of the Company that is material to the Company and its Subsidiaries, taken as a whole (in each case, under which the Company has continuing obligations as of the date hereof), (vii) any Contract (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets other than in the ordinary course of business or (B) pursuant to which the Company or any of its Subsidiaries will acquire any material ownership interest in any other Person or other business enterprise other than the Company’s Subsidiaries, (viii) any other Contract that provides for payment obligations by the Company or any of its Subsidiaries of $1,000,000 or more that is not terminable by the Company or its Subsidiaries upon notice of sixty (60) days or less without material liability to the Company or its Subsidiary and is not described in clauses (i) through (vii) above, and (ix) any Contract, or group of Contracts with a Person (or group of Affiliated Persons), the termination of which would be reasonably expected to have a Material Adverse Effect on the Company and is not described in clauses (i) through (viii) above.

“Contract” means note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation, whether written or oral.

“Company Stock” means the common stock, $0.01 par value, of the Company.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2005.

“Datasite” means the electronic data room created and maintained by Merrill Corporation on behalf of the Company.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local, governmental authority, department, court, agency or official, including any political subdivision thereof

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“knowledge” of any Person that is not an individual means the actual knowledge of such Person’s executive officers after reasonable inquiry.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Material Adverse Effect” means, with respect to a specified Person, an event, development, circumstance or change that (i) is materially adverse to the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, or (ii) prevents or materially impedes, interferes with, or hinders the ability of such Person to consummate the transactions contemplated hereby or to perform its obligations hereunder; in each case, other than any such event, development, circumstance or change resulting from (1) any event, development, circumstance or change generally affecting (A) the industries in which such Person operates or (B) the economy, the financial or securities markets in general, or political conditions in the United States (in the case of clauses (A) and (B), as long as such Person is not disproportionately affected materially as compared to others also affected by such event, development, circumstance or change), (2) any acts of terrorism, military actions or war, (3) this Agreement or the transactions contemplated hereby, including the announcement or pendency thereof, (4) any failure by the Person to meet any published financial estimates for any period ending on or after the date of this Agreement and prior to the Closing Date (but the underlying reasons therefor may be considered in determining whether a Material Adverse Effect has occurred), (5) a decline in the price of the capital stock of the Person (but the underlying reasons therefor may be considered in determining whether a Material Adverse Effect has occurred), (6) any reasonable fees or expenses incurred in connection with the transactions contemplated by this Agreement or (7) any change in any law or regulation or GAAP or the interpretation thereof applicable to such Person and its Subsidiaries.

“Minnesota Law” means the Minnesota Business Corporation Act.

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any direct or indirect entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof (including by waiver or consent); provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. References to any document being “made available” to Parent shall mean any of (i) physical delivery to Parent or its authorized representatives, (ii) inclusion in any Company SEC Document filed with the SEC via EDGAR since January 1, 2006, (iii) listing in the exhibit index of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 (to the extent such document is available to be downloaded via EDGAR) and (iv) deposit on or before January 12, 2007 in the Datasite.

ARTICLE 2

THE MERGER

Section 2.01. The Merger.

(a) Subject to the terms and conditions set forth in this Agreement, at the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Minnesota Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”). The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (EST) on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the fifth Business Day after satisfaction of the conditions set forth in Article 9 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10022, unless another time, date or place is agreed to in writing by the parties hereto.

(b) Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the Surviving Corporation shall file with the Secretary of State of the State of Minnesota articles of merger, in such form as is required by, and executed in accordance with, Minnesota Law (the “Articles of Merger”). The Merger shall become effective upon the filing of the Articles of Merger or at such later time as is agreed to by the parties hereto and specified in the Articles of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

(c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Minnesota Law.

Section 2.02. Conversion of Shares. At the Effective Time, without the need for any action by any party hereto or by any other Person,

(a) except as otherwise provided in Section 2.02(b), Section 2.02(c) or Section 2.04, each share of Company Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $33.50 in cash, without interest (the “Merger Consideration”);

(b) each share of Company Stock owned by Parent or the Company or any of their respective Subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

(c) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d) Subject to Section 2.04, from and after the Effective Time, all of the Company Stock converted into the Merger Consideration pursuant to this Section 2.02 shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate theretofore representing any such Company Stock (each a “Certificate”) shall thereafter cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, with respect thereto, in accordance with the applicable provisions of Section 2.03.

Section 2.03. Surrender and Payment. (a) Paying Agent. Prior to the Effective Time, the Company shall appoint a paying agent (the “Paying Agent”) for the purpose of exchanging Certificates representing Company Stock converted into the Merger Consideration pursuant to Section 2.02, and non-certificated Company Stock converted into the Merger Consideration pursuant to Section 2.02 and represented by book entries (“Book Entry Shares”), for the Merger Consideration. The Paying Agent shall also be responsible for paying a Company Stock Option as contemplated in Section 2.05. At or prior to the Effective Time, Parent shall, deposit, or shall cause to be deposited, with the Paying Agent, for the benefit of the holders of Company Stock, cash sufficient to pay the aggregate Merger Consideration to be delivered in respect of the Company Stock, plus cash sufficient to pay the amounts set forth in Section 2.05 in respect of the Company Stock Options and the Company Warrants (such aggregate amount being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. As soon as reasonably practicable following the date of this Agreement and in any event not less than ten (10) Business Days prior to the Closing Date, Parent and the Paying Agent shall agree upon a final form of letter of transmittal (which shall specify that (i) delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Paying Agent or by appropriate guarantee of delivery in the form customarily used in transactions of this nature from a member of a national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company in the United States, that is a member in good standing of the Securities Transfer Agents’ Medallion Program and (ii) the signature thereof must be guaranteed by such a member or bank or trust company in the form customarily used in transactions of this nature) (the “Letter of Transmittal”), for use in effecting delivery of Company Stock to the Paying Agent and instructions related thereto (the “Instructions”). Promptly after the Letter of Transmittal and Instructions have been finalized, the Paying Agent shall make the Letter of Transmittal and Instructions available, upon request, to holders of Company Stock, and promptly (and in any event within three (3) Business Days) after the Effective Time, Parent will send, or will cause the Paying Agent to send, to each holder of record of Company Stock as of the Effective Time, who has not previously submitted a properly completed and duly executed Letter of Transmittal, the Letter of Transmittal and Instructions. Exchange of any Book-Entry Shares shall be effected in accordance with Paying Agent’s customary procedures with respect to securities represented by book entry.

(b) Exchange Procedures. If a holder of Company Stock surrenders to the Paying Agent a Certificate, together with a Letter of Transmittal properly completed and duly executed, and such other documents as may be reasonably requested pursuant to the Instructions, at least two (2) Business Days prior to the Closing Date and such holder is the record holder as of the Closing Date, then the Company shall use commercially reasonable efforts to cause the Paying Agent to pay to the holder of such Certificate on the Closing Date, in exchange therefor, solely from the Exchange Fund, the Merger Consideration (subject to any applicable withholding tax as specified in Section 2.07), without interest, with respect thereto, and such Certificate shall forthwith be canceled. If a holder surrenders to the Paying Agent a Certificate, together with a Letter of Transmittal properly completed and duly executed (and such other documents as may be reasonably requested pursuant to the Instructions), any time after two (2) Business Days prior to the Closing Date, and such holder is the record holder as of the Effective Time, then the holder of such Certificate shall be paid as soon as reasonably practicable following the Closing Date in exchange therefor by the Paying Agent, solely from the Exchange Fund, the Merger Consideration (subject to any applicable withholding tax as specified in Section 2.07), without interest, with respect thereto, and such Certificate shall forthwith be canceled. In the event of a transfer of ownership of Company Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration in accordance with this Section 2.03(b) may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate. No interest shall be paid or accrued on any Merger Consideration payable to holders of Certificates or options or warrants.

(c) Transfer Books; No Further Ownership Rights in Company Stock. The Merger Consideration paid in respect of Company Stock upon the surrender for exchange of Certificates in accordance with the terms of this Article shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Stock previously represented by such Certificates, and at the Effective Time the share transfer books of Company shall be closed and thereafter there shall be no further registration of transfers on the share transfer books of the

Surviving Corporation of Company Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates that evidenced ownership of Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration or as provided by Applicable Law.

(d) Certificate Holder. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the payment thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment of the Merger Consideration shall pay to the Paying Agent any transfer or other similar Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(e) No Further Ownership Rights in Company Stock. The Merger Consideration paid in accordance with the terms of this Article upon conversion of any Company Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Stock, including any rights to receive declared but unpaid dividends with a record date prior to the Effective Time.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Stock for six (6) months after the Effective Time shall be delivered to Parent (or its designee), upon demand, and any holder of Company Stock who has not theretofore complied with this Article shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Company Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by Applicable Law and subject to the Surviving Corporation’s obligation in the preceding sentence, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(g) No Liability. None of the Parent, Merger Subsidiary, Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official to the extent required by any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered immediately prior to the date on which the Merger Consideration in respect of such Certificate would otherwise irrevocably escheat to or become the property of any Governmental Authority, any such cash in respect of such Certificate shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(h) Investment of Exchange Fund. The Paying Agent shall invest the cash included in the Exchange Fund, as directed by Parent, in (i) direct obligations of the United States, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest or (iii) commercial paper obligations receiving the highest rating from either Moody’s Investor Services, Inc. or Standard & Poor’s, a division of The McGraw Hill Companies, or a combination thereof; provided that, in any such case, no such instrument shall have a maturity exceeding three (3) months from the date of the investment therein. Any interest and other income resulting from such investments shall be paid to Parent.

(i) Lost Certificates. If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving Company, the posting by such Person of a bond, and in such reasonable amount as the Surviving Company may direct, as indemnity against any claim that may be made against it with respect to the Merger Consideration represented by such Certificate, the Exchange Agent shall pay, in accordance with Section 2.03 (except for the provisions thereof requiring delivery of such Certificate), in respect of such lost, stolen, defaced or destroyed Certificate the Merger Consideration with respect to each Company Stock formerly represented by such Certificate.

Section 2.04. Dissenting Shares. Notwithstanding Section 2.02, shares of Company Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who is entitled to demand and has filed written notice of intent to demand the fair value of such shares in accordance with Sections 302A.471 and 302A.473 of Minnesota Law (“Dissenters’ Rights”) shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses the such Dissenters’ Rights. If, after the Effective Time, such holder fails to perfect, withdraws or loses such Dissenters’ Rights, such shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for the fair value of shares of Company Stock pursuant to Minnesota Law, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.05. Stock Options and Warrants. (a) As soon as practicable following the date of this Agreement, but in any event no later than 30 days prior to the Closing Date, the Company shall use its reasonable best efforts to take such actions as are required to provide that each then outstanding option to purchase shares of Company Stock outstanding under any employee stock option or compensation plan or arrangement of the Company (a “Company Stock Option”), whether or not vested or exercisable by its terms, shall be canceled, and the Company shall pay each holder of any such option at or promptly after the Effective Time for each such option an amount (less any applicable withholding tax as specified in Section 2.07) in cash determined by multiplying (i) the excess, if any, of $33.50 per share of Company Stock over the applicable exercise price of such Company Stock Option by (ii) the number of shares of Company Stock such holder could have purchased (assuming full vesting of all options) had such holder exercised such Company Stock Option in full immediately prior to the Effective Time.

(b) Each outstanding warrant to purchase shares of Common Stock (a “Company Warrant”) shall be cancelled as of the Effective Time, and the Company shall pay each holder of a Company Warrant at or promptly after the Effective Time an amount (less any applicable withholding tax as specified in Section 2.07) in cash determined by multiplying (i) the excess, if any, of $33.50 per share of Common Stock over the exercise price of the Company Warrant by (ii) the number of shares of Common Stock into which such Company Warrant is the exercisable.

(c) The amounts paid in accordance with Section 2.05(a) and (b) in respect of the Company Stock Options and the Company Warrants shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Stock Options and Company Warrants and the holders of such Company Stock Options and Company Warrants shall have no further rights pertaining thereto.

Section 2.06. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of options or warrants outstanding as of the date hereof to purchase shares granted under the Company’s stock option or compensation plans or arrangements, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 2.07. Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01. Articles of Incorporation. At the Effective Time, the articles of incorporation of the Surviving Company shall be amended and restated in its entirety to (i) contain indemnification, advancement and exculpation provisions substantially identical to those contained in the Company’s articles of incorporation and (ii) be otherwise identical to the articles of incorporation of Merger Subsidiary as in effect immediately prior to the Effective Time, until thereafter amended as provided by law and such certificate of incorporation; provided, however, that Article I of the article of incorporation of the Surviving Company shall read as follows: “The name of the corporation is “PW Eagle, Inc.”

Section 3.02. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall (i) contain indemnification, advancement and exculpation provisions substantially identical to those contained in the Company’s bylaws and (ii) be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Parent and Merger Subsidiary, except as set forth in (x) the Company Disclosure Schedule (subject to Section 11.05) or (y) the Company SEC Documents (defined in Section 4.07(a)) filed with the SEC since January 1, 2006 (it being understood that any matter set forth in such Company Disclosure Schedule or Company SEC Documents shall be deemed disclosed with respect to any section of this Article 4 to which the matter relates, to the extent the relevance of such matter to such section is reasonably apparent), as follows:

Section 4.01. Corporate Existence and Power. Each of the Company and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority to own, lease and operate its properties and assets and to carry on its businesses as now being conducted and is qualified to do business and is in good standing as a foreign corporation or organization in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing or to have such power or authority, does not have, and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has heretofore delivered or made available to Parent accurate and complete copies of the articles of incorporation and bylaws and other organizational documents, as currently in effect, of the Company and each of its Subsidiaries.

Section 4.02. Subsidiaries. Section 4.02 of the Company Disclosure Schedule lists, as of the date of this Agreement, each direct and indirect Subsidiary of the Company (including its state of incorporation or formation). All of the outstanding capital stock of, or other equity interests in, each Subsidiary of the Company, is directly or indirectly owned by the Company. All the issued and outstanding shares of capital stock of, or other equity interests in, each such Subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all Liens, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. Except for the capital stock of, or voting securities or equity interests in, its Subsidiaries, the Company does not own, directly or indirectly, as of the date hereof, any capital stock of, or other voting securities or equity interests in, any corporation, partnership, joint venture, association or other entity. There are no bonds, debentures, notes or other indebtedness of the Company’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters upon which Subsidiary equityholders may vote. Except for capital stock held by the Company or a wholly-owned Subsidiary of the Company, there are not issued, reserved for issuance or outstanding (i) any shares of capital stock or other voting securities or equity interests of any Subsidiary, (ii) any securities of any Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of such Subsidiary, (iii) any warrants, calls, options or other rights to acquire, and no obligation to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of any Subsidiary and (iv) there are not any outstanding obligations to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any of its Subsidiaries is a party to any voting Contract with respect to the voting of any such securities.

Section 4.03. Capital Structure. The authorized capital stock of the Company consists of 30,000,000 shares of Company Stock and 20,000,000 shares of undesignated stock, par value $0.01 per share (“Undesignated Stock”) of which two (2) million shares have been designated Series A 7% Convertible Preferred Stock, 3,500,000 shares have been designated Class B common stock and 10,000 were designated 8% Convertible Preferred Stock. At the close of business on January 11, 2007 (i) 12,002,015 shares of Company Stock were issued and outstanding, (ii) no shares of Company Stock were issued but not outstanding (i.e., held as treasury stock), (iii) 363,645 shares of Company Stock were reserved and available for issuance pursuant to outstanding Company Stock Options, (iv) 192,167 shares of Company Stock were reserved and available for issuance pursuant to outstanding Company Warrants and (v) no shares of Company Preferred Stock were issued or outstanding (including, without limitation, as treasury shares). All Company Stock Options and awards of restricted stock under the PW Eagle, Inc. 1997 Stock Option Plan are evidenced by stock option agreements, restricted stock purchase agreements or other award agreements. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Options or Company Warrants will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth above in this Section 4.03, and subject to Section 6.01, (A) there are not issued, reserved for issuance or outstanding (1) any shares of capital stock or other voting securities or equity interests of the Company, (2) any securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company, (3) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or (4) any stock appreciation rights, “phantom” stock rights, restricted stock units, performance units, rights to receive shares of Company Stock on a deferred basis or other rights (other than as set forth above) that are linked to the value of Company Stock (collectively, “Company Stock-Based Awards”) and (B) there are not any outstanding obligations to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any of its Subsidiaries is a party to any voting Contract with respect to the voting of any such securities.

Section 4.04. Corporate Authorization; Required Vote.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the affirmative vote of the holders of a majority of the outstanding shares of Company Stock entitled to vote in favor of adoption of this Agreement in accordance with Minnesota Law (the “Company Shareholder Approval”), have been duly authorized by all necessary corporate action on the part of the Company. The

Company Shareholder Approval is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger. This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

(b) At a meeting duly called and held, the committee of the Company’s Board of Directors formed in accordance with Section 302A.673 of Minnesota Law (the “Strategic Committee”) and the Company’s Board of Directors have (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s shareholders, (ii) unanimously approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, (iii) unanimously resolved (subject to Section 6.04) to recommend approval and adoption of this Agreement by its shareholders, and (iv) directed that the Company use its reasonable best efforts to submit the approval of this Agreement to a vote at a meeting of the shareholders of the Company as soon as reasonably practicable (such recommendation, the “Company Board Recommendation”).

Section 4.05. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of Articles of Merger with respect to the Merger with the Minnesota Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable U.S. state or federal securities laws and (iv) any actions or filings the absence of which does not have, and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.06. Non-contravention. Other than the Company Shareholder Approval, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.04, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Contract binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (iii) and (iv), as does not have, and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.07. SEC Filings and the Sarbanes-Oxley Act.

(a) The Company has filed all reports, schedules, forms, statements and other documents, and amendments thereto (including exhibits and other information required to be incorporated therein) with the SEC required to be filed by the Company since January 1, 2006. The Company has made available to Parent or filed with the SEC (i) the Company’s annual reports on Form 10-K for its fiscal year ended December 31, 2005, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the shareholders of the Company held since December 31, 2005, and (iv) all of its other reports, statements, schedules and registration statements and amendments thereto filed with the SEC since December 31, 2005 (the documents referred to in this Section 4.07(a), collectively, the “Company SEC Documents”).

(b) As of its filing date, each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as applicable.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each such Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company has no knowledge of any pending investigation of the Company by the SEC staff or any currently unresolved comment on the Company SEC Documents made by the SEC staff.

(f) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (“SOX”) with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.

(g) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are effective to provide reasonable assurance that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. To the Company’s knowledge, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic reports required under the 1934 Act.

(h) The Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the 1934 Act) (“internal controls”). Such internal controls are effective to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (x) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2006.

(i) None of the Subsidiaries of the Company are, or have at any time since January 1, 2004 been, subject to the reporting requirements of Section 13(a) or 15(d) of the 1934 Act.

Section 4.08. Financial Statements; Projections. Each of the financial statements (including the related notes) of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, was prepared in accordance with GAAP (except as otherwise footnoted therein and, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). The financial projections relating to the Company and the Subsidiaries that were delivered to Parent in the Confidential Information Memorandum, dated October 2006 (the “Information Memorandum”), were prepared on the basis of assumptions the Company reasonably believed in good faith at the time of delivery of such projections to be fair and reasonable in light of the conditions existing at such time, and represented at such time the Company’s reasonable estimate of its future financial performance, in each case, subject to all disclosures, qualifications, or reservations contained in the Information Memorandum (except for any disclaimers of representations inconsistent with the representations made in this Section 4.08). The parties agree and acknowledge that such projections did not constitute a warranty as to the future performance of the Company and that actual results may vary from forecasted results.

Section 4.09. Disclosure Documents. The proxy statement of the Company to be filed with the SEC in connection with the Merger (the “Company Proxy Statement”) will, when filed, and at any time that it is amended or supplemented, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Company Proxy Statement is first mailed to shareholders of the Company, and at the time such shareholders vote on adoption of this Agreement and at the Effective Time, the Company Proxy Statement, as supplemented or amended through each such date, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included in the Company Proxy Statement based upon information furnished to the Company in writing by Parent specifically for use therein.

Section 4.10. Absence of Certain Changes. Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, since the Company Balance Sheet Date, there has not been: (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any capital stock of the Company or any of its Subsidiaries, (ii) any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any shares of capital stock or any other securities of the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire such shares or other securities, (iii) any split, combination or reclassification of any capital stock of the Company or any of its Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of their respective capital stock, (iv) (A) any granting by the Company or any of its Subsidiaries to any current or former (1) director of the Company or (2) employee of the Company or any of its Subsidiaries who is a party to a change of control or severance arrangement (all individuals described in the foregoing clauses (1) and (2), collectively, the “Key Personnel”) of any increase in compensation, bonus or fringe or other benefits, except in the ordinary course of business consistent with past practice or as was required under any Benefit Agreement or Benefit Plan, (B) any granting by the Company or any of its Subsidiaries to any Key Personnel of (1) any increase in severance or termination pay or (2) any right to receive any severance or termination pay except for severance or termination pay received in the ordinary course of business consistent with past practice or as was required under any Benefit Agreement or Benefit Plan, (C) any entry by the Company or any of its Subsidiaries into, or any amendments of, (1) any employment, deferred compensation, consulting, severance, change of control, termination or indemnification contract with any Key Personnel or any other director, officer or employee of the Company or any of its Subsidiaries or (2) any Contract with any Key

Personnel or any other director, officer or employee of the Company or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of the Merger (all such Contracts under this clause (C), collectively, “Benefit Agreements”), (D) the removal or modification of any restrictions in any Benefit Agreement or Benefit Plan or awards made thereunder, except as required to comply with Applicable Law or the terms or provisions of any Benefit Agreement or Benefit Plan in effect as of the date hereof and except as may be effected in the ordinary course of business consistent with past practice or (E) the adoption, amendment or termination of any Benefit Plan, other than, in the case of sections 4.10(iv)(A)-(D), such increases, amendments, new agreements, removals, modifications or terminations that (1) do not provide for any increase in compensation or benefits for any individual Key Personnel that is material in relation to such person’s compensation or benefits prior to such increase and (2) in the aggregate do not result in any material increase in compensation, benefits or other similar expenses of the Company and its Subsidiaries, and (v) any change in financial accounting methods, principles or practices by the Company materially affecting its assets, liabilities or businesses, except insofar as may have been required by a change in GAAP.

Section 4.11. No Undisclosed Material Liabilities. There are no material liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than:

(a) liabilities or obligations provided for in the Company Balance Sheet or disclosed in the notes thereto or in the Company SEC Documents filed prior to the date hereof, and

(b) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet.

Section 4.12. Material Contracts. As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, and none of their respective properties or other assets is subject to, any Company Material Contract, other than those Contracts that are filed as exhibits to the Company SEC Documents. Each Company Material Contract is a valid and binding agreement of the Company or one of its Subsidiaries, as the case may be, and is in full force and effect, and none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms thereof, and, to the knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder. The Company is not party to, or bound by, any Contract which restricts or purports to restrict the Company’s or any of its Subsidiaries’ ability to compete in any line of business, geographic area or customer segment or to sell any specified products.

Section 4.13. Compliance with Laws and Court Orders.

(a) The Company and each of its Subsidiaries are and, since January 1, 2006 have been in compliance with, and to the knowledge of the Company are not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices and permits of or with all Governmental Authorities (collectively, “Permits”) necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as currently conducted, except for such authorizations, certificates, filings, franchises, licenses, notices, permits and approvals the failure of which to hold do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Since June 30, 2006, there has occurred no material default under, or material violation of, any such Permit and, to the knowledge of the Company, the consummation of the Merger would not cause the revocation or cancellation of any material Permit. No representation or warranty is made in this Section 4.13 with respect to Environmental Laws, which are covered in Section 4.15 hereof, or ERISA matters, which are covered in Section 4.18 hereof.

(b) Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any director or officer, has knowledge of any substantive written complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in a material violation of securities laws, breach of fiduciary duty or similar violation by the Company.

Section 4.14. Litigation. There is no action, suit, investigation or proceeding (or any basis therefor) pending against, or, to the knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries or any Person for whom the Company or any Subsidiary may be liable or any of their respective properties before any court or arbitrator or before or by any Governmental Authority, that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or would reasonably be expected to result in the Company or any of its Subsidiaries incurring liability in excess of $500,000. Since January 1, 2004, there has not been any action, suit investigation or proceeding against or affecting the Company that has had a Material Adverse Effect on the Company or resulted in the Company or any of its Subsidiaries incurring liability in excess of $500,000.

Section 4.15. Environmental Matters. (a) During the period of ownership or operation by the Company or any of its Subsidiaries of any of its currently or formerly owned, leased or operated properties, there have been no Releases of Hazardous Materials in, on, under or affecting any such property that would reasonably be expected to result in liability to or require expenditures by the Company and/or any of its Subsidiaries in excess of $100,000 individually or $500,000 in the aggregate; (b) to the knowledge of the Company, prior to and after, as applicable, the period of ownership or operation by the Company or any of its Subsidiaries of any of its currently or formerly owned, leased or operated properties, there were no Releases of Hazardous Materials in, on, under or affecting any such property that would reasonably be expected to result in liability to or require expenditures by the Company and/or any of its Subsidiaries in excess of $100,000 individually or $500,000 in the aggregate; (c) each of the Company and its Subsidiaries is in compliance in all material respects with all Environmental Laws; (d) each of the Company and its Subsidiaries has obtained or has taken appropriate steps, as required by Environmental Laws, to obtain all environmental, health and safety permits, consents, licenses and other authorizations necessary for the operation of its respective businesses and the ownership and/or operation of each property leased, owned or operated by it (collectively, “Environmental Permits”) except for such permits, consents, licenses and other authorizations the failure of which to hold would not have or reasonably be expected to have, individually or in the aggregate, (i) a material adverse effect on the operations of any Company Facility (a “Facility MAE”) or (ii) a Material Adverse Effect on the Company, and all Environmental Permits are in good standing except for such Environmental Permits, whose lack of good standing would not have or reasonably be expected to have, individually or in the aggregate, a Facility MAE or a Material Adverse Effect on the Company, and there has been no change in the facts or circumstances reported or assumed in the applications for or the granting of the Environmental Permits except for such changes which would not have or reasonably be expected to have, individually or in the aggregate, a Facility MAE or a Material Adverse Effect on the Company; (e) neither the Company nor any of its Subsidiaries is subject to any indemnity obligation or other Contract with any Person relating to obligations or liabilities under Environmental Laws; and (f) neither the Company nor its Subsidiaries is subject to, there is not now and there has not been any pending, threatened investigation, suit, claim, action, cause of action, notice or proceeding alleging liability under, relating to or arising under Environmental Laws or the Environmental Permits, and, to the knowledge of the Company, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action, cause of action, proceeding or liability against or affecting the Company or any of its Subsidiaries relating to or arising under Environmental Laws. The term “Environmental Laws” means all applicable Federal, state, local and foreign Laws (including the common law), orders, writs, injunctions, decrees, judgments or stipulations, notices, Permits or binding Contracts issued, promulgated or entered into by any Governmental Authority relating in any way to the environment, preservation or reclamation of natural resources or the presence, management, Release of, or exposure to, Hazardous Materials, or to human health and safety. The term “Hazardous Materials” means (A) petroleum products and by-products and constituents thereof, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances and (B) any other chemical, material, substance, waste, pollutant or contaminant that is prohibited, limited, regulated by or pursuant to or for which standards of liability are imposed under any Environmental Law. The term “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment or any natural or man-made structure.

Section 4.16. Intellectual Property.

(a) Section 4.16(a) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) all registered Owned Intellectual Property and (ii) all material unregistered trademarks of the Owned Intellectual Property. The Intellectual Property set forth on Section 4.16(a) of the Company Disclosure Schedule is all the registered Owned Intellectual Property necessary to conduct the business of the Company as presently conducted.

(b) All Owned Intellectual Property is valid, subsisting and enforceable except, with respect to unregistered Owned Intellectual Property, as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Company. No Owned Intellectual Property is subject to any outstanding order, judgment or decree adversely affecting the use thereof or rights thereto (with the exception of official actions of the United States Patent and Trademark Office, but including reexamination, cancellation, interference, and reissue proceedings by such Office). The Company and its Subsidiaries collectively are the exclusive owner of all Owned Intellectual Property free of any Lien or license. No registered Owned Intellectual Property has lapsed, expired or been abandoned or cancelled, or is subject to any pending, or to the knowledge of the Company threatened, opposition, cancellation, interference, domain name dispute, reexamination, reissue, or other proceeding, and no such item, requires within six months immediately following the date of this Agreement that any material action be taken to maintain or preserve such item, except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Company. The Company has not undertaken or omitted to undertake any act, and, to the knowledge of the Company, no circumstances or grounds exist, that would invalidate, in whole or in part, the enforceability or scope of any registered Owned Intellectual Property used in the conduct of its business or otherwise impair the ability of the Company to exploit its Owned Intellectual Property in the conduct of its business, except for office actions of the United States Patent and Trademark Office.

(c) The conduct of the business by the Company and its Subsidiaries has not infringed and does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third Person, except for any such infringement, misappropriation or violation that does not have, and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. With the exception of office actions of the United States Patent and Trademark Office (but including reexamination, cancellation, interference, and reissue proceedings by such Office), to the knowledge of the Company there is no claim asserted, threatened or any basis for threatening, against the Company or any indemnitee of the Company concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Owned Intellectual Property or Licensed-In Intellectual Property.

(d) To the knowledge of the Company, (i) the Licensed-In Intellectual Property is valid, subsisting and enforceable and (ii) no Licensed-In Intellectual Property is subject to any outstanding order, judgment or decree adversely affecting the Company’s use thereof or its rights thereto. Section 4.16(d) of the Company Disclosure Schedule is an accurate and complete listing of all Contracts pursuant to which the Company exploits any Licensed-In Intellectual Property and represents all Licensed-In Intellectual Property as is necessary to conduct the Business. Each Contract specified in Section 4.16(d) of the Company Disclosure Schedule is legal, valid, binding, enforceable and in full force and effect and the Company is not in breach thereof and no circumstances or grounds exist that would give rise to claim of breach or rescission, termination, revision or amendment of any of the Contracts specified in Section 4.16(d) of the Company Disclosure Schedule.

(e) The execution, delivery and performance by the Company of the transactions contemplated by this Agreement will not alter, impair, diminish or result in the loss of any rights or interests of the Company in any Owned Intellectual Property or Licensed-In Intellectual Property.

(f) All patents required to be listed in Section 4.16 of the Company Disclosure Schedule that are owned by the Company or any of its Subsidiaries have been duly registered and/or filed in all material respects with or issued by each appropriate Governmental Authority, and all necessary maintenance fees have been timely paid in all material respects to continue all such rights in effect.

As used herein,

(1) “Computer Software” means all computer software and databases (including without limitation source code, object code and all related documentation).

(2) “Intellectual Property” means, collectively, all United States and foreign (i) trademarks, service marks, brand names, certification marks, collective marks, Internet domain names, logos, symbols, trade dress, assumed names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) trade secrets and confidential information, including inventions and discoveries, whether patentable or not, processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists; (iv) published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) all other intellectual property.

(3) “Licensed-In Intellectual Property” means the Intellectual Property which is licensed to or otherwise made available for use by the Company or any of its Subsidiaries pursuant to any Contracts for Intellectual Property and excluding any Owned Intellectual Property.

(4) “Owned Intellectual Property” means the Intellectual Property owned by the Company or any of its Subsidiaries, including any such Intellectual Property created by the Company or any of its Subsidiaries, employees or contractors and excluding any Licensed-In Intellectual Property.

Section 4.17. Labor Relations. From the Company Balance Sheet Date through the date hereof, there has not been any adoption, material amendment or termination by the Company or any of its Subsidiaries of any collective bargaining or other labor union Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound. Other than the contract with the United Steel Workers of America, Local 604 at the Buckhannon, West Virginia facility, there are no collective bargaining or other labor union Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound. As of the date of this Agreement, other than those employees at the Buckhannon, West Virginia facility who are members of the United Steel Workers of America, Local 604, none of the employees of the Company or any of its Subsidiaries are represented by any union with respect to their employment by the Company or such Subsidiary. Since January 1, 2004, neither the Company nor any of its Subsidiaries has experienced any material labor disputes, union organization attempts or work stoppages, slowdowns or lockouts due to labor disagreements. To the Company’s knowledge no union or other entity has attempted to organize or represent the labor force of any of the employees of the Company (or its Subsidiaries) in the past twenty-four (24) months immediately prior to the date hereof, with the exception of the employees currently represented by United Steel Workers of America, Local 604 at the Buckhannon, West Virginia facility.

Section 4.18. Employee Benefit Plans.

(a) Section 4.18(a) of the Company Disclosure Schedule sets forth a list of all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all other employee benefit, equity incentive, severance, change in control, split dollar, bonus, employment or compensation plans, policies, agreements, programs, and written or oral arrangements, that are maintained by the Company, any Subsidiary of the Company or to which the Company or any Subsidiary of the Company is party thereto or obligated to contribute thereunder for current or former employees or directors of the Company or any Subsidiary of the Company (the “Benefit Plans”). True, correct and complete copies of the following documents, with respect to each Benefit Plan, have been delivered or made available through the Datasite to Parent by the Company: (i) the Benefit Plan and any related trust documents or other funding arrangements, and amendments thereto (or a written summary description of the material provisions of any oral Benefit Plan); (ii) the three most recent Forms 5500 (including schedules and attachments), if required to be filed; (iii) summary plan descriptions and any summaries of material modifications, if applicable; and (iv) the most recently received IRS determination letter for each Benefit Plan intended to qualify under Section 401 of the Code; and (v) the most recently prepared actuarial report, if applicable.

(b) No Benefit Plan is subject to Title IV of ERISA, and no circumstances exist that could result in liability to the Company or any Subsidiary of the Company under Title IV or Section 302 of ERISA. Neither the Company nor any Subsidiary of the Company maintains, is or will be required to provide, medical or other welfare benefits to employees, directors, former employees, former directors, or retirees after their termination of employment or service, other than (i) pursuant to Part 6 of Title I of ERISA and at the sole expense of the participant or (ii) as set forth on Section 4.18(b) of the Company Disclosure Schedule, except as does not have, and is not reasonably expected to have, individually or in the aggregate a Material Adverse Effect on the Company.

(c) Each Benefit Plan that is intended to qualify under Section 401 of the Code, and each trust maintained pursuant thereto, has received a favorable determination letter from the Internal Revenue Service, and to the knowledge of the Company, nothing has occurred or failed to occur with respect to the operation of any such Benefit Plan that could cause the loss of such qualification. Neither the Company nor any of its Subsidiaries participates in, or is required to contribute to, a multi-employer plan as defined in Section 3(37) of ERISA.

(d) All Benefit Plans have been maintained and administered, in all material respects, in accordance with their terms and in accordance with all Applicable Laws, and to the knowledge of the Company, nothing has occurred with respect to the form or operation of the Benefit Plans that would cause the imposition of any penalty or tax (other than normal employment taxes) under ERISA, the Code or Applicable Laws. All contributions, payments and premiums required to have been made to or under any Benefit Plan have been timely and properly made (or otherwise properly accrued if not yet due). There are no pending or to the knowledge of the Company, threatened claims, examinations or audits with respect to the Benefit Plans, any related trusts, any Benefit Plan sponsor or plan administrator, or any fiduciary of the Benefit Plans, with respect to the operation of such plans (other than routine benefit claims). For all Benefit Plans subject to the laws of any jurisdiction outside of the United States (which are separately identified in Section 4.17(d) of the Company Disclosure Schedule): (i) if they are intended to qualify for special tax treatment, they meet all requirements for such treatment; and (ii) if they are intended or required to be funded and/or book-reserved, they are fully funded and/or book-reserved, as appropriate and in accordance with GAAP, based upon reasonable actuarial assumptions.

(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone of in conjunction with another event, such as a termination of employment) will (i) result in any payment becoming due to any current or former director or current or former employee of the Company or any of its Subsidiaries under any Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

Section 4.19. Golden Parachute Payments. No current or former employee or director of the Company or any of its Subsidiaries is entitled to receive any additional payment from the Company or any of its Subsidiaries or the Surviving Corporation by reason of the excise tax required by Section 4999(a) of the Code being imposed on such person by reason of the transactions contemplated by this Agreement. No amount paid or benefit provided by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either alone or in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. No employee remuneration paid by the Company will cause a loss of deduction under Section 162(m) of the Code.

Section 4.20. Taxes. Except as does not have, and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) the Company and each of its Subsidiaries have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate; (ii) the Company and each of its Subsidiaries have paid or caused to be paid all Taxes that are required to be paid in respect of such Tax Returns and the Company and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, shareholder, creditor or her third party; and (iii) all deficiencies asserted in writing or assessments made as a result of any examinations or other audits by federal, state, local or foreign taxing authorities have been paid in full, settled, or adequately provided for in the financial statements contained in the Company SEC Documents filed on or prior to the date of this Agreement. Neither the Company nor any of its Subsidiaries is a party to or bound by and tax sharing agreement or tax indemnity agreement (other than an agreement in which the Company and one or more if its Subsidiaries are the sole parties). Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for a tax-free treatment under Section 355 of the Code. Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(2). For purposes of this Agreement (i) the term “Tax” or “Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, stamp, payroll, employment, use, property, withholding excise, and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts, and (ii) the term “Tax Return” means all returns and reports required to be filed with, or supplied to, any federal, state, local or foreign tax authority with respect to Taxes.

Section 4.21. Properties. Section 4.21 of the Company Disclosure Schedule sets forth a complete and accurate list of each parcel of real property owned or leased by the Company (each, a “Company Facility”). Each of the Company and its Subsidiaries has, and at the Effective Time, will have (i) good and marketable title (subject only to Permitted Exceptions and the matters described on Section 4.21(a) of the Company Disclosure Schedule) to all of its owned real properties, or (ii) valid and subsisting leasehold or sublease interests or similar contract rights under valid agreements relating to all of its leased properties and other tangible assets. Each of the Company and its Subsidiaries has complied in all material respects with the terms of all leases or subleases to which it is a party, and all leases to which the Company or any of its Subsidiaries is a party and under which it is in occupancy are in full force and effect. Neither the Company nor any of its Subsidiaries has received any notice of any event or occurrence that has resulted or could reasonably result (with or without the giving of notice, the lapse of time or both) in an event of default with respect to any lease or sublease to which it is a party. The consummation of the Merger shall not require the consent of any party to any of the leases or subleases to which the Company or any of its Subsidiaries are a party. “Permitted Exceptions” means (a) liens for taxes or assessments not yet due and payable or being contested in good faith or (b) mechanics’, materialmen’s or other liens or security interests imposed by Applicable Law, provided that any such lien or security interest is not yet due and payable or is being contested in good faith with reasonable reserves therefor maintained by the Company.

Section 4.22. Affiliate Transaction. There are no Company Material Contracts or other material transactions or agreements between the Company or any of its Subsidiaries, on the one hand, and any (a) officer or director of the Company or any of its Subsidiaries, (b) record or beneficial owner of five percent or more of any class of the voting securities of the Company or (c) Affiliate of any such officer, director or beneficial owner.

Section 4.23. Insurance. The Company has current insurance policies for directors and officers, errors and omissions, commercial general liability, property, products liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are, in the Company’s judgment, reasonable for the business and assets of the Company and the Subsidiaries (collectively, the “Insurance Policies”). The Company has made any and all payments currently due and required to maintain the Insurance Policies in full force and effect. With respect to each Insurance Policy: (i) the policy is in full force and effect in all material respects; (ii) neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company any other party to the policy, is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; (iii) neither the Company nor any of its Subsidiaries has been refused any coverage or rejected any material claim under any such insurance policy and (iv) neither the Company nor any of its Subsidiaries has received notice of default under any Insurance Policy, or notice of any pending or threatened termination or cancellation, coverage limitation or reduction or premium increase with respect to any Insurance Policy.

Section 4.24. Foreign Corrupt Practices Act. The Company and its Subsidiaries have complied in all material respects with the U.S. Foreign Corrupt Practices Act (or similar laws outside the United States). Neither the Company nor its Subsidiaries, or any of their respective directors, officers, employees or agents, has, directly or indirectly, (i) made any payment, provided services or given or agreed to give any gift or similar benefit or other favors in the United States or in any foreign country in order to obtain preferential treatment or consideration by any supplier or Governmental Authority with respect to any aspect of the business of the Company or any of its Subsidiaries that violated any Applicable Law, (ii) used funds or other assets of the Company or any of its Subsidiaries, or made any promise or undertaking in such regard, for any other illegal payments to or for the benefit of any Person or the establishment or maintenance of a secret or unrecorded fund, or (iii) made any political contributions that would not be lawful under the laws of the United States, any foreign country or any jurisdiction within the United States or any foreign country. There have been no false or fictitious entries made in the books or records of the Company or any of its Subsidiaries relating to any such illegal payment or secret or unrecorded fund. None of the Company, any of its Subsidiaries or any of their respective directors, officers, employees or agents, has been or is the subject of any investigation by any Governmental Authority in connection with any such payment, provision of services or contribution.

Section 4.25. Finders’ Fees. Except for Morgan Joseph & Co. Inc. (solely pursuant to the Morgan Joseph & Co. Inc. engagement letter) and Rothschild Inc. (solely pursuant to the Rothschild Inc. engagement letter), the fees and expenses of which shall be paid by the Company, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement. The Company has made available to Parent a true, complete and accurate copy of the Morgan Joseph & Co. Inc. engagement letter.

Section 4.26. Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Rothschild Inc., on the date hereof, to the effect (subject to the qualifications set forth in such opinion) that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Stock (the “Fairness Opinion”); a signed copy of which opinion has been, or will promptly be, delivered to Parent.

Section 4.27. Antitakeover Statutes. Assuming neither Parent nor Merger Subsidiary, nor any Person of which Parent or Merger Subsidiary is an “affiliate” or an “associate” (within the meaning of Section 302A.011 of Minnesota Law), is an interested shareholder under Minnesota Law and assuming that neither Parent nor Merger Subsidiary, nor any Person of which Parent or Merger Subsidiary is an “affiliate” or an “associate” (within the meaning of Section 302A.011 of Minnesota Law), has beneficial ownership under Minnesota Law of any voting power of outstanding shares of the Company other than as may deem to occur solely by virtue of the Voting Agreement, dated as of the date hereof, between Parent and Pirate Capital, LLC (the “Voting Agreement”), no

“business combination,” “control share acquisition,” “fair price,” or other antitakeover law enacted under Minnesota law, any other U.S. state law or federal laws prohibit or impede this Agreement, the Merger or any of the transactions contemplated hereby. The Company’s Board of Directors and the Strategic Committee, each at a meeting duly called and held, have approved the Merger, this Agreement and the other transactions contemplated hereby and such approvals are sufficient so that Section 302A.673 of Minnesota Law will not prohibit or impede the Merger, this Agreement and the other transactions contemplated by this Agreement, assuming that neither Parent nor Merger Subsidiary, nor any Person of which Parent or Merger Subsidiary is an “affiliate” or an “associate” (within the meaning of Section 302A.011 of Minnesota Law), has beneficial ownership under Minnesota Law of any voting power of outstanding shares of the Company other than as may deem to occur solely by virtue of the Voting Agreement.

Section 4.28. No Rights Plan. There is no shareholder rights plan, “poison pill” anti-takeover plan or other similar device in effect, to which the Company is a party or otherwise bound.

Section 4.29. Major Customers. The information made available by the Company to Parent with respect to the 10 largest customers of the Company for each business segment for the fiscal years ended December 31, 2005 and 2006 (the “Major Customers”) is true and correct. Since May 30, 2006, none of the Major Customers has advised the Company in writing that it intends to reduce its purchases from, or cease to do business with, or substantially reduce or delay its business with the Company.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

Parent and Merger Subsidiary jointly and severally represent and warrant to the Company, except as set forth in the Parent Disclosure Schedule delivered by Parent to the Company simultaneously with the execution of this Agreement (subject to Section 11.05), as follows:

Section 5.01. Corporate Existence and Power. Parent and Merger Subsidiary are corporations duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and have all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which does not have, and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Merger Subsidiary. Parent has heretofore delivered to the Company true and complete copies of the certificates of incorporation and bylaws of Parent and Merger Subsidiary as currently in effect.

Section 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary enforceable against each of Parent and Merger Subsidiary in accordance with its terms.

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of Articles of Merger with respect to the Merger with the Minnesota Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other U.S. state or federal securities laws, and (iv) any actions or filings the absence of which does not have, and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or Merger Subsidiary is entitled under any provision of any agreement or other instrument binding upon Parent or Merger Subsidiary, with such exceptions, in the case of clause (iii), as does not have, and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.05. Disclosure Documents. None of the information provided by Parent to the Company in writing expressly for inclusion in the Company Proxy Statement or any amendment or supplement thereto, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time the shareholders vote on adoption of this Agreement and at the Effective Time, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 5.06. Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or Merger Subsidiary who is or will be entitled to any fee or commission payable by any Person other than Parent in connection with the transactions contemplated by this Agreement.

Section 5.07. Beneficial Ownership. Neither Parent nor Merger Subsidiary, nor any Person of which Parent or Merger Subsidiary is an “affiliate” or an “associate” (within the meaning of Section 302A.011 of Minnesota Law), has beneficial ownership under Minnesota Law of any voting power of outstanding shares of the Company.

ARTICLE 6

COVENANTS OF THE COMPANY

Section 6.01. Conduct of the Company. (a) Except as set forth in the corresponding section of the Company Disclosure Schedule or otherwise as expressly contemplated hereby, subject to Applicable Law, the Company covenants and agrees as to itself and its Subsidiaries that, from the date of this Agreement until the Effective Time, the business of it and its Subsidiaries shall be conducted only in the ordinary course consistent with past practice and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to preserve its business organization intact and maintain its existing relations and goodwill with Governmental Authorities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of the present employees and agents of the Company and its Subsidiaries. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, the Company will not and will not permit its Subsidiaries to (unless Parent shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed):

(i) adopt or propose any change in its articles of incorporation or bylaws (or similar governing documents);

(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly-owned Subsidiaries of the Company that are not obligors or guarantors of third party indebtedness;

(iii) acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $250,000 other than acquisitions pursuant to Contracts to the extent in effect immediately prior to the execution of this Agreement and set forth in Section 6.01(a)(iii) of the Company Disclosure Schedule or as otherwise set forth in Section 6.01(a)(iii) of the Company Disclosure Schedule;

(iv) other than pursuant to Contracts to the extent in effect as of immediately prior to the execution of this Agreement and set forth in Section 6.01(a)(iv) of the Company Disclosure Schedule, and other than the issuance of shares of Company Stock upon the exercise of outstanding Company Stock Options or Company Warrants, in each case, in accordance with their terms, issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries or any other voting securities (other than the issuance of shares by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary), or securities convertible or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other voting securities or such convertible or exchangeable securities or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units;

(v) create or incur any Lien on assets of the Company or any of its Subsidiaries that is material, individually or in the aggregate, to the Company;

(vi) other than pursuant to Contracts to the extent in effect as of immediately prior to the execution of this Agreement and set forth in Section 6.01(a)(vi) of the Company Disclosure Schedule, make any loan, advance or capital contribution to or investment in any Person (other than a wholly-owned Subsidiary of the Company) in excess of $50,000 in the aggregate;

(vii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends or other distributions by any direct or indirect wholly-owned Subsidiary of the Company to the Company or to any other direct or indirect wholly-owned Subsidiary of the Company) or enter into any agreement with respect to the voting of its capital stock;

(viii) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock except the acceptance of shares of Company Stock as payment of the exercise price of stock options or for withholding taxes incurred in connection with the exercise of Company Stock Options or the vesting of restricted stock, in each case in accordance with past practice and the terms of the applicable award;

(ix) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any securities or warrants or other rights to acquire any security of the Company or any of its Subsidiaries, except for indebtedness for borrowed money incurred in the ordinary course of business not to exceed $500,000 in the aggregate;

(x) except as set forth in Section 6.01(a)(x) of the Company Disclosure Schedule, make or authorize any capital expenditure;

(xi) enter into (A) any Contract that would have been a Company Material Contract had it been entered into prior to the execution of this Agreement (provided that for purposes of this clause (A), the dollar amount in clause (viii) of the definition of Company Material Contract shall be $100,000, (B) any Contract that would be of a type referred to in the last sentence of Section 4.12, (C) any Contract that is a lease of real property, other than renewals of leases in effect as of the date of this Agreement, (D) any Contract that provides for the supply to the Company or any Subsidiary of any materials or components used in the conduct of its business, and which may not be cancelled without material liability to the Company or its Subsidiaries upon notice of sixty (60) days or less or (E) any material Contract to the extent consummation of the transactions contemplated by this Agreement or compliance by the Company with the terms hereof could reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, or require Parent or any of its Affiliates to transfer any of its material assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract;

(xii) other than in the ordinary course of business, amend or modify in any material respect, or terminate or waive any material right or benefit under, any Company Material Contract;

(xiii) make any changes with respect to financial accounting policies or procedures, except as required by changes in GAAP or by Applicable Law;

(xiv) (A) pay, discharge, settle or satisfy any single claim, liability, obligation or litigation or other proceeding (absolute, accrued, asserted or unasserted, contingent or otherwise) for an amount in excess of $250,000 or multiple such claims, liabilities, obligations or litigation or other proceedings (absolute, accrued, asserted or unasserted, contingent or otherwise) for an aggregate amount in excess of $500,000, or which would be reasonably likely to have any adverse impact on the operations of the Company or any of its Subsidiaries or on any current or future litigation or other proceeding of the Company or any of its Subsidiaries, (B) cancel any material indebtedness in excess of $50,000, other than (i) in the ordinary course of business consistent with past practice or (ii) in accordance with Section 6.08, (C) waive or assign any claims or rights of material value or (D) waive any benefits of, or agree to modify in any respect, or, subject to the terms hereof, knowingly fail to enforce, or consent to any matter with respect to which consent is required under any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

(xv) sell, lease, license, or otherwise dispose of any assets of the Company or its Subsidiaries except for ordinary course sales of products or services provided in the ordinary course of business or obsolete assets, and except for sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $250,000 in the aggregate, other than pursuant to Contracts in effect prior to the execution of this Agreement and set forth in Section 6.01(a)(xv) of the Company Disclosure Schedule or as otherwise set forth in Section 6.01(a)(xv) of the Company Disclosure Schedule;

(xvi) except as required to ensure that any Benefit Plan or Benefit Agreement (in each case, as in effect as of the date hereof and to the extent true, complete and accurate copies of which have been heretofore delivered to Parent as of the date of this Agreement) is not then out of compliance with Applicable Law or to comply with any Benefit Plan, Benefit Agreement or other Contract entered into prior to the date hereof (in each case, as in effect as of the date hereof and to the extent true, complete and accurate copies of which have been heretofore delivered to Parent as of the date of this Agreement), (A) adopt, enter into, terminate or amend (1) any collective bargaining agreement, (2) Benefit Plan or (3) any Benefit Agreement, (B) increase in any manner the compensation, bonus or fringe or other benefits of, or pay any discretionary bonus of any kind or amount whatsoever to, any current or former director, officer, employee or consultant, except in the ordinary course of business consistent with past practice of the Company or its Subsidiaries, (C) grant or pay any severance or termination pay (except for severance or termination pay granted or paid in the ordinary course of business consistent with past practice to employees other than Key Personnel), to, or increase the severance or termination pay of, any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, (D) remove any existing restrictions in any Benefit Agreements, Benefit Plans or awards made thereunder, (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Benefit Plan or Benefit Agreement, (F) take any action to accelerate the vesting or payment of any compensation or benefit under any Benefit Plan or Benefit Agreement or awards made thereunder or (G) except as may be reasonably necessary to comply with GAAP (provided that prior written notice is provided to Parent), change any actuarial or other assumption used to calculate funding obligations with respect to any Benefit Plan or change the manner in which contributions to any Benefit Plan are made or the basis on which such contributions are determined;

(xvii) engage in the conduct of any new line of business, other than as expressly permitted by Section 6.01(a)(iii) of the Company Disclosure Schedule;

(xviii) except as required by Applicable Law, (i) make or change any tax election, (ii) settle any Tax audit or (iii) file any amended Tax Return, in each case, that is reasonably likely to result in an increase to a Tax liability, which increase is material to the Company and its Subsidiaries, taken as a whole; or

(xix) agree, resolve or commit to do any of the foregoing; provided, however, that the foregoing covenants shall not prevent the Company and its Subsidiaries from undertaking transactions between or among themselves.

Section 6.02. Proxy Material; Shareholder Meeting.

(a) As promptly as practicable following the date of this Agreement, Company and Parent shall prepare, and Company shall file with the SEC, the Company Proxy Statement, and each of the Company and Parent shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Each of the Company and Parent shall use its commercially reasonable efforts to cause the SEC staff to confirm that they have no further comments on the Company Proxy Statement (“SEC Confirmation”), as promptly as practicable after such filing. Without limiting any other provision herein, the Company Proxy Statement will contain such information and disclosure reasonably requested by either the Company or Parent so that the Company Proxy Statement conforms in form and substance to the requirements of the 1934 Act. The Company Proxy Statement shall contain a copy of the Fairness Opinion. The Company shall use its commercially reasonable efforts to cause the Company Proxy Statement to be mailed to the holders of Company Stock as promptly as practicable after the Company has obtained SEC Confirmation.

(b) Each of the Company and Parent shall promptly notify the other of the receipt of any comments, whether written or oral, from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Company Proxy Statement or for additional information and shall supply the other with copies of all correspondence between the Company or any of its representatives or Parent or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Company Proxy Statement. The Company and Parent shall cooperate with each other and provide to each other all information necessary in order to prepare the Company Proxy Statement as expeditiously as practicable. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Company Proxy Statement (including by participating in any discussions or meetings with the SEC) each time before the Company Proxy Statement (or any amendment thereto) is filed with the SEC, and reasonable and good faith consideration shall be given to any comments made by Parent and its counsel.

(c) If at any time prior to the Effective Time there shall occur (i) any event with respect to the Company or any of its Subsidiaries, or with respect to other information supplied by the Company for inclusion in the Company Proxy Statement, or (ii) any event with respect to Parent, or with respect to information supplied by Parent for inclusion in the Company Proxy Statement, in either case, which event is required to be described in an amendment of or a supplement to the Company Proxy Statement, such event shall be so described, and such amendment or supplement shall be promptly filed by the Company with the SEC and, as required by Applicable Law, disseminated by the Company to shareholders. No filing of, or amendment or supplement to, the Company Proxy Statement will be made by the Company without providing Parent reasonable opportunity to review and comment thereon in accordance with clause (b) above.

(d) As soon as reasonably practicable following the date it receives SEC Confirmation, the Company shall duly call, give notice of, convene and hold a meeting of the Company shareholders (the “Company Shareholder Meeting”) for the purpose of seeking the Company Shareholder Approval. The Company Proxy Statement shall contain (i) the Company Board Recommendation to the Company shareholders that they give the Company Shareholder Approval and (ii) the determination of the Board of Directors of the Company that the Merger is advisable and in the best interests of the Company shareholders, except, in each case, to the extent that the Board of Directors shall have withdrawn or modified its recommendation of this Agreement or the Merger as permitted by Section 6.04.

Section 6.03. Access to Information.

(a) To the extent permitted by Applicable Law, from the date hereof until the Effective Time, the Company shall (i) afford to Parent, and to Parent’s officers, employees, counsel, financial advisors, auditors, financing sources (and their advisors) and other authorized representatives full access to the offices, properties, books, Contracts, commitments, personnel and records of the Company and its Subsidiaries, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives (A) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (B) such financial and operating data and other information as such Persons may reasonably request and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to cooperate with Parent in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. The foregoing will not require the Company to permit any inspection or disclosure of any information that would result in the disclosure of confidential information of any Person in violation of any confidentiality obligation of the Company to such Person (provided that the Company shall use its reasonable best efforts to request that such Person grant such access or disclosure to Parent and the Company shall nonetheless otherwise give Parent a general description of the subject matter of the agreement) or require disclosure of any material concerning on any Acquisition Proposal made before the date of this Agreement by any Person, or disclosure of any report from the Company’s financial advisors, counsel, management or other representative regarding the Parent. Without limiting the foregoing, between the date hereof and the Effective Time, the Company shall (and shall cause its Affiliates to) reasonably cooperate with Parent in connection with Parent securing financing to consummate the Merger, including, without limitation, cooperating with the Parent in obtaining appraisals of the assets of the Company and its Subsidiaries, sending notices to reflect the change of control, obtaining reasonable access to the Company’s accountants and their work papers, making employees of the Company and its Subsidiaries reasonably available, providing all financial information relating to the Company and its Subsidiaries as may be reasonably requested by Parent, and permitting Parent and its accountants reasonable access to the Company and its Subsidiaries. In addition, the Company shall deliver estimated and reasonably detailed monthly financial results and statements to Parent as promptly as practicable following each of their preparation at the end of each fiscal month. Nothing contained in this Agreement shall give to Parent or its Subsidiaries, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time in any unlawful manner.

(b) Except for disclosures and uses expressly permitted by the terms of the Confidentiality Agreement dated as of October 11, 2006, with addendums executed on or about November 21, 2006 and December 14, 2006, and as amended on the date hereof, between the Company and Parent (the “Confidentiality Agreement”), Parent shall hold in confidence and use, and shall cause its Subsidiaries and their respective directors, officers, employees, accountants, counsel, financial advisors, financing sources (and their advisors) and other authorized representatives to hold in confidence and use, all information received from the Company, directly or indirectly, in accordance with the Confidentiality Agreement.

(c) No information or knowledge obtained by Parent in any investigation pursuant to this Section 6.03 shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

Section 6.04. Acquisition Proposals. (a) The Company shall not, and shall cause each of its Subsidiaries not to, and shall cause each of the foregoing Person’s respective directors, officers, management personnel, Affiliates, investment bankers, financial advisors, attorneys, and other representatives (collectively, “Representatives”) retained by it or any of its Subsidiaries not to, directly or indirectly through another Person, (i) solicit, initiate or knowingly encourage, or take any other action designed to, or which could reasonably be expected to, facilitate, any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information relating to, any Acquisition Proposal or (iii) amend or modify in any material respect, or terminate or waive any material right or benefit under, any confidentiality, standstill or similar agreement with any Person (whether or not a Company

Contract). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Subsidiary of the Company and/or any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 6.04(a) by the Company. The Company shall, and shall cause its Subsidiaries to, and shall cause each of their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining the Company Shareholder Approval, in response to a bona fide written Acquisition Proposal that the Board of Directors of the Company reasonably determines (after consultation with outside counsel and a financial advisor of reputation comparable to those used by the Company in connection with entering into this Agreement) constitutes or would reasonably likely lead to a Superior Proposal, and which Acquisition Proposal did not result from a breach of this Section 6.04(a), the Company may, subject to compliance with Section 6.04(c), (A) furnish non-public information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal (and its Representatives) pursuant to a customary confidentiality and standstill agreement, provided that all such information has previously been provided to Parent or is provided to Parent prior to or concurrently with the time it is provided to such Person, and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal.

The term “Acquisition Proposal” means any inquiry, proposal or offer from any Person relating to, or that could reasonably be expected to lead to (whether in a single transaction or series of related transactions): (i) any direct or indirect acquisition or purchase by such Person or “group” (within the meaning of Section13(d) of the Exchange Act) of (A) assets (including equity securities of any Subsidiary of the Company) or businesses that constitute 20% or more of the revenues, net income, or assets of the Company and its Subsidiaries (taken as a whole) or (B) 20% or more of any class of equity securities of the Company or any of its Subsidiaries, (ii) any tender offer or exchange offer that if consummated would result in any Person or “group” (within the meaning of Section13(d) of the Exchange Act) beneficially owning 20% or more of any class of equity securities of the Company or any of its Subsidiaries, (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or any of its Subsidiaries pursuant to which any Person or “group” (within the meaning of Section13(d) of the Exchange Act) or the shareholders of such Person would own 20% or more of any class of equity securities of the Company or any of its Subsidiaries or of any resulting parent company of the Company, or (iv) any other transaction the consummation of which would reasonably be expected to prevent or materially delay the Company from performing its obligations under this Agreement in any material respect or materially delay consummating the transactions contemplated hereby, in each case, other than the transactions contemplated by this Agreement.

The term “Superior Proposal” means an Acquisition Proposal which did not result from a breach of this Section 6.04(a), and which (i) the Company’s Board of Directors determines in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, and if consummated, would result in a more favorable transaction to the shareholders of the Company from a financial point of view than the transaction contemplated by this Agreement (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial and other terms of this Agreement proposed by Parent in response to such Acquisition Proposal or otherwise)).

(b) Neither the Board of Directors of the Company, nor any committee thereof, shall (i) withdraw or modify in a manner adverse to Parent (including, without limitation, changing its recommendation to express no opinion or to take a “neutral” position), or publicly propose to withdraw or modify in a manner adverse to Parent (including, without limitation, changing its recommendation to express no opinion or to take a “neutral” position), the approval or recommendation by such Board of Directors or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (ii) adopt or recommend or express no opinion or take any “neutral” position with respect to, or propose publicly to adopt or recommend or express no opinion or take any “neutral” position with respect to, any Acquisition Proposal (any and all actions described in any one Material or more subclauses of this Section 6.04(b)(i) or 6.04(b)(ii) being referred to as a “Company Adverse Recommendation Change”). Except as provided in Section 6.04(f), neither the Board of Directors of the Company nor any committee thereof shall adopt or recommend, or publicly propose to adopt or recommend, or allow the Company or any of its Subsidiaries or any of their respective Representatives to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal or Superior Proposal (other than a confidentiality and standstill agreement referred to in Section 6.04(a)) (an “Acquisition Agreement”). Notwithstanding the foregoing, at any time prior to obtaining the Company Shareholder Approval and subject to the Board of Directors and the Company’s compliance with this Section 6.04, the Board of Directors of the Company may make a Company Adverse Recommendation Change pursuant to and in accordance with the provisions of Section 6.04(f); provided, however, that the Company shall not be entitled to exercise its right to make a Company Adverse Recommendation Change pursuant to Section 6.04(f) until after the third business day following Parent’s receipt of written notice (a “Notice of Superior Proposal”) from the Company advising Parent that the Board of Directors of the Company intends to take such action and specifying the reasons therefor, including the terms and conditions of such Superior Proposal that is the basis of the proposed action by the Board of Directors (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Superior Proposal and a new three (3) business day period shall commence). In determining whether to make a Company Adverse Recommendation Change, the Board of Directors of the Company shall take into account any changes to the financial terms of this Agreement proposed by Parent in response to a Notice of Superior Proposal or otherwise.

(c) In addition to the obligations of the Company set forth in Section 6.04(a) and (b), the Company shall promptly (and in any event within 24 hours) notify Parent of the receipt of any Acquisition Proposal or any inquiry, proposal or offer that is reasonably likely to lead to an Acquisition Proposal after the date hereof, which notice shall include the identity of the Person making such Acquisition Proposal or other inquiry, proposal or offer and the material terms and conditions thereof, and will keep Parent promptly and reasonably apprised of any related material developments, discussions and negotiations related thereto and provide to Parent as soon as practicable after receipt or delivery thereof of copies of any and all correspondence and other written material sent or provided to the Company or any of its Subsidiaries or any of their respective Representatives from any Person that relates to the terms or conditions of any Acquisition Proposal and any and all correspondence and other written material sent or provided by (or on behalf of) the Company or any of its Subsidiaries or any of their respective Representatives in response thereto or otherwise in connection therewith.

(d) Nothing contained in this Section 6.04 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company’s shareholders if, in the good faith judgment of the Board of Directors of the Company, after receipt of advice from its outside counsel, failure so to disclose would be inconsistent with its fiduciary duties or applicable Law, provided that this Section 6.04(d) will not affect the obligations of the Company and its Board of Directors under Sections 6.04(a) and 6.04(b); provided, further, that (x) any such disclosure made pursuant to this Section 6.04(d) (other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall not be deemed to be a Company Adverse Recommendation Change so long as the Board of Directors of the Company expressly reaffirms in such disclosure the Company Board Recommendation and does not recommend or express no opinion or take a “neutral” position with respect to any Acquisition Proposal and (y) the Company shall provide Parent with no less than one Business Day notice of such disclosure prior to any such disclosure.

(e) For a period of not less than three (3) business days after Parent’s receipt from the Company of an initial Notice of Superior Proposal in respect of a Superior Proposal made by any Person, the Company shall, if requested by Parent, negotiate in good faith with Parent to revise this Agreement such that the Acquisition Proposal constituting a Superior Proposal shall no longer constitute a Superior Proposal.

(f) In response to the receipt by the Company of a Superior Proposal that has not been withdrawn and continues to constitute a Superior Proposal after the Company’s compliance with the last paragraph of Section 6.02(b) and with Section 6.02(e), the Board of Directors of the Company may effect a Company Adverse Recommendation Change and may terminate this Agreement pursuant to Section 10.01(d)(i) and enter into an agreement with a third party with respect to such Superior Proposal, if (and only if) each of the following conditions are met:

(i) the Company Shareholder Approval shall not have been obtained by such time;

(ii) the Board of Directors of the Company has concluded in good faith, following the receipt of advice of its outside legal counsel, that, in light of such Superior Proposal, the failure of the Board of Directors to effect a Company Adverse Recommendation Change would reasonably be expected to result in a breach of its fiduciary obligations to its shareholders under Applicable Law; and

(iii) at or prior to terminating this Agreement and/or entering into an agreement reflecting such Superior Proposal, the Company shall have paid any amounts due pursuant to Section 11.04 in accordance with the terms and at the times specified therein.

(g) In the event that a third party has made an Acquisition Proposal or any inquiry, proposal or offer that is reasonably likely to lead to an Acquisition Proposal, the Company shall, at the request of Parent, promptly (and in any event within 48 hours) make a public announcement of its then current recommendation by the Company’s Board of Directors or any committee thereof of this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 6.05. Notification.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article X and the Effective Time, the Company shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent and Merger Subsidiary to consummate the transactions contemplated hereby, including the Merger, or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 6.05(a).

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article X and the Effective Time, the Company shall use its best efforts to give prompt notice to Parent of (i) any notice or other communication received by it from any third party, subsequent to the date of this Agreement and prior to the Effective Time, of which the Company has knowledge alleging any material breach of or material default under any Company Material Contract to which the Company or any of its Subsidiaries is a party or (ii) any notice or other communication received by the Company or any of its Subsidiaries from any third party, subsequent to the date of this Agreement and prior to the Effective Time, of which the Company has knowledge alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement (including the Merger); provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent and Merger Subsidiary to consummate the transactions contemplated hereby, including the Merger, or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 6.05(b).

(c) The Company shall promptly notify Parent of any litigation commenced after the date hereof against the Company or any of its directors by any shareholders of the Company (on their own behalf or on behalf of the

Company) relating to this Agreement or the transactions contemplated hereby (including the Merger) and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such litigation and shall consider Parent’s views with respect to such litigation and shall not settle any such litigation without the prior written consent of Parent. Notwithstanding the foregoing, the Company shall not be required to provide any notice or information to Parent the provision of which the Company in good faith determines may adversely affect the Company’s or any other Person’s attorney-client or other privilege with respect to such information.

Section 6.06. Consents. Except as set forth in Section 6.06 of the Company Disclosure Schedule, the Company shall (i) use its best efforts to obtain the consents set forth in Section 4.06 of the Company Disclosure Schedule and (ii) obtain the consents set forth in Section 4.06 of the Company Disclosure Schedule, other than consents which the failure to obtain does not have, and is not reasonably expected to have, individually or in the aggregate, a Facility MAE or a Material Adverse Effect on the Company. Notwithstanding anything to the contrary set forth in Section 6.01, the Company may make payments or amend the terms of each agreement for which consent is so required subject to the consent of Parent, which consent shall not be unreasonably withheld.

Section 6.07. Filings. The Company shall timely file with the SEC when initially due under law (without giving effect to any extensions permitted by law) all reports and documents required by the Company to be filed after the date hereof under the 1933 Act and the 1934 Act, including, without limitation, the Company’s Form 10-Ks and Form 10-Qs.

Section 6.08. Pay-off Letters. The Company shall use its reasonable best efforts to obtain true, correct and complete pay-off letters with respect to the bonds, debentures, notes or other indebtedness of the Company and its Subsidiaries, to the extent requested by Parent.

ARTICLE 7

COVENANTS OF PARENT

Section 7.01. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.02. Retention of Shares; Voting of Shares at Shareholders Meeting. Other than as contemplated herein, neither the Parent or any of its Affiliates have any intention of disposing any shares of Company Stock owned by any of them as of the date hereof. Parent will, and will cause its Affiliates, to vote all shares of Company Stock owned by each of them in favor of adopting this Agreement and the transactions contemplated hereby, including the Merger, at the Company Shareholders Meeting.

Section 7.03. Employee Benefits. (a) Parent agrees that it shall cause the Surviving Corporation to honor each Benefit Plan and Benefit Agreement in accordance with its terms as in effect immediately before the Effective Time, subject to any amendment or termination thereof that may be permitted by such terms. For a period from the Effective Time through at least one year from Effective Time, Parent shall provide, or shall cause to be provided, to those individuals who as of the Effective Time were employees (other than employees subject to collective bargaining agreements) of the Company and its Subsidiaries (the “Affected Employees”) compensation and benefits that are no less favorable in the aggregate than those provided to the Affected Employees immediately before the Effective Time or those provided by Parent to its similarly situated employees. Notwithstanding the foregoing, nothing contained herein shall obligate Parent, the Surviving Corporation or any of their Affiliates to maintain any particular Benefit Plan or retain the employment of any Affected Employee.

(b) Each Affected Employee shall receive credit for his or her service with the Company and its Subsidiaries (and their respective predecessors) before the Effective Time under the employee benefit plans of Parent and its

Affiliates (other than the Company and its Subsidiaries) providing benefits to any Affected Employees after the Effective Time (the “New Plans”) for purposes of eligibility and vesting thereunder to the same extent as such Affected Employee was entitled, before the Effective Time, to credit for such service under any comparable Benefit Plans (except to the extent such credit would result in a duplication of benefits). In addition, and without limiting the generality of the foregoing: (i) at the Effective Time, each Affected Employee immediately shall be eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a similar or comparable Benefit Plans in which such Affected Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”); (ii) for purposes of each New Plan providing medical, dental, drug and/or vision benefits to any Affected Employee, Parent shall cause all pre-existing condition exclusions of such New Plan to be waived for such Affected Employee and his or her covered dependents to the extent such pre-existing condition exclusions were inapplicable to or had been satisfied by such Affected Employee and his or her covered dependants immediately prior to the Effective Time under the relevant Old Plan; and (iii) each Affected Employee and their eligible dependents shall receive credit for the dollar amount of expenses incurred by such Affected Employee and eligible dependants under the Old Plan for the calendar year in which the Effective Time or the commencement of participation in the New Plan occurs for purposes of satisfying applicable deductibles and annual out-of-pocket limits for such year under the New Plan.

(c) Without limiting the generality of Section 11.06, nothing herein expressed or implied shall confer upon any current or former employee of the Company or any of its Subsidiaries or upon any representative of any such Person, or upon any collective bargaining agent, any rights or remedies, including any third party beneficiary rights or any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

Section 7.04. Indemnification; Directors’ and Officers’ Insurance. (a) The indemnification, advancement and exculpation provisions of the Company’s articles of incorporation, the Company’s bylaws and any indemnification agreements by and among the Company and its directors and officers (a complete and accurate copy of which has been delivered to Parent), as in effect at the Effective Time shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers or employees of the Company.

(b) The Parent shall cause the Surviving Corporation to maintain, and the Surviving Corporation shall maintain, the Company’s and its Subsidiaries’ existing directors’ and officers’ liability insurance policies (“D&O Insurance”) (a complete and accurate copy of which has been delivered to Parent) in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby) covering each Person covered as of the Effective Time by the Company’s and its Subsidiaries’ D&O Insurance policy (each such Person, an “Indemnified Party”) on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof for a period of six years after the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 250% of the current annual premium paid by the Company for such insurance (such 250% amount, the “Maximum Annual Premium”); provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. In addition, the Company may and, at Parent’s request, the Company will, purchase a six-year “tail” / “extended reporting period” prepaid policy prior to the Effective Time on terms and conditions no less advantageous to the Indemnified Parties than the existing D&O Insurance maintained by the Company; provided, that the amount paid by the Company shall not exceed six times the Maximum Annual Premium. If such “tail” / “extended reporting period” prepaid policies have been obtained by the Company prior to the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder.

(c) From and after the Effective Time, the provisions of this Section 7.04 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives. Upon written request by such Indemnified Parties or their legal representatives, the Surviving Corporation shall provide copies and proof of purchase of such D&O Insurance policies, including any “tail” / “extended reporting period” insurance coverage.

ARTICLE 8

COVENANTS OF PARENT, MERGER SUBSIDIARY AND THE COMPANY

Section 8.01. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, the Company, Merger Subsidiary and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate and make effective, in the most expeditious manner possible, the Merger and the other transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement and (iii) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable.

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make an appropriate filing of a notification and report form with the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “DOJ”) pursuant to the HSR Act (the “HSR Filing”) with respect to the transactions contemplated hereby as promptly as practicable and in any event within 20 Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. The HSR filing shall be in substantial compliance with the requirements of Applicable Law. The Company and Parent shall split equally the HSR Filing fees and any and all other filing fees that become due and payable under any other applicable competition, merger control, antitrust or similar law.

(c) The Company and Parent shall cooperate and consult with each other in connection with the making of all such filings, notifications and any other material actions pursuant to this Section 8.01, subject to Applicable Law, by permitting counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed material written communication to any Governmental Authority and by providing counsel for the other party with copies of all filings and submissions made by such party and all correspondence between such party (and its advisors) with any Governmental Authority and any other information supplied by such party and such party’s Affiliates to a Governmental Authority or received from such a Governmental Authority in connection with the transactions contemplated by this Agreement; provided, however, that material may be redacted (x) as necessary to comply with contractual arrangements, and (y) as necessary to address good faith legal privilege or confidentiality concerns. Except as otherwise required by law, neither party shall file any such document or take such action if the other party has reasonably objected (and not withdrawn its objection) to the filing of such document or the taking of such action on the grounds that such filing or action would reasonably be expected to either (i) prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated hereby or (ii) cause a condition set forth in Article IX to not be satisfied in a timely manner. Neither party shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Authority without the consent of the other party (which shall not be unreasonably withheld).

(d) Each of the Company and Parent will promptly inform the other party upon receipt of any material communication from the FTC, the DOJ or any other Governmental Authority regarding any of the transactions contemplated by this Agreement. If the Company or Parent (or any of their respective Affiliates) receives a request for additional information or documentary material from any such Governmental Authority that is related to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Each of the Company and Parent will make all reasonable efforts not to participate, or to permit their Affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in connection with the transactions contemplated by this Agreement unless it so consults with the other party in advance and, to the extent not prohibited by such Governmental Authority, shall give the other party the opportunity to attend and participate. Each party will advise the other party promptly of any understandings, undertakings or agreements (oral or written) which the first party proposes to make or enter into with the FTC, the Antitrust Division or any other Governmental Authority in connection with the transactions contemplated by this Agreement.

(e) Notwithstanding anything to the contrary contained in this Agreement, the Parent and its Subsidiaries are not required to, and the Company and its Subsidiaries may not, without the prior written consent of Parent, (i) become subject to, consent or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to sell, to hold separate (by establishing a trust or otherwise) or otherwise dispose of, divest or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company, Parent, or any of their respective Subsidiaries or (ii) enter into any settlement, undertaking, consent decree, stipulation, or agreement with any Governmental Authority in connection with the transactions contemplated hereby.

(f) The Company and its Board of Directors shall (i) use reasonable best efforts to ensure that no state takeover law or similar law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (ii) if any state takeover law or similar law becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, and without limiting Parent’s rights hereunder, use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such law on this Agreement, the Merger and the other transactions contemplated by this Agreement. Notwithstanding any other provision in this Agreement, unless this Agreement is terminated in accordance with the terms hereof, in no event shall the Minnesota Anti-Takeover Approval be withdrawn, revoked or modified by the Board of Directors of the Company or the Strategic Committee. For purposes of this Agreement, the “Minnesota Anti-Takeover Approval” shall mean the actions taken by the Company’s Board of Directors and the Strategic Committee referred to in Section 4.27 hereof causing Section 302A.673 of Minnesota Law not to prohibit this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 8.02. Public Announcements. Parent and the Company shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed by the parties.

Section 8.03. Further Assurances.

(a) At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

(b) Prior to the Effective Time, the Company and Parent shall take such steps as may be reasonably requested by any party hereto to cause dispositions of any securities of the Company (including stock options and other derivative securities) pursuant to the Merger by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act in accordance with the No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a) the Company Shareholder Approval shall have been obtained in accordance with Minnesota Law;

(b) no Applicable Law shall prohibit the consummation of the Merger;

(c) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated; and

(d) all actions by or in respect of, or filings with, any Governmental Authority, required to permit the consummation of the Merger shall have been taken, made or obtained.

Section 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or (to the extent permitted by Applicable Law) waiver of the following further conditions:

(a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto (A) that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (or, in the case of those representations and warranties that are made as of a particular date or period, at and as of such date or period), and (B) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (or, in the case of those representations and warranties that are made as of a particular date or period, at and as of such date or period), (iii) the representations and warranties of the Company contained in Section 4.15 of this Agreement shall be true and correct in all respects without regard to any matters disclosed in the Company Disclosure Schedule, except as would not result in or reasonably be expected to result in, individually or in the aggregate, liabilities to or required expenditures by the Company and/or any of its Subsidiaries in excess of $15,000,000 (net of (A) related insurance recoveries, (B) reserves on the Company’s consolidated balance sheet for September 30, 2006 and (C) the Tacoma Matter described in the Company Disclosure Schedule) and (iv) Parent shall have received a certificate signed by the Chief Executive Officer of the Company to the foregoing effect;

(b) there shall not have been instituted or pending any action or proceeding by any Governmental Authority (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger, seeking to obtain damages or otherwise directly or indirectly relating to the transactions contemplated by the Merger, (ii) seeking to restrain or prohibit

Parent’s, Merger Subsidiary’s or any of Parent’s other Affiliates’ (A) ability effectively to exercise full rights of ownership of the Company Stock, including the right to vote any shares of Company Stock acquired or owned by Parent, Merger Subsidiary or any of Parent’s other Affiliates following the Effective Time on all matters properly presented to the Company’s shareholders, or (B) ownership or operation (or that of its respective Subsidiaries or Affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or (iii) seeking to compel Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole or (iv) that otherwise will have a Material Adverse Effect on the Company or Parent;

(c) there shall not have occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect dated as of the Closing Date;

(d) Holders of no more than 15% of the issued and outstanding Company Stock shall have notified the Company, the Parent or the Exchange Agent (or any of their agents or representatives) that they intend to exercise appraisal rights with respect to their shares under Minnesota Law. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect dated as of the Closing Date.

Section 9.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) The Parent and Merger Subsidiary shall have performed in all material respects all of their obligations hereunder required to be performed by them at or prior to the Closing Date, the representations and warranties of Parent and Merger Subsidiary contained in this Agreement and in any certificate or other writing delivered by Parent or Merger Subsidiary pursuant hereto shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (or, in the case of those representations and warranties that are made as of a particular date or period, at and as of such date or period) and the Company shall have received a certificate signed by the President of Parent and Merger Subsidiary to the foregoing effect.

ARTICLE 10

TERMINATION

Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before September 30, 2007 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time; or

(ii) there shall be any Applicable Law that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins the Company or Parent from consummating the Merger and such enjoinment shall have become final and nonappealable; or

(iii) at the Company Shareholder Meeting (including any adjournment or postponement thereof), the Company Shareholder Approval shall not have been obtained;

(c) by Parent, if:

(i) (A) a Company Adverse Recommendation Change shall have occurred, (B) the Company shall have entered into, or publicly announced its intention to enter into, a definitive agreement or an agreement in principle with respect to a Superior Proposal; or (C) the Company has materially breached any paragraph of Section 6.04 (including, without limitation, the Company, approving, recommending or entering into any actual or proposed Acquisition Agreement ) or Section 6.02;

(ii) a breach or inaccuracy of any representation or warranty or breach of or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 9.02(a) or 9.02(c) not to be satisfied, and such condition is incapable of being satisfied by the End Date; or

(d) by the Company, if:

(i) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement (including, without limitation, the provisions of Section 6.04(g)), to enter into a written agreement concerning a Superior Proposal; provided that the Company shall have paid any amounts due pursuant to Section 11.04 in accordance with the terms and at the times specified therein; or

(ii) a breach or inaccuracy of any representation or warranty or breach of or failure to perform any covenant or agreement on the part of the Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) under this Agreement to the other party hereto, other than the provisions of Sections 4.25, 5.06, this Section 10.02, 11.04, 11.07, 11.08 and 11.09, which shall survive any termination hereof pursuant to Section 10.01); provided that, if such termination shall result from the (i) willful failure of either party to fulfill a condition to the performance of the obligations of the other party, (ii) willful breach either party of any of its representations, warranties, covenants or agreements set forth in this Agreement or (iii) bad faith, intentional misconduct or fraud by either party, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure, breach, bad faith, intentional misconduct or fraud.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent or Merger Subsidiary, to:

J-M Manufacturing Company, Inc.

9 Peach Tree Hill Road

Livingston, New Jersey 07039

Attention: Johnny Mai, Vice President

Facsimile No.: (973) 992-9590

E-mail: JohnnyMai@jmm.com

with a copy to:

McDermott Will & Emery LLP

340 Madison Avenue

New York, New York 10017

Attention: Joel L. Rubinstein and Ran Dlugi

Facsimile No.: (212) 547-5444

E-mail: jrubinstein@mwe.com, rdlugi@mwe.com

if to the Company, to:

PW Eagle, Inc.

1550 Valley River Drive

Eugene, Oregon 97401

Attention: Scott Long

Facsimile No.: (541) 686-9248

E-mail: Scott_Long@pweagleinc.com

with a copy to:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

Attention: Thomas D. Balliett and Mark F. Parise

Facsimile No.: (212) 715-8000

E-mail: tballiett@kramerlevin.com, mparise@kramerlevin.com

and

Fredrikson & Byron, PA

200 South Sixth Street, Suite 4000

Minneapolis, Minnesota 55402

Attention: David C. Grorud and K. Lisa Holter

Facsimile No.: (612) 492-7077

E-mail: dgrorud@fredlaw.com, lholter@fredlaw.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time; provided that nothing herein shall release any party from liability for bad faith, intentional misconduct or fraud. This Section 11.02 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, including, without limitation, the agreements contained in Section 7.04.

Section 11.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the Company Shareholder Approval without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the shares of Company Stock.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Expenses. (a) Except as provided in this Section 11.04 and Section 8.01(b), all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

(b) In the event that (I) this Agreement is terminated by the Company pursuant to Section 10.01(d)(i) or by Parent pursuant to Section 10.01(c)(i), (II) (A) after the date of this Agreement but prior to obtaining the Company Shareholder Approval, an Alternative Acquisition Proposal (as defined below) shall have been made to the Company or directly to the shareholders of the Company generally or shall have otherwise become publicly known, disclosed or proposed or any Person shall have publicly announced an intention (whether or not conditional) to make an Alternative Acquisition Proposal, (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 10.01(b)(i) or 10.01(b)(iii) and (C) within twelve (12) months after such termination, the Company enters into a definitive Contract (which is thereafter consummated) to consummate, or consummates the transactions contemplated by any Alternative Acquisition Proposal, (III) (A) this Agreement is terminated by Parent pursuant to Section 10.01(c)(ii) and (B) within twelve (12) months after such termination, the Company enters into a definitive Contract (which is thereafter consummated) to consummate, or consummates the transactions contemplated by any Alternative Acquisition Proposal or (IV) (A) this Agreement is terminated by either Parent or the Company pursuant to Section 10.01(b)(iii) and (B) within six (6) months after such termination, the Company enters into a definitive Contract (which is thereafter consummated) to consummate, or consummates the transactions contemplated by any Alternative Acquisition Proposal, then, in the case of the occurrence of any one or more of the events described in Section 11.04(b)(I), (II), (III) and (IV), the Company shall pay Parent an amount equal to (1) 3% of the aggregate Merger Consideration (the “Termination Fee”) and (2) the Parent Expenses (as defined below) (less any Parent Expenses that may have been previously paid) by wire transfer of immediately available funds no later than the first business day following (x) in the case of a payment required by clause (I) above, the date of termination of this Agreement and (y) in the case of a termination required by clause (II) or (III) or (IV) above, the date of the consummation of such Alternative Acquisition Proposal; provided, however, that in no event shall the Company be required to pay Parent Expenses, pursuant to this Section 11.04(b), in excess of $2,500,000, and provided, further, that if Section 6.04 hereof requires payment prior to termination pursuant to its terms, then Section 6.04 shall control with respect to when the payment hereunder is due to Parent. For the avoidance of doubt, in no event shall more than one Termination Fee be payable under this Agreement. For purposes hereof, the term “Alternative Acquisition Proposal” means any inquiry, proposal or offer from any Person relating to, or that could reasonably be expected to lead to (whether in a single transaction or series of related transactions): (i) any direct or indirect acquisition or purchase by such Person or “group” (within the meaning of Section13(d) of the Exchange Act) of (A) assets (including equity securities of any Subsidiary of the Company) or businesses that constitute 20% or more of the revenues, net income, or assets of the Company and its Subsidiaries (taken as a whole) or (B) 20% or more of any class of equity securities of the Company or any of its Subsidiaries, (ii) any tender offer or exchange offer that if consummated would result in any Person or “group” (within the meaning of Section13(d) of the Exchange Act) beneficially owning 20% or more of any class of equity securities of the Company or any of its Subsidiaries, or (iii) or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or any of its Subsidiaries pursuant to which any Person or “group” (within the meaning of Section13(d) of the Exchange Act) or the shareholders of such Person would own 20% or more of any class of equity securities of the Company or any of its Subsidiaries or of any resulting parent company of the Company in each case, other than the transactions contemplated by this Agreement.

(c) In the event that this Agreement is terminated by either Parent or the Company pursuant to Section 10.01(b)(iii) or by Parent pursuant to Section 10.01(c)(ii), then the Company shall pay to Parent an amount equal to the sum of Parent Expenses (not to exceed $2,500,000 in the aggregate) for which Parent has not theretofore been reimbursed by the Company in cash by wire transfer in immediately available funds and, other than as provided in Section 11.04(b), the Company shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Parent (provided that nothing herein shall release any party from liability for bad faith, intentional misconduct or fraud), such payment to be made following such termination within two business days following delivery to the Company of notice of demand for such payment. For purposes of this Agreement, the term “Parent Expenses” means, with respect to a party hereto, all reasonable documented out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of debt financing sources (including those who are parties to any financing commitments), counsel, accountants, investment bankers, experts and consultants to a party hereto) incurred by a party or on its behalf in connection with or related to the sale process, including the authorization, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including Parent’s financing.

(d) The Company and Parent acknowledge and agree that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company and Parent would not have entered into this Agreement; accordingly, if the Company fails to pay when due the amount payable pursuant to this Section 11.04, and, in order to obtain such payment, Parent commences a suit, the Company shall pay to Parent the costs and expenses of Parent (including attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amount of the Termination Fee or the Parent Expenses (as the case may be), from the date such payment was required to be made until the date of receipt by Parent of immediately available funds in such amount at the prime rate as reported from time to time by the Wall Street Journal, in effect on the date such payment was required to be made.

Section 11.05. Disclosure Schedule References. The parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement.

Section 11.06. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.04, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.04, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary.

Section 11.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.08. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Court of Chancery of the State of Delaware or any federal court within the District of Delaware, and each of the parties (i) hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and (ii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any other court. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11.09.

Section 11.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11. Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement and the Confidentiality Agreement were not performed in accordance with the respective terms and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or the Confidentiality Agreement or to enforce specifically the performance of the terms and provisions of such agreements in any federal court located in the State of Minnesota or any Minnesota state court, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.14. Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PW EAGLE, INC.

By:	/s/ JERRY DUKES
Name:	Jerry Dukes
Title:	President & Chief Executive Officer

J-M MANUFACTURING COMPANY, INC.

By:	/s/ WALTER WANG
Name:	Walter Wang
Title:	President & Chief Executive Officer

PIPE DREAM ACQUISITION, INC.

By:	/s/ WALTER WANG
Name:	Walter Wang
Title:	President

APPENDIX B

OPINION OF ROTHSCHILD INC.

January 14, 2007

Strategic Committee of the Board of Directors

PW Eagle, Inc.

1550 Valley River Drive

Eugene, Oregon 97401

Members of the Strategic Committee of the Board of Directors (the “Strategic Committee”):

You have requested our opinion as to the fairness to the holders of outstanding common stock, par value $.01 per share (the “Common Stock”) of PW Eagle, Inc., a Minnesota corporation (“PW Eagle” or the “Company”), from a financial point of view, of the amount of the Merger Consideration (as defined below) to be paid to acquire the entire amount of such Common Stock of the Company (the “Transaction”) pursuant to the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), among J-M Manufacturing Company, Inc., a Delaware corporation, Pipe Dream Acquisition, Inc., a Minnesota corporation (“Merger Subsidiary”) and the Company. The Transaction is being effected pursuant to the terms and subject to the conditions set forth in the Merger Agreement. The Merger Consideration to be paid for each share of Common Stock will be $33.50. Except as defined herein, all capitalized terms used herein that have not been defined have the respective meanings ascribed to such terms in the Merger Agreement.

In arriving at our opinion, we have, among other things, (i) reviewed the Merger Agreement; (ii) reviewed certain audited and unaudited financial statements relating to PW Eagle and certain other financial and operating data, including financial forecasts, concerning PW Eagle’s business provided to or discussed with us by management; (iii) held discussions with PW Eagle’s management regarding the past and current operations and financial condition and prospects of PW Eagle, including in person discussions at PW Eagle’s headquarters and manufacturing plant in Eugene, Oregon; (iv) discussed the proposed Transaction with the Company’s management and the Company’s financial advisor and other representatives; (v) compared the financial performance of PW Eagle with those of certain publicly traded companies that we deemed to be relevant; (vi) reviewed, to the extent publicly available, the financial terms of certain transactions that we deemed to be relevant; and (vii) considered such other factors and information as we deemed appropriate.

In the course of our analysis and in rendering our opinion, we have relied upon the accuracy and completeness of the foregoing information and have not assumed any obligation to independently verify any information utilized or considered by us in formulating our opinion, and we have relied on such information being accurate and complete in all material respects. We have assumed that the Company has provided to us all information that is necessary to our analysis and opinion, that the Company has not failed to disclose to us any information that would render misleading the information actually disclosed to us and that the Company has not failed to make any governmental or public disclosure the failure of which would affect our analysis or opinion. We have not made any review of or sought or obtained advice of legal counsel regarding legal matters relating to PW Eagle, and we understand that you have relied and will rely only on the advice of your legal counsel as to such matters. We have assumed that the financial information for PW Eagle with respect to the month ended November 30, 2006, and in selected cases, the year ended December 31, 2006 that has been provided to us is accurate and complete in all material respects. With respect to the financial forecasts for PW Eagle provided to or otherwise discussed with us, we have been advised, and have assumed, that such forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of management as to the future financial performance of PW Eagle and the other matters covered thereby. We express no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. We have assumed that there has not occurred any material change in the assets, financial condition, results of operations, business or prospects of PW Eagle since the respective dates on which the most recent financial statements or other financial and business

B-1

information relating to PW Eagle were made available to us. We have assumed that, in all respects material to our analysis, the representations and warranties contained in the Merger Agreement are true and correct, each of the parties to the Merger Agreement will perform all of the covenants and agreements to be performed by it under the Merger Agreement and that the Transaction will be consummated in accordance with the terms and conditions described in the Merger Agreement without any waiver or modification thereof. We have assumed that the material governmental regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained without any adverse effect on any party to the Merger Agreement or the expected benefits of the Transaction in any way meaningful to our analysis. We have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of PW Eagle.

Our opinion is based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligations to update, revise or reaffirm this opinion.

In connection with this opinion, we were not authorized by the Company or the Strategic Committee to conduct, nor have we conducted, any independent solicitation of third party indications of interest for the acquisition of the Company or any alternative transaction. We are serving as financial advisor to you for purposes of rendering this opinion to the Strategic Committee in connection with the Transaction and are entitled to a fee which is contingent upon delivery of this opinion. In the ordinary course of business, we and our affiliates may trade the securities of PW Eagle for our own and/or their own accounts or for the accounts of customers and may at any time hold a long or short position in such securities.

This opinion is for the information of the Strategic Committee in connection with its evaluation of the Transaction, and does not constitute a recommendation to the Strategic Committee or to the Board of Directors to approve the proposed Transaction. This opinion is limited to the fairness, from a financial point of view, to the Company of the Merger Consideration to be paid pursuant to the Transaction, and we express no opinion as to the merits of the underlying decision by PW Eagle to engage in the Transaction or as to any aspect of the Transaction other than the amount of the Merger Consideration. We are also not expressing any opinion as to the prices at which shares of PW Eagle Common Stock will trade at any time.

This opinion may not be disclosed publicly in any manner without our prior written approval and must be treated as confidential.

Based upon the foregoing and other factors we deem relevant and in reliance thereon, it is our opinion that, as of the date hereof, the Merger Consideration to be paid pursuant to the Transaction is fair, to the holders of the Common Stock of the Company (viewed solely in their capacities as holders of Common Stock), from a financial point of view.

Very truly yours,

/s/ ROTHSCHILD INC.

ROTHSCHILD INC.

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APPENDIX C

SECTIONS 302A.471 AND 302A.473 OF THE MINNESOTA BUSINESS CORPORATION ACT

302A.471 Rights of dissenting shareholders.

Subd. 1. Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a) unless otherwise provided in the articles, an amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

(1) alters or abolishes a preferential right of the shares;

(2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

(3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

(4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section; or

(5) eliminates the right to obtain payment under this subdivision;

(b) a sale, lease, transfer, or other disposition of property and assets of the corporation that requires shareholder approval under section 302A.661, subdivision 2, but not including a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

(c) a plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a constituent organization, except as provided in subdivision 3, and except for a plan of merger adopted under section 302A.626;

(d) a plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring organization, except as provided in subdivision 3;

(e) a plan of conversion adopted by the corporation; or

(f) any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

Subd. 2. Beneficial owners. (a) A shareholder shall not assert dissenters’ rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

(b) A beneficial owner of shares who is not the shareholder may assert dissenters’ rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

Subd. 3. Rights not to apply. (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of (1) the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger or (2) the corporation whose shares will be acquired by the acquiring organization in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.

(b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters’ rights.

(c) Notwithstanding subdivision 1, the right to obtain payment under this section, other than in connection with a plan of merger adopted under section 302A.621, is limited in accordance with the following provisions:

(1) The right to obtain payment under this section is not available for the holders of shares of any class or series of shares that is listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market security on the Nasdaq Stock Market.

(2) The applicability of clause (1) is determined as of:

(i) the record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action described in subdivision 1; or

(ii) the day before the effective date of corporate action described in subdivision 1 if there is no meeting of shareholders.

(3) Clause (1) is not applicable, and the right to obtain payment under this section is available pursuant to subdivision 1, for the holders of any class or series of shares who are required by the terms of the corporate action described in subdivision 1 to accept for such shares anything other than shares, or cash in lieu of fractional shares, of any class or any series of shares of a domestic or foreign corporation, or any other ownership interest of any other organization, that satisfies the standards set forth in clause (1) at the time the corporate action becomes effective.

Subd. 4. Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares or would have the right to obtain payment for shares absent the exception set forth in paragraph (c) of subdivision 3 do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473 Procedures for asserting dissenters’ rights.

Subd 1. Definitions. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

(b) “Corporation” means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

(c) “Fair value of the shares” means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

(d) “Interest” means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09 for interest on verdicts and judgments.

Subd. 2. Notice of action. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

Subd. 3. Notice of dissent. If the proposed action must be approved by the shareholders and the corporation holds a shareholder meeting, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters’ rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

Subd. 4. Notice of procedure; deposit of shares. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to (i) all shareholders who have complied with subdivision 3, (ii) all shareholders who did not sign or consent to a written action that gave effect to the action creating the right to obtain payment under section 302A.471, and (iii) all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

(1) the address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

(2) any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

(3) a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

(4) a copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

(b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

Subd. 5. Payment; return of shares. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

(1) the corporation’s closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

(2) an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

(3) a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

(b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

(c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

Subd. 6. Supplemental payment; demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter’s own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

Subd. 7. Petition; determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the Rules of Civil Procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the Rules of Civil Procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

Subd. 8. Costs; fees; expenses. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

(b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

(c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

APPENDIX D

VOTING AGREEMENT

by and among

J-M MANUFACTURING COMPANY, INC.

and

PIRATE CAPITAL LLC

dated as of January 15, 2007

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is entered into as of January 15, 2007, among J-M Manufacturing Company, Inc., a Delaware corporation (“Parent”), and Pirate Capital LLC, a Delaware limited liability company (the “Shareholder”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”), among PW Eagle, Inc., a Minnesota corporation (“Target”), Parent, and Pipe Dream Acquisition, Inc., a Minnesota corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

WITNESSETH:

WHEREAS, as of the date of this Agreement, the Shareholder “beneficially owns” (as defined herein) 3,059,648 shares of common stock, par value $.0.01 per share, of Target (“Common Stock”);

WHEREAS, simultaneously herewith, Target, Parent, and Merger Sub are entering into the Merger Agreement, pursuant to which, subject to the terms and conditions contained therein, Merger Sub will be merged with and into the Target (the “Merger”), with the Target being the Surviving Company following the Merger; and

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, and as an inducement and in consideration therefor, the Shareholder is executing this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “beneficially own” with respect to any securities shall have the meaning ascribed to such term in Rule 13d-3 promulgated under the Exchange Act) (including, but not limited to, the entitlement to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) such securities). Without duplicative counting of the same securities by the same holder, securities beneficially owned by a Person shall include securities beneficially owned by all Affiliates of such Person and all other Persons with whom such Person would constitute a “Group” within the meaning of Section 13(d)(3) of the Exchange Act and the rules promulgated thereunder. For purposes of this Agreement, the terms “beneficially owns” and “beneficially owned” shall have correlative meanings.

(b) “Chosen Courts” shall have the meaning ascribed to such term in Section 7.10(b) of this Agreement.

(c) “Common Stock” shall have the meaning ascribed to such term in the recitals to this Agreement.

(d) “Merger” shall have the meaning ascribed to such term in the recitals to this Agreement.

(e) “Merger Sub” shall have the meaning ascribed to such term in the caption to this Agreement.

(f) “Merger Agreement” shall have the meaning ascribed to such term in the caption to this Agreement.

(g) “Parent” shall have the meaning ascribed to such term in the caption to this Agreement.

(h) “Record Owner” shall have the meaning ascribed to such term in Section 4.2(a) of this Agreement.

(i) “Representative” means, with respect to any particular Person, any director, officer, employee, investment banker, attorney or other advisor or representative of such Person.

(j) “Shareholder” shall have the meaning ascribed to such term in the caption to this Agreement.

(k) “Subject Shares” means, with respect to any particular Person, the shares of Common Stock beneficially owned by such Person as of the date of this Agreement, together with any other shares of Common Stock the voting power over which is directly or indirectly acquired by such Person at any one or more times prior to the termination of this Agreement pursuant to the terms hereof.

(l) “Target” shall have the meaning ascribed to such term in the recitals to this Agreement.

(m) “Transfer” shall have the meaning ascribed to such term in Section 3.1(a) of this Agreement.

ARTICLE II

VOTING AGREEMENT AND IRREVOCABLE PROXY

Section 2.1 Agreement to Vote the Subject Shares.

(a) From and after the date hereof, at any meeting of the Target’s Shareholders (or any adjournment or postponement thereof), however called, or in connection with any action by written consent or other action of the Target’s Shareholders, the Shareholder shall vote (or cause to be voted) all of the Shareholder’s Subject Shares to the extent that the Subject Shares are not so voted by Parent (or its designee) pursuant to Section 2.2:

(i) in favor of the adoption and approval of the terms of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement (and any actions required in furtherance thereof);

(ii) against any action, proposal, transaction or agreement that would directly or indirectly result in a breach of any covenant, representation, warranty or other obligation or agreement of Target set forth in the Merger Agreement or of the Shareholder set forth in this Agreement; and

(iii) except with the prior written consent of Parent, against the following actions or proposals (other than the transactions contemplated by the Merger Agreement): (A) any Acquisition Proposal; (B) any change in the persons who constitute the board of directors of Target; (C) any material change in the present capitalization of Target or any amendment of Target’s certificate of incorporation or bylaws; (D) any other material change in Target’s corporate structure or business; or (E) any other action or proposal involving Target or any of its Subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement.

(b) Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. The Shareholder agrees not to enter into any agreement or commitment with any Person the effect of which would violate or be inconsistent with the provisions and agreements set forth in this Article II.

(c) Notwithstanding the foregoing, at no time and in no event shall the shares of Common Stock subject to this Article II exceed nineteen and nine-tenths percent (19.9%) of the outstanding capital stock of the Company (the “Maximum Restricted Amount”), and if the Subject Shares exceed the Maximum Restricted Amount, then only such number of shares as equals the Maximum Restricted Amount shall be subject to this Article II.

Section 2.2 Grant of Proxy. The Shareholder hereby appoints Parent and any designee of Parent, and each of them individually, as the Shareholder’s proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent with respect the Subject Shares of the Shareholder in accordance with Section 2.1. The foregoing proxy of the Shareholder is given by the Shareholder to secure the performance of the duties of the Shareholder under this Agreement. The Shareholder shall promptly cause a copy of this Agreement to be deposited with Target at its principal place of business. The Shareholder shall take such further action or execute such other instruments as may be necessary under applicable law to effectuate the intent of the Shareholder’s proxy given pursuant to this Agreement.

Section 2.3 Irrevocability of Proxy. The proxy and power of attorney granted by the Shareholder pursuant to this Article II shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted with respect to the Subject Shares of the Shareholder. The power of attorney granted by the Shareholder pursuant to this Agreement is a durable power of attorney and shall survive the dissolution, bankruptcy or incapacity of the Shareholder. The proxy and power of attorney granted by the Shareholder pursuant to this Agreement shall terminate upon the termination of this Agreement.

ARTICLE III

STANDSTILL; OTHER ACQUISITION PROPOSALS

Section 3.1 Standstill. The Shareholder hereby agrees that, from and after the date hereof, the Shareholder and its Affiliates shall not, directly or indirectly, (i) except with the prior written consent of Parent or (ii) unless expressly contemplated by the terms of this Agreement or the Merger Agreement:

(a) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (collectively, a “Transfer”), or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any or all of the Subject Shares of the Shareholder or any of its Affiliates;

(b) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any securities or direct or indirect rights to acquire Common Stock or any other securities of Target, or any assets of Target or any Subsidiary or division thereof, except pursuant to the 10b5-1 Plan, dated August 22, 2006, prior to February 22, 2007;

(c) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission (the “SEC”)) to vote (including by consent), or seek to advise or influence any Person with respect to the voting of, any voting securities of Target (including, without limitation, by making publicly known the position of the Shareholder or any of its Affiliates on any matter presented to shareholders of Target), other than to recommend that shareholders of Target vote in favor of the Merger and the Merger Agreement;

(d) submit to Target any shareholder proposal under Rule 14a-8 under the Exchange Act;

(e) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving Target or its securities or assets;

(f) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) under the Exchange Act) in connection with any of the foregoing;

(g) seek in any way, directly or indirectly, to have any provision of this Section 3.1 amended, modified or waived; or

(h) otherwise take, directly or indirectly, any actions with the purpose or effect of avoiding or circumventing any provision of this Section 3.1 or which could reasonably be expected to have the effect of preventing, impeding, interfering with or adversely affecting the consummation of the transactions contemplated by the Merger Agreement or its ability to perform its obligations under this Agreement;

provided; however, that at no time and in no event shall the shares of Common Stock subject to Section 3.1(a) above exceed the Maximum Restricted Amount, and if the Subject Shares exceed the Maximum Restricted Amount, then only such number of shares as equals the Maximum Restricted Amount shall be subject to Section 3.1(a).

Section 3.2 Dividends, Distributions, Etc. In the event of a stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction.

Section 3.3 Acquisition Proposals.

(a) The Shareholder shall not, and shall use its reasonable best efforts to cause its and its Affiliates’ Representatives not to, (i) solicit, initiate or knowingly encourage the submission of any Acquisition Proposal or (ii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, or any other agreement, arrangement or understanding, relating in any respect to any Acquisition Proposal, or (iii) participate in any substantive discussions or negotiations regarding, or furnish to any Person or provide any Person with access to, any material non-public information with respect to, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal. The Shareholder shall promptly take the steps necessary to inform its Representatives (and those of its Affiliates) of the obligations undertaken by the Shareholder in this Section 3.3 and the Shareholder agrees that it shall be responsible for any breach of this Section 3.3 by such Representatives as if such Representatives were parties to this Section 3.3.

(b) In addition to the obligations of the Shareholder set forth in Section 3.3(a), the Shareholder shall promptly advise Parent of any request made of the Shareholder or any of its Affiliates for information or the submission or receipt of any Acquisition Proposal, or any inquiry with respect to or that could lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making any such request, Acquisition Proposal or inquiry and the response or responses of the Shareholder and any of its Affiliates thereto. The Shareholder shall keep Parent fully informed on a prompt and current basis as to the status and details (including amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry. The Shareholder shall promptly provide to Parent copies of all written correspondence or other written material, including material in electronic written form, between the Shareholder or any of its Affiliates, on the one hand, and any Person making any such request, Acquisition Proposal or inquiry, on the other hand. Upon the execution by the Shareholder of this Agreement, the Shareholder and each of its Affiliates will immediately cease, and the Shareholder will cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore by the Shareholder or any of its Affiliates with respect to any of the foregoing, and the Shareholder will promptly request that all Persons provided confidential information concerning Target and its Subsidiaries pursuant to a confidentiality agreement with the Shareholder or any of its Affiliates return to Target all such confidential information, without keeping copies thereof (if permissible under such agreement), in accordance with such confidentiality agreement.

(c) Notwithstanding the foregoing, each individual who is both (i) a Representative of the Shareholder or any Affiliate thereof and (ii) a Representative of Target shall be entitled to take any action with respect to any Acquisition Proposal solely in its capacity as a Representative of Target that it would otherwise be permitted to take in the absence of this Section 3.3.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

The Shareholder hereby represents and warrants to Parent as follows:

Section 4.1 Due Organization, etc. the Shareholder is duly organized and validly existing under the laws of the jurisdiction of its formation. The Shareholder has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Shareholder have been duly authorized by all necessary action on the part of the Shareholder. This Agreement constitutes a valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles.

Section 4.2 Ownership of Subject Shares.

(a) As of the date of this Agreement, (i) the Shareholder is the beneficial owner of 3,059,648 shares of Common Stock and (ii) Cede & Co. (the “Record Owner”) is the record owner of such shares (the “Cede Shares”), except with respect to 100 of such shares held by Jolly Roger Fund LP.

(b) As of the date hereof, (i) the Cede Shares are represented by a global certificate issued in the name of Cede & Co, (ii) the Record Owner, together with the Shareholder, have the shared power to cause such shares to be voted, and (iii) the Record Owner has good and valid title to such shares, free and clear of any and all pledges, mortgages, liens, charges, proxies, voting agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those created by this Agreement.

Section 4.3 Irrevocable Proxy.

(a) The Shareholder represents and warrants to the Parent and Merger Sub that any proxies heretofore given by it in respect to the shares of Common Stock are not irrevocable, and that any such proxies have been or hereby are revoked, and agrees to communicate in writing notice of revocation of such proxies to the relevant proxy holders.

(b) The Shareholder confirms that the irrevocable proxy set forth in Article II is given in connection with, and in consideration of, the execution of the Merger Agreement by Parent and Merger Sub, and that such irrevocable proxy is given to secure the performance of the Shareholder under this Agreement. The Shareholder understands that this irrevocable proxy may not be revoked. This irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 302A.449 of the Minnesota Business Corporation Act.

Section 4.4 No Conflicts. (i) No filing with any Governmental Authority and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by the Shareholder or the consummation by the Shareholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by the Shareholder, the consummation by the Shareholder of the transactions contemplated hereby or compliance by the Shareholder with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of the Shareholder, (B) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which the Shareholder is a party or by which the Shareholder or any of its assets may be bound or by which any of the Subject Shares of the Shareholder or any of its Affiliates may be bound, (C) result in the creation of, or impose any obligation on the Shareholder or any of its Affiliates to create, any Lien upon the Subject Shares of the Shareholder or any of its Affiliates, or (D) violate any applicable law, except for any of the foregoing as does not and could not reasonably be expected to impair the Shareholder’s ability to perform its obligations under this Agreement.

Section 4.5 Total Shares. The 3,059,648 shares of Common Stock of the Shareholder are the only shares of any class or series of capital stock of Target or any Subsidiary thereof of which the Shareholder is the record or beneficial owner or which the Shareholder has the right, power or authority (sole or shared) to sell or vote, and the Shareholder does not have any right to acquire, nor is it the beneficial owner of, any other shares of any class or series of capital stock of Target or any Subsidiary thereof or any securities convertible into, or exchangeable or exercisable for, any shares of any class or series of capital stock of Target or any Subsidiary thereof.

Section 4.6 Reliance by Parent. The Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by the Shareholder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Shareholder as follows:

Section 5.1 Due Organization, etc. Parent is a corporation duly organized and validly existing under the laws of the State of Minnesota. Parent has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent have been duly authorized by all necessary corporate action on the part of Parent.

Section 5.2 Conflicts. (i) No filing with any Governmental Authority, and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby and (ii) neither the execution and delivery of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby shall (A) conflict with or result in any breach of the organizational documents of Parent, (B) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which Parent is a party or by which Parent or any of its assets may be bound, or (C) violate any applicable law, except for any of the foregoing as does not and could not reasonably be expected to impair Parent’s ability to perform its obligations under this Agreement.

ARTICLE VI

TERMINATION

Section 6.1 Termination.

(a) Subject to Section 6.1(b), this Agreement shall terminate and none of Parent or the Shareholder shall have any rights or obligations hereunder upon the earliest to occur of: (i) the termination of this Agreement by mutual written consent of Parent and the Shareholder, (ii) the Effective Time, and (iii) the termination of the Merger Agreement in accordance with its terms.

(b) Notwithstanding the foregoing, (i) the termination of this Agreement shall not prevent any party hereunder from seeking any remedies (whether at law or in equity) against any other party hereto for such party’s breach of any of the terms of this Agreement, and (ii) Article VII (other than Section 7.2) of this Agreement shall survive the termination of this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Dissenting Shareholder Rights. To the extent permitted by applicable law, the Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger that it may have under applicable law.

Section 7.2 Publication. The Shareholder hereby permits Target to publish and disclose in the Proxy Statement (including all documents and schedules filed with the SEC) its identity and ownership of shares of Common Stock and the nature of its commitments, arrangements and understandings pursuant to this Agreement; provided, however, that such publication and disclosure shall be subject to the prior review and comment by the Shareholder.

Section 7.3 Information. The Shareholder will provide any information reasonably requested by the Target or Parent for any regulatory application or filing made or approval sought for the transactions contemplated by the Merger Agreement (including, without limitation, filings with the SEC).

Section 7.4 Further Actions. Each of the parties hereto agrees that it will use its reasonable best efforts to do all things necessary to effectuate the intent and provisions of this Agreement.

Section 7.5 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing (including facsimile transmission and electronic email (so long as a receipt of such email is requested and received)) and shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt. Such notices, demands and communications shall, unless another address or facsimile number is specified in writing pursuant to the provisions hereof, be sent to the address or facsimile number indicated below:

If to Parent to:

J-M Manufacturing Company, Inc.

9 Peach Tree Hill Road

Livingston, NJ 07039

Attention: Johnny Mai, Vice President

Facsimile No.: (973) 992-9590

Email: JohnnyMai@jmm.com

with a copy (which shall not constitute notice) to

McDermott Will & Emery LLP

340 Madison Avenue

New York, New York 10017

Attention: Joel Rubinstein, Esq.

Facsimile: (212) 547-5444

Email: jrubinstein@mwe.com

If to the Shareholder to:

Pirate Capital LLC

200 Connecticut Avenue

4th Floor

Norwalk, CT 06854

Attention: Christopher Kelly, General Counsel

Fax: (203) 854-5841

Email: ckelly@piratecapitalllc.com

with a copy (which shall not constitute notice) to

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

Attention: Thomas D. Balliett and Mark F. Parise

Facsimile No.: (212) 715-8000

E-mail: tballiett@kramerlevin.com, mparise@kramerlevin.com

Section 7.6 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other party, except that Parent may assign all or any of its rights and obligations hereunder to any Affiliate or financing source of Parent or Merger Sub; provided, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

Section 7.7 Third Party Beneficiaries. Notwithstanding anything contained in this Agreement to the contrary, except for Section 7.2 (solely in the case of Target as the intended beneficiary thereof), nothing in this Agreement, expressed or implied, is intended to or shall confer on any Person, other than the parties hereto or their respective permitted successors and assigns, any rights, benefits, remedies, obligations or liabilities whatsoever under or by reason of this Agreement.

Section 7.8 Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by Parent and the Shareholder.

Section 7.9 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect thereto.

Section 7.10 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

(b) Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of Delaware and of the United States District Court for the District of Delaware and any court of appeal therefrom (the “Chosen Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Chosen Courts and agrees not to plead or claim in any Chosen Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees that service of process may be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to the foregoing sentence shall have the same legal force and effect as if served upon such party personally within the State of Delaware.

(c) Each of the parties hereto irrevocably waive any and all rights to trial by jury in any proceedings arising out of or related to this Agreement or the transactions contemplated hereby.

Section 7.11 Fee and Expenses. Except as otherwise provided herein, whether or not the Merger is consummated, all costs and expenses incurred by a party hereto in connection with this Agreement and the transactions contemplated hereby shall be paid and borne by such party.

Section 7.12 Headings. Headings of the articles and sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

Section 7.13 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting natural Persons shall include corporations and partnerships and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be understood to be followed by the words “without limitation.”

Section 7.14 Waivers. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, nor any failure or delay on the part of any party hereto in the exercise of any right hereunder, shall be deemed to constitute a waiver by the party taking such action of compliance of any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

Section 7.15 Severability. Any term or provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 7.16 Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Chosen Courts, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 7.17 Counterparts. This Agreement may be executed by the parties hereto in two or more separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original. All such counterparts shall together constitute one and the same instrument.

*    *    *

IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be duly executed as of the day and year first above written.

J-M MANUFACTURING COMPANY, INC.:

By:	/s/ WALTER WANG
Name:	Walter Wang
Title:	President

PIRATE CAPITAL LLC:

By:	/s/ THOMAS R. HUDSON JR.
Name:	Thomas R. Hudson Jr.
Title:	Manager

PW EAGLE, INC.

SPECIAL MEETING OF SHAREHOLDERS

2007

PW Eagle, Inc. 1550 Valley River Drive Eugene, Oregon 97401	proxy

This proxy is solicited on behalf of the Board of Directors.

The undersigned shareholder(s) of PW Eagle, Inc., a Minnesota corporation, hereby acknowledge(s) receipt of the Notice of Special Meeting of Shareholders and Proxy Statement, each dated             , 2007, and hereby appoint(s) Jerry A. Dukes and Scott Long, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Shareholders of PW Eagle, Inc. to be held         , 2007, at             , local time, at             ,             ,              and at any adjournments or postponements thereof, upon the proposals set forth on this form of proxy and described in the Proxy Statement.

This proxy will be voted as directed or, if no direction is indicated, will be voted for each of the proposals listed on the reverse side.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK EASY IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on , 2007.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/pwei/ — QUICK EASY IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on , 2007.
•

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to PW Eagle, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

ò  Please detach here  ò

A    Proposals — The Board of Directors recommends a vote FOR all proposals listed below.

1. To approve and adopt the Agreement and Plan of Merger, dated as of January 15, 2007, among Pipe Dream Acquisition, Inc., J-M Manufacturing Company, Inc. and PW Eagle, Inc.	☐ For	☐ Against	☐ Abstain

2. Any proposal to adjourn the special meeting.	☐ For	☐ Against	☐ Abstain

Either of such proxies or substitutes shall have and may exercise all of the powers of said proxies hereunder.

B Non-Voting Items Address Change? Mark Box ☐ Indicate changes below:	C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

       Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.